   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1996
                                                      REGISTRATION NO. 333-3094
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                            SS&C TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

        DELAWARE                     7372                    06-1169696

     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                                --------------

                                CORPORATE PLACE
                             705 BLOOMFIELD AVENUE
                         BLOOMFIELD, CONNECTICUT 06002
                                (860) 242-7887
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                               WILLIAM C. STONE
         PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                            SS&C TECHNOLOGIES, INC.
                                CORPORATE PLACE
                             705 BLOOMFIELD AVENUE
                         BLOOMFIELD, CONNECTICUT 06002
                                (860) 242-7887
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:

         JOHN A. BURGESS, ESQ.                 THOMAS H. KENNEDY, ESQ.
             HALE AND DORR                     IRA A. GREENSTEIN, ESQ.
            60 STATE STREET             SKADDEN, ARPS, SLATE, MEAGHER & FLOM
      BOSTON, MASSACHUSETTS 02109                 919 THIRD AVENUE
            (617) 526-6000                    NEW YORK, NEW YORK 10022
                                                   (212) 735-3000

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                            SS&C TECHNOLOGIES, INC.

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
             OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1

       REGISTRATION STATEMENT ITEM AND
                   CAPTION                         LOCATION IN PROSPECTUS
       -------------------------------             ----------------------
  1. Forepart of the Registration
      Statement and Outside Front Cover
      Page of Prospectus................   Outside Front Cover Page
  2. Inside Front and Outside Back Cover
      Pages of Prospectus...............   Inside Front Cover Page; Outside Back
                                            Cover Page
  3. Summary Information, Risk Factors
      and Ratio of Earnings to Fixed
      Charges...........................   Prospectus Summary; Risk Factors
  4. Use of Proceeds....................   Prospectus Summary; Use of Proceeds
  5. Determination of Offering Price....   Underwriting
  6. Dilution...........................   Dilution
  7. Selling Security Holders...........   Principal and Selling Stockholders
  8. Plan of Distribution...............   Outside Front Cover Page; Underwriting
  9. Description of Securities to be
      Registered........................   Description of Capital Stock
 10. Interests of Named Experts and
      Counsel...........................   Not Applicable
 11. Information With Respect to the
      Registrant:
     (a) Description of Business........   Business; Management's Discussion and
                                            Analysis of Financial Condition and
                                            Results of Operations
     (b) Description of Property........   Business--Facilities
     (c) Legal Proceedings..............   Business--Legal Proceedings
     (d)Market Price of and Dividends on
          the Registrant's Common Equity
          and Related Stockholder
          Matters.......................   Front Cover Page; Dividend Policy;
                                            Management--Executive Compensation;
                                            Description of Capital Stock; Shares
                                            Eligible for Future Sale
     (e) Financial Statements...........   SS&C Technologies, Inc. Consolidated
                                            Financial Statements; SS&C
                                            Technologies, Inc. Pro Forma
                                            Condensed Consolidated Statement of
                                            Operations; Chalke Incorporated
                                            Financial Statements; Capitalization
     (f) Selected Financial Data........   Selected Consolidated Financial
                                            Information
     (g) Supplementary Financial
         Information....................   Not Applicable
     (h)Management's Discussion and
          Analysis of Financial
          Condition and Results of
          Operations....................   Management's Discussion and Analysis
                                            of Financial Condition and Results
                                            of Operations
     (i)Changes in and Disagreements
          with Accountants on Accounting
          and Financial Disclosure......   Change in Independent Accountants
     (j)Directors, Executive Officers,
          Promoters and Control
          Persons.......................   Management--Directors and Executive
                                            Officers; Certain Transactions
     (k) Executive Compensation.........   Management--Executive Compensation
     (l)Security Ownership of Certain
          Beneficial Owners and
          Management....................   Principal and Selling Stockholders
     (m)Certain Relationships and
          Related Transactions..........   Certain Transactions
 12. Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities...................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                                           SUBJECT TO COMPLETION

                                                               MAY 29, 1996

                                3,750,000 Shares


                                     [LOGO]


                                  Common Stock

                                   --------

  Of the 3,750,000 shares of Common Stock offered hereby, 3,026,250 shares are being sold by SS&C Technologies, Inc. ("SS&C" or the "Company") and 723,750 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "SSNC."

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                   --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PRICE  UNDERWRITING   PROCEEDS  PROCEEDS TO
                                      TO   DISCOUNTS AND     TO       SELLING
                                    PUBLIC  COMMISSIONS  COMPANY(1) STOCKHOLDERS
- --------------------------------------------------------------------------------
Per Share.........................   $          $           $           $
- --------------------------------------------------------------------------------
Total(2)..........................  $          $           $           $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Before deducting estimated expenses of $700,000, all of which will be payable by the Company.
(2) Certain Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 562,500 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to
    Company and Proceeds to Selling Stockholders will be $    , $    , $
    and $    , respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
     , 1996.

Alex. Brown & Sons                                             Hambrecht & Quist
  INCORPORATED

                  THE DATE OF THIS PROSPECTUS IS      , 1996.

                     SS&C
                     A suite of software solutions that
                     supports investment professionals in
                     managing critical business processes.


SS&C's family of software products provides a full range of mission-critical information management and analysis, accounting, reporting and compliance tools to help high-level investment professionals make informed, real-time decisions and automate many operational functions in today's increasingly complex and fast-moving financial markets.

    [Pie chart in the center of the page depicting the Company's principal products - CAMRA, PTS, FILMS, FOTOS and COPE 2000 (scheduled to be released in 1996) - and related interfaces. Computer screens along the left margin of the page highlighting the Company's software applications.]

                            ======================
     The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by its independent auditors and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

     PTS and Macro Pricing are registered trademarks, and SS&C, the Company logo, CAMRA, FILMS, FOTOS, Performance Measurement, Allocator Plus, Finesse, SS&C GO Trading and COPE are trademarks of SS&C Technologies, Inc. This Prospectus also contains trademarks and registered trademarks of other companies.
                            ======================

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the financial statements and related notes appearing elsewhere in this Prospectus.

                                  THE COMPANY

  SS&C Technologies, Inc. ("SS&C" or the "Company") is a leading provider of client/server-based software solutions, and related consulting services, designed to improve the efficiency and effectiveness of the investment management function within a broad range of organizations in the financial services industry. The Company has developed a family of software products that provides a full range of mission-critical information management and analysis, accounting, reporting and compliance tools to help high-level investment professionals make informed, real-time decisions and automate many operational functions in today's increasingly complex and fast-moving financial markets. The Company's products are focused on improving the effectiveness of decision making through open, fully integrated access to the quantitative analysis of transactions-based data, allowing investment professionals to manage and analyze large amounts of data both in the aggregate and in detail on a timely basis.

  The financial services industry, which comprises organizations such as asset managers, insurance companies, banks, mutual funds, public and private pension funds, hedge funds, corporate treasuries and government agencies, is characterized by rapidly changing market conditions, increasing trading and monetary transaction volumes, asset and securities products proliferating both in number and complexity and regulation by a range of governmental and self-regulatory organizations. These characteristics have created an increasing gap between the amount and complexity of data that must be managed and analyzed by investment professionals and the resources currently available to effectively meet their requirements. The legacy computing applications maintained by many financial service organizations require large MIS departments, are expensive to implement, support and modify, and have limited interoperability with the variety of information resources and systems in today's computing environment, limiting and isolating their effectiveness to support critical information management and analysis.

  The Company's family of client/server-based software products includes CAMRA, a comprehensive application for the integrated management of asset portfolios; FILMS, which supports the integrated management of mortgage loan portfolios; PTS, an asset/liability management and pricing product for use by insurance and other financial service organizations; FOTOS, for the automation of order processing; and quantitative analysis tools such as Allocator Plus, which supports portfolio managers and custodians in the TBA (To Be Announced) mortgage-backed securities markets. The Company provides products and services to over 300 organizations worldwide, with aggregate assets under management in excess of $685 billion, and its customers include Bankers Trust Company, Commercial Union, Conning & Company, The Guardian, John Hancock Mutual Life, Kemper Financial Services, Liberty Mutual, Merrill Lynch Insurance Group, The St. Paul Companies, Walt Disney and the states of Florida, Kentucky, Michigan and Texas.

  The Company believes that its ability to offer a broad range of highly functional software applications is a key competitive advantage, and it intends to build upon this base by continuing to enhance the functionality and interoperability of its existing products and broadening the adoption of its products by additional organizations within various segments of the financial services industry. The Company will continue to emphasize its comprehensive consulting and support services to facilitate the timely installation and implementation of its products, as well as its outsourcing of investment analysis and management functions. The Company also intends to further leverage its reputation and product base by expanding international operations and by pursuing strategic opportunities, including acquisitions, alliances or other partnerships, in order to increase the breadth of its product offerings, establish new sales and marketing channels and exploit evolving market opportunities.

  The Company believes that a direct sales organization is essential to the implementation of its business strategy of becoming the leading worldwide provider of client/server-based software solutions, and related consulting services, that automate and simplify the management and analysis of the vast amounts of information being delivered to, or produced by, financial service organizations. The Company therefore maintains a sales and support staff of 31 persons in 12 offices worldwide, and intends to continue to expand this network in 1996.

  The Company, which was formerly known as Securities Software & Consulting, Inc., was organized as a Connecticut corporation in March 1986 and reincorporated in Delaware in April 1996. The Company's principal office is located at Corporate Place, 705 Bloomfield Avenue, Bloomfield, Connecticut 06002, and its telephone number is (860) 242-7887.

                                  THE OFFERING

Common Stock offered by the Company......... 3,026,250 shares
Common Stock offered by the Selling
 Stockholders............................... 723,750 shares
Common Stock to be outstanding after the
 offering................................... 12,120,420 shares(1)
Use of Proceeds............................. Working capital and other general corporate purposes. See "Use of
                                             Proceeds."
Nasdaq National Market symbol............... SSNC

- --------
(1) Based upon the number of shares outstanding as of April 30, 1996. Excludes 1,642,000 shares of Common Stock issuable upon the exercise of outstanding options on that date, of which options to purchase 352,063 shares were then exercisable, at exercise prices ranging from $.07 to $9.00 per share. See "Management--Executive Compensation."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                                   THREE MONTHS
                               YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                         -------------------------------------   -----------------
                          1991   1992     1993   1994   1995(2)    1995(2)  1996
                         ------ -------  ------ ------ -------   --------  -------
STATEMENT OF OPERATIONS
 DATA:
Total revenues.......... $3,926 $ 2,656  $5,226 $9,268 $18,802   $  2,633  $ 6,880
Operating income
 (loss).................    253  (1,691)    869  1,556  (7,397)    (7,898)     533
Net income (loss)....... $  128 $(1,414) $  551 $  883 $(4,349)  $ (4,631) $   313
Pro forma net income
 (loss) per common and
 common equivalent
 share(1)...............                               $  (.49)            $   .03
Pro forma weighted
 average number of
 shares outstanding(1)..                                 8,911              10,126

                                                              MARCH 31, 1996
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(3)
                                                          ------- --------------
BALANCE SHEET DATA:
Working capital.......................................... $ 1,948    $46,279
Total assets.............................................  21,102     65,433
Long-term debt...........................................     450        450
Total stockholders' equity...............................   9,807     54,138

- --------
(1) See Note 2 of Notes to the Company's Consolidated Financial Statements.

(2) Reflects a write-off of approximately $7.9 million of in-process research and development incurred in connection with the Company's acquisition of substantially all of the assets and operations of Chalke Incorporated on March 31, 1995. The write-off of in-process research and development, after tax, increased 1995 net loss and net loss per common and common equivalent share by $4.8 million and $.80, respectively. See "Certain Transactions" and Notes 2 and 11 of Notes to the Company's Consolidated Financial Statements.

(3) Adjusted to give effect to the sale by the Company of 3,026,250 shares of Common Stock offered hereby (at an assumed public offering price of $16.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                ----------------

  Except as otherwise indicated, all information contained in this Prospectus
(i) reflects the conversion of all outstanding shares of the Company's Series A, B and C Convertible Preferred Stock (the "Convertible Preferred Stock") into an aggregate of 3,326,600 shares of Common Stock at the closing of this offering, (ii) reflects the reincorporation of the Company from Connecticut to Delaware in April 1996 and the associated changes in the Company's charter and by-laws in connection with the reincorporation and (iii) assumes no exercise of the Underwriters' over-allotment option. As used in this Prospectus, the terms "SS&C" and the "Company" refer to SS&C Technologies, Inc. and its wholly owned subsidiaries, SS&C Pacific, Inc., SS&C Ventures, Inc., SS&C S.A.R.L. and Securities Software & Consulting Limited, unless the context otherwise requires.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus.

  Fluctuations in Quarterly Performance. The Company's revenues and operating results have varied substantially from quarter to quarter. The Company's quarterly operating results may continue to fluctuate due to a number of factors, including the timing, size and nature of the Company's individual license transactions; the timing of the introduction and the market acceptance of new products or product enhancements by the Company or its competitors; the relative proportions of revenues derived from license fees, maintenance, consulting and other recurring revenues and professional services; changes in the Company's operating expenses; personnel changes and fluctuations in economic and financial market conditions.

  The timing, size and nature of individual license transactions are important factors in the Company's quarterly operating results. Many such license transactions involve large dollar amounts, and the sales cycles for these transactions are often lengthy and unpredictable. There can be no assurance that the Company will be successful in closing large license transactions on a timely basis or at all. The Company generally has realized higher revenues and income from license fees in the fourth quarter of the year than in the immediately subsequent quarter. The Company believes that this has been due primarily to the concentration by some clients of larger capital purchases in the fourth quarter of the calendar year due to year-end budgetary pressures on the Company's clients and the tendency of certain of the Company's clients to implement changes in computer software applications prior to the end of the calendar year. In turn, the Company's revenues have historically been lower in the first quarter due to the allocation of resources by potential clients to the processing and reporting requirements for the prior fiscal year. In addition, the Company typically has realized a disproportionate amount of its revenues and income in the last month of each quarter and, as a result, the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a given quarter. Accordingly, delays in product delivery or in the closing of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, net income to fall substantially short of anticipated levels.

  Due to all of the foregoing factors, the Company believes that period to period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. There can be no assurance that future revenues and operating results will not vary substantially. It is also possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In either case, the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Financial Services Industry. The Company currently derives substantially all of its revenue from the licensing of its applications software to the financial services industry and the provision of related maintenance, consulting and training services in the areas of investment accounting, asset/liability management and software development. The Company's clients include a range of organizations in the financial services industry, and the success of such clients is intrinsically linked to the health of the financial markets. In addition, because of the capital expenditures required in connection with an investment in the Company's products, the Company believes that demand for its products could be disproportionately affected by fluctuations, disruptions, instability or downturns in the financial markets, which may cause clients and potential clients to exit the industry or delay, cancel or reduce any planned expenditures for investment management systems and software products. Any resulting decline in demand for the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

  Product Concentration. To date, substantially all of the Company's revenues have been attributable to the licensing of its CAMRA, PTS and FILMS software and the provision of maintenance and consulting services in connection therewith. The Company currently expects that the licensing of CAMRA, PTS and FILMS software, and the provision of related services, will account for a substantial portion of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for such products and services, such as competition or technological change, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future financial performance will depend, in significant part, on the continued market acceptance of the Company's existing products and the successful development, introduction and client acceptance of new and enhanced versions of its software products and services. There can be no assurance that the Company will continue to be successful in developing and marketing its CAMRA, PTS and FILMS software. See "Business--Product Development."

  Management of Growth. The Company is currently experiencing a period of rapid growth that could place a significant strain on its management and other resources. The Company's business has grown significantly in size and complexity over the past three years. Total revenues increased from $5.2 million in 1993 to $18.8 million in 1995. In addition, the number of employees increased from 50 to 178 during the same period, and the Company expects to hire additional personnel during 1996. The growth in the size and complexity of the Company's business as well as its client base has placed and is expected to continue to place a significant strain on the Company's management and operations. Certain members of the Company's senior management team have been with the Company for less than a year, and the Company's senior management has had limited experience in managing publicly traded companies. The Company anticipates that continued growth, if any, will require it to recruit and hire a substantial number of new development, managerial, finance, sales and marketing and support personnel. There can be no assurance that the Company will be successful at hiring or retaining such personnel. The Company's ability to compete effectively and to manage future growth, if any, will depend on its ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations. In addition, one element of the Company's business strategy is to seek acquisitions of businesses, products and technologies that are complementary to those of the Company. There can be no assurance that the Company will be able to integrate fully any such acquired businesses with the Company's existing operations, operate any such businesses profitably or otherwise implement its growth strategy. If the Company's management is unable to manage growth effectively, the quality of the Company's products and its business, financial condition and results of operations could be materially adversely affected.

  Competition. The market for financial services software is competitive, rapidly evolving and highly sensitive to new product introductions and marketing efforts by industry participants. The market is also highly fragmented and served by numerous firms, many of which serve only their respective local markets or specific customer types, and much of the Company's competition stems from information systems or timesharing services developed and serviced internally by the MIS departments of client firms. The Company currently faces direct competition in various segments of the financial services industry from Princeton Financial Systems, Portia (a division of Thomson Financial), SunGard Data Systems, Inc., DST Systems, Inc. and Advent Software, Inc. Although the Company believes that none of these competitors currently competes against the Company in all such industry segments, there can be no assurance that such competitors will not compete against the Company in the future in additional industry segments. Many of the Company's current and potential future competitors have significantly greater financial, technical and marketing resources, generate higher revenues and have greater name recognition than does the Company. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing client requirements. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share. The Company has licensed certain rights to affiliated entities for use in their asset management and outsourcing business, and such entities may in the future compete with the Company in such areas. See "--Transactions with Related Parties." Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete effectively against current and future competitors.

  Rapid Technological Change. The market for the Company's products and services is characterized by rapidly changing technology, evolving industry standards and new product introductions. The Company's future success will depend in part upon its ability to enhance its existing products and services and to develop and introduce new products and services to meet changing client requirements. The process of developing software products such as those offered by the Company is extremely complex and is expected to become increasingly complex and expensive in the future with the introduction of new platforms and technologies. There can be no assurance that the Company will successfully complete the development of new products in a timely fashion or that the Company's current or future products will satisfy the needs of the financial markets. In addition, certain of the Company's clients request customization of the Company's software products to address unique characteristics of their businesses or computing environments. The Company's commitment to customization could place a burden on the Company's client support resources or delay the delivery or installation of products which, in turn, could materially adversely affect the Company's relationship with significant clients or otherwise adversely affect its business, financial condition and results of operations.

  The Company's ability to remain competitive and respond to technological change is also dependent upon the products of other software vendors, including certain system software vendors, such as Microsoft Corporation, and development tool vendors. In the event that the products of such vendors have design defects or flaws, or if such products are unexpectedly delayed in their introduction, the Company's business, financial condition and operating results could be materially adversely affected. There can also be no assurance that products or services developed by others will not adversely affect the Company's competitive position or render its products noncompetitive or obsolete.

  Dependence on Database Supplier. The relational database design in many of the Company's software products incorporates PFXplus, a "C"-based database management system licensed to the Company by POWERflex Corporation Proprietary Limited, an Australian vendor ("Powerflex"). If Powerflex were to increase its fees under the license agreement, the Company's results of operations could be materially adversely affected. Moreover, if Powerflex were to terminate the license agreement, the Company would have to seek an alternative relational database for its software products. While the Company believes that it could migrate its products to an alternative database, there can be no assurance that the Company would be able to license in a timely fashion a database with similar features and on terms acceptable to the Company. Data Access Corporation, a Florida corporation ("Data Access"), sued Powerflex in the Federal Court of Australia, Victoria District Registry, General Division, and the Court ruled that Powerflex infringed certain copyrights of Data Access. It is expected that Powerflex will appeal the decision. While the Company is not a party to such litigation, and is already a licensee of Data Access, there can be no assurance that, in the event of a final adverse judgment against Powerflex, the availability, or terms upon which Powerflex technology might thereafter be licensed, would not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Product Development."

  Dependence on Proprietary Technology. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of trade secret, copyright and trademark law, nondisclosure agreements and technical measures to protect its proprietary technology. The Company enters into confidentiality and/or license agreements with all of its employees and distributors, as well as with its clients and potential clients seeking proprietary information, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of its technology. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

Although the Company believes that its products and technology do not infringe on any existing proprietary rights of others, the use of patents to protect software has increased, and there can be no assurance that third parties will not assert infringement claims in the future or, if infringement claims are asserted, that such claims will be resolved in the Company's favor. Any infringement claims resolved against the Company could have a material adverse effect upon the Company's business, financial condition and results of operations.

  One of the developers of certain software incorporated as a component in the Company's COPE product, which is currently undergoing beta testing, has asserted that the Company has violated certain provisions of his licensing agreements with the Company relating to such software. The Company believes it would have meritorious defenses to any such claim, and does not believe that such claims would result in material contingent liability in view of the fact that COPE has not yet been licensed to a significant number of customers. However, any attempt to terminate the relevant license agreement or the initiation of litigation by such individual could delay the Company's introduction of the COPE product, require redevelopment of certain COPE functionality or otherwise affect the Company's margin for the COPE products and, in turn, adversely affect the Company's future results of operations. See "Business--Proprietary Rights" and "Certain Transactions."

  Transactions with Related Parties. From 1990 to 1996, the Company licensed its CAMRA and FILMS application software to Conning & Company, an affiliate of certain stockholders of the Company currently holding an aggregate of approximately 17.8% of the Company's Common Stock, pursuant to license, maintenance and professional services agreements from which the Company derived revenues of $188,000, $452,000 and $263,000 in 1993, 1994 and 1995,
respectively. On January 27, 1996, the Company licensed its CAMRA and FILMS application software and certain other programs to Conning Asset Management Company, an affiliate of Conning & Company, General American Life Insurance Company ("GALIC"), which indirectly controls Conning & Company, and GALIC's subsidiaries (collectively, the "Conning Group") pursuant to a Software License Agreement providing for the payment of license and update fees to the Company of $1,110,000 in 1996 and $210,000 per year for a period of four years thereafter. Under such License Agreement the Company licensed to the Conning Group rights to use the Company's source and object code for use in its asset management business and, in the case of Conning Asset Management Company, for outsourcing to customers in the insurance industry. As the Conning Group is not restricted under the terms of the License Agreement from competing with the Company for business within the foregoing areas, there can be no assurance that the Conning Group may not in the future compete with the Company in such areas. See "Certain Transactions."

  Product Defects and Product Liability. The Company's software products are highly complex and sophisticated and could from time to time contain design defects or software errors that could be difficult to detect and correct. Errors, bugs or viruses may result in loss of or delay in market acceptance or loss of client data. Although the Company has not experienced material adverse effects resulting from any software defects or errors, there can be no assurance that, despite testing by the Company and its clients, errors will not be found in new products, which errors could result in a delay in or inability to achieve market acceptance and thus could have a material adverse impact upon the Company's business, financial condition and results of operations.

  Because the Company's products are generally used by its clients to perform mission-critical functions, design defects, software errors, misuse of the Company's products, incorrect data from external sources or other potential problems within or out of the Company's control that may arise from the use of the Company's products could result in financial or other damages to the Company's clients. As is customary in the software industry, the Company does not maintain product liability insurance. Although the Company's license agreements with its clients typically contain provisions designed to limit the Company's exposure to potential claims, such provisions may not effectively protect the Company against such claims and the liability and costs associated therewith. Accordingly, any such claim could have a material adverse effect upon the Company's business, financial condition and results of operations.

  Dependence on Key Personnel. The Company's business involves the delivery of professional services and is labor intensive. The Company's success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. There is significant competition for employees with the skills required to perform the services offered by the Company. Although the Company expects to continue to attract and retain sufficient numbers of highly skilled employees for the foreseeable future, there can be no assurance that the Company will be able to do so. The loss of William C. Stone, the Company's President, Chief Executive Officer and Chairman of the Board, Shane A. Chalke, the Company's Executive Vice President and Chief Technology Officer, or some or all of the Company's other key personnel could have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to attract employees and secure and complete engagements. The Company holds a key person insurance policy in the amount of $1,000,000 on William C. Stone.

  Risks Associated with International Operations. Although the Company's international sales have been immaterial to date, the Company intends to expand its international sales activity as part of its business strategy, particularly as the transition by foreign financial institutions to client/server technology accelerates. In order to expand international sales in subsequent periods, the Company must establish additional foreign operations and hire additional personnel. This will require significant management attention and financial resources and could materially adversely affect the Company's business, financial condition or results of operations. In addition, there can be no assurance that the Company will be able to maintain or increase international market demand for the Company's products. The Company's international sales are primarily denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets. Currently, the Company does not employ currency hedging strategies to reduce this risk. In addition, the Company's international business may be subject to a variety of risks, including difficulties in collecting international accounts receivable or obtaining U.S. export licenses, potentially longer payment cycles, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates and difficulties in enforcement of contractual obligations and intellectual property rights. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition or results of operations.

  Control by Directors and Officers. Upon completion of this offering, the Company's officers and directors, and their affiliates, will beneficially own approximately 68.5% of the Company's outstanding Common Stock. As a practical matter, these stockholders, if acting together, would have the ability to elect the Company's directors and may have the ability to determine the outcome of corporate actions requiring stockholder approval, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

  No Public Market. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Investors should be aware that market prices for securities of software companies such as the Company are highly volatile.

  Dividends. No dividends have been paid on the Common Stock to date and the Company does not anticipate paying dividends in the foreseeable future. See "Dividend Policy."

  Dilution. Purchasers of shares of Common Stock in this offering will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. See "Dilution."

  Discretionary Use of Net Proceeds. The Company has not yet identified specific uses for the net proceeds to be received by it from this offering. The Company's management will have discretion over the use and investment of such net proceeds. See "Use of Proceeds."

  Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. On the date of this Prospectus, in addition to the 3,750,000 shares offered hereby, approximately 70,670 shares of Common Stock, which are not subject to 180-day lock-up agreements (the "Lock-Up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 50,000 additional shares of Common Stock, which are not subject to the Lock-Up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 180 days after the date of this Prospectus, approximately 6,398,430 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. Promptly after the date of this Prospectus, the Company intends to register approximately 3,536,500 shares of Common Stock issuable under its stock option and employee stock purchase plans. Holders of approximately 8,471,730 shares of Common Stock (including 221,980 shares of Common Stock that may be acquired pursuant to the exercise of vested options held by them as of 180 days from the date of this Prospectus) have agreed, pursuant to the Lock-Up Agreements, not to sell, consent to sell or otherwise dispose of such shares for 180 days after the date of the final Prospectus. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock. The holders of approximately 3,765,070 shares of Common Stock are entitled to certain piggyback and demand registration rights with respect to such shares. By exercising their registration rights, such holders could cause a large number of shares to be registered and sold in the public market. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

  Antitakeover Provisions. The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and requires reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. The Restated Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. These provisions, and other provisions of the Restated Certificate of Incorporation, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of shares of Common Stock offered by the Company hereby are estimated to be $44,330,600, assuming an initial public offering price of $16.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any of the net proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock and to facilitate future access by the Company to public equity markets.

  The Company expects to use the net proceeds from this offering for working capital, including funding expansion of both domestic and international operations, and other general corporate purposes, including possible acquisitions, as described below. The Company has not as yet identified specific uses for such proceeds and will have discretion over their use and investment. See "Risk Factors--Discretionary Use of Net Proceeds." Pending use of the net proceeds, the Company intends to invest the net proceeds from this offering in short-term, investment grade, interest-bearing instruments.

  The Company intends to seek acquisitions of businesses, products and technologies that are complementary to those of the Company, and a portion of the net proceeds may also be used for such acquisitions. While the Company engages from time to time in discussions with respect to potential acquisitions, the Company has no plans, commitments or agreements with respect to any such acquisitions as of the date of this Prospectus, and there can be no assurances that any acquisitions will be made.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at March 31, 1996 (i) on a historical basis after giving effect to the Company's reincorporation from Connecticut to Delaware, (ii) on a pro forma basis giving effect, upon the closing of this offering, to the conversion of all outstanding shares of Convertible Preferred Stock into 3,326,600 shares of Common Stock and the filing of an amendment to the Company's Certificate of Incorporation to remove the Company's existing series of Convertible Preferred Stock and to create a class of authorized but undesignated Preferred Stock and
(iii) as adjusted to reflect the issuance and sale by the Company of 3,026,250 shares of Common Stock offered hereby at an assumed public offering price of $16.00 per share and receipt of the net proceeds therefrom, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                        MARCH 31, 1996
                                                -------------------------------
                                                                     PRO FORMA
                                                ACTUAL(1) PRO FORMA AS ADJUSTED
                                                --------- --------- -----------
                                                        (IN THOUSANDS)
Long-term debt(2)..............................  $   450   $   450    $   450
                                                 -------   -------    -------
Series A redeemable convertible preferred
 stock, $.20 par value (liquidation preference
 of $750,000), 24,750 shares authorized, issued
 and outstanding (actual); no shares
 authorized, issued or outstanding (pro forma
 and pro forma as adjusted)....................      750       --         --
                                                 -------   -------    -------
Stockholders' equity:
  Preferred stock, $.01 par value; no shares
   authorized, issued or outstanding (actual);
   1,000,000 shares authorized, no shares
   issued or outstanding (pro forma and pro
   forma as adjusted)..........................
  Series B convertible preferred stock, $.20
   par value (liquidation preference of
   $7,000,000), 152,778 shares authorized,
   issued and outstanding (actual); no shares
   authorized, issued or outstanding (pro forma
   and pro forma as adjusted)..................       31       --         --
  Series C convertible preferred stock, $.20
   par value (liquidation preference of
   $7,368,770), 155,132 shares authorized,
   issued and outstanding (actual); no shares
   authorized, issued or outstanding (pro forma
   and pro forma as adjusted)..................       31       --         --
  Common stock, $.01 par value; 25,000,000
   shares authorized; 7,118,500 shares issued
   and 5,767,570 shares outstanding (actual);
   10,445,100 shares issued and 9,094,170
   shares outstanding (pro forma); 13,471,350
   shares issued and 12,120,420 shares
   outstanding (pro forma as adjusted)(3)......       71       104        135
  Additional paid-in-capital...................   15,216    15,995     60,295
  Accumulated deficit..........................   (3,137)   (3,137)    (3,137)
                                                 -------   -------    -------
                                                  12,212    12,962     57,293
  Less treasury stock, 1,350,930 common shares,
   at cost.....................................   (2,405)   (2,405)    (2,405)
                                                 -------   -------    -------
    Total stockholders' equity.................    9,807    10,557     54,888
                                                 -------   -------    -------
      Total capitalization.....................  $11,007   $11,007    $55,338
                                                 =======   =======    =======

- --------
(1) Gives effect to the Company's reincorporation from Connecticut to Delaware in April 1996 as though such reincorporation and the resulting changes in the Company's capital structure were effected on or prior to March 31, 1996. See Note 13 of Notes to the Company's Consolidated Financial Statements.
(2) See Note 4 of Notes to the Company's Consolidated Financial Statements.
(3) Excludes an aggregate of 1,642,000 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of March 31, 1996. See Note 10 of Notes to the Company's Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1996, was approximately $4,729,000, or $.52 per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding, after giving effect to the mandatory conversion of the Convertible Preferred Stock upon completion of this offering. After giving effect to the sale by the Company of 3,026,250 shares of Common Stock offered hereby (at an assumed initial public offering price of $16.00 per share) and the receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company at March 31, 1996 would have been approximately $49,060,000, or $4.05 per share. This represents an immediate increase in pro forma net tangible book value of $3.53 per share to existing stockholders and an immediate dilution of $11.95 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution:

   Assumed initial public offering price per share................       $16.00
     Pro forma net tangible book value as of March 31, 1996....... $ .52
     Increase attributable to new investors.......................  3.53
                                                                   -----
   Pro forma net tangible book value after offering(1)............         4.05
                                                                         ------
   Dilution to new investors......................................       $11.95
                                                                         ======

  The following table summarizes, on a pro forma basis as of March 31, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average consideration paid per share by the existing stockholders and by the new investors:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ ------------------- PRICE PER
                                  NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                                ---------- ------- ----------- ------- ---------
Existing stockholders(1).......  9,094,170    75%  $13,694,000    22%   $ 1.51
New investors(1)...............  3,026,250    25    48,420,000    78    $16.00
                                ----------   ---   -----------   ---
    Total...................... 12,120,420   100%  $62,114,000   100%
                                ==========   ===   ===========   ===

- --------
(1) Sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 8,370,420, or approximately 69% of the total number of shares of Common Stock outstanding after this offering (or 7,807,920 shares and approximately 64% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 3,750,000, or approximately 31% of the total number of shares of Common Stock outstanding after this offering (or 4,312,500 shares and approximately 36% if the Underwriters' over-allotment option is exercised in full).

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated financial information with respect to the Company's consolidated statements of operations for the years ended December 31, 1993, 1994 and 1995 and with respect to the Company's consolidated balance sheets as of December 31, 1994 and 1995 have been derived from the Company's Consolidated Financial Statements, which appear elsewhere in this Prospectus and which have been audited by Coopers & Lybrand L.L.P., independent public accountants. The selected consolidated financial information with respect to the Company's consolidated balance sheet as of December 31, 1993 has been derived from the Company's audited consolidated financial statements, which have been audited by Coopers & Lybrand L.L.P. The selected consolidated financial information with respect to the Company's consolidated statement of operations for the years ended December 31, 1991 and 1992 and with respect to the Company's consolidated balance sheet as of December 31, 1991 and 1992 has been derived from the Company's audited consolidated financial statements, which have been audited by KPMG Peat Marwick LLP, independent public accountants. The selected consolidated financial information with respect to the Company's consolidated statements of operations for the three months ended March 31, 1995 and 1996, and with respect to the Company's consolidated balance sheet as of March 31, 1996 has been derived from the Company's unaudited consolidated financial statements included elsewhere in this Prospectus and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the results of such periods. The results for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                           THREE MONTHS
                                   YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                          ---------------------------------------------- -----------------
                           1991      1992     1993     1994    1995(1)    1995(1)   1996
                          -------  --------  -------  -------  --------- --------- -------
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Software licenses......  $ 2,029  $    651  $ 2,703  $ 5,146  $ 10,647   $ 1,532  $ 4,253
 Maintenance............      647       932    1,308    2,030     4,055       721    1,306
 Professional services..    1,250     1,073    1,215    2,092     4,100       380    1,321
                          -------  --------  -------  -------  --------   -------  -------
 Total revenues.........    3,926     2,656    5,226    9,268    18,802     2,633    6,880
                          -------  --------  -------  -------  --------   -------  -------
Cost of revenues:
 Software licenses......       82       110       96      152       454        49      105
 Maintenance............      328       293      312      898     1,046       160      374
 Professional services..      489       772      310    1,182     3,800       418      980
                          -------  --------  -------  -------  --------   -------  -------
 Total cost of
  revenues..............      899     1,175      718    2,232     5,300       627    1,459
                          -------  --------  -------  -------  --------   -------  -------
Gross profit............    3,027     1,481    4,508    7,036    13,502     2,006    5,421
                          -------  --------  -------  -------  --------   -------  -------
Operating expenses:
 Selling and marketing..    1,096     1,005    1,545    2,693     5,242       698    2,198
 Research and
  development...........      866     1,071    1,401    1,743     5,253       670    1,555
 General and
  administrative........      812     1,096      693    1,044     2,515       647    1,135
 Write-off of purchased
  in-process research
  and development.......      --        --       --       --      7,889     7,889      --
                          -------  --------  -------  -------  --------   -------  -------
 Total operating
  expenses..............    2,774     3,172    3,639    5,480    20,899     9,904    4,888
                          -------  --------  -------  -------  --------   -------  -------
Operating income
 (loss).................      253    (1,691)     869    1,556    (7,397)   (7,898)     533
Interest income
 (expense), net.........      (50)     (191)    (198)     (12)       24        46      (12)
                          -------  --------  -------  -------  --------   -------  -------
Income (loss) before
 income taxes...........      203    (1,882)     671    1,544    (7,373)   (7,852)     521
Provision (benefit) for
 income taxes...........       75      (468)     120      661    (3,024)   (3,221)     208
                          -------  --------  -------  -------  --------   -------  -------
Net income (loss).......  $   128  $ (1,414) $   551  $   883  $ (4,349)  $(4,631) $   313
                          =======  ========  =======  =======  ========   =======  =======
Pro forma net income
 (loss) per common and
 common equivalent
 share..................                                       $   (.49)           $   .03
                                                               ========            =======
Pro forma weighted
 average number of
 common and common
 equivalent shares
 outstanding............                                          8,911             10,126
                                                               ========            =======
                                        DECEMBER 31,                     MARCH 31,
                          ---------------------------------------------- ---------
                           1991      1992     1993     1994      1995      1996
                          -------  --------  -------  -------  --------- ---------
                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $ 3,685  $  2,416  $ 1,983  $ 3,084  $  1,585   $ 2,012
Working capital.........    4,293     2,938    2,316    3,345     3,255     1,948
Total assets............    6,939     5,484    5,871   10,940    21,807    21,102
Redeemable convertible
 preferred stock........      750       750      750      750       750       750
Stockholders' equity
 (deficit)..............      890      (518)      33    5,121     9,493     9,807

- -------

(1) On March 31, 1995, the Company purchased substantially all of the assets and operations of Chalke Incorporated for a purchase price of $12.7 million. Such acquisition was accounted for as a purchase and the Company incurred a charge to operations of $7.9 million associated with the write-off of purchased in-process research and development. The write-off of purchased in-process research and development, after tax, increased 1995 net loss and net loss per common and common equivalent share by $4.8 million and $.80, respectively. See Notes 2 and 11 of Notes to the Company's Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is a leading provider of client/server-based software solutions, and related consulting services, designed to improve the efficiency and effectiveness of the investment management function within a broad range of organizations in the financial services industry. The Company was founded in 1986 to provide consulting services to support the investment management functions of financial services organizations. In 1989, as the result of a joint development arrangement with GALIC, the Company introduced its first product, CAMRA (Complete Asset Management, Reporting and Accounting), a DOS-based program designed to address the management of asset portfolios by mid- to large-size financial institutions. In 1993, the Company released its first Windows-based version of CAMRA and has continued to enhance the level of CAMRA's functionality each year thereafter. A majority of the Company's revenues has historically been derived from sales of the CAMRA system. In 1993, SS&C introduced its FILMS (Fully Integrated Loan Management System) product, enabling mortgage professionals to process, analyze and report on a comprehensive basis information regarding their loan portfolios. On March 31, 1995, the Company acquired substantially all of the assets and operations of Chalke Incorporated ("Chalke"), a supplier of asset/liability management and modeling software and consulting services to the financial services industry. Chalke's primary software product, PTS (Profit Testing System), provides an economic model of insurance liabilities and assets to facilitate capital, financial and risk management.

  The Company's revenues have increased significantly during the last three years due to growing acceptance of the Company's software products and, during the last nine months of 1995, revenues from the Company's PTS product. While the Company has other products, including several in development, most of the Company's revenues are expected to be derived from CAMRA, FILMS and PTS in the foreseeable future. Although the Company's international revenues have not represented a material portion of the Company's revenues to date, the Company intends to expand its international sales activity as part of its business strategy, particularly as foreign financial institutions accelerate their transition from mainframe to client/server-based systems.

  The Company enters into license, maintenance and professional services contracts to provide software and services to its clients. License fees for the Company's CAMRA and FILMS products are based on assets under management, with underlying maintenance provided on an annually renewable basis for approximately 20% of the underlying software license fee. License fees for PTS software are determined on a per-CPU or per-site basis, and maintenance is provided on an annually renewable basis for approximately 16% of the underlying software license fee. License revenues are recognized upon the later of delivery of the software to the client or the completion of any significant vendor obligations remaining after delivery, provided that collection of the resulting receivable is considered probable. Maintenance revenues are recognized ratably over the life of the contract. Professional services revenues are provided on a time and material basis and are recognized as they are performed.

  Research and development costs associated with the Company's software are expensed as incurred. Capitalization of internally developed software costs begins upon the establishment of technological feasibility. The Company has not capitalized any costs for internally developed software as eligible amounts were immaterial in all relevant periods. The Company currently anticipates that such costs will be immaterial for the foreseeable future.

  The Company's results of operations for 1995 reflect the acquisition of substantially all of the assets and operations of Chalke for a purchase price of $12.7 million (the "Chalke Acquisition"). In connection with the Chalke Acquisition, which was accounted for under the purchase method, the Company incurred a charge to operations of $7.9 million associated with the write-off of purchased in-process research and development related to Chalke products that were under development at the time of acquisition but had not yet reached technological feasibility. The balance of the purchase price was allocated to operating assets of $2.2 million, goodwill of $1.8 million and purchased completed software of $795,000. The operating results of Chalke have been included in the Company's operating results since the date of acquisition. Deferred revenues of $1.5 million, including approximately $1.0 million of annual maintenance revenues, for which Chalke had previously invoiced and collected the cash, were not included in the Company's operating results. As part of the allocation of the purchase price, the Company accrued the costs to perform the obligations remaining under these maintenance contracts. The Company will, however, recognize revenues and associated expenses in accordance with normal accounting policies as the Chalke maintenance contracts are renewed.

  The Company was profitable in 1993 and 1994 and would have been profitable in 1995 except for the write-off of the purchased in-process research and development associated with the Chalke Acquisition. The Company's operating margin was 17% of revenues in each of 1993 and 1994 and would have been 3% of revenues in 1995 prior to giving effect to the write-off. During 1995, the Company invested in several areas to improve the long-term results of the Company, which expenses, in turn, had a negative impact on the Company's 1995 operating margin. During 1995, the Company invested in the development of several new products, including an aggregate of $1.9 million in the development of the Finesse, COPE and PTS 2000 products, all of which are currently scheduled for release in 1996. See "Business--Quantitative Products Under Development." The Company also invested an aggregate of $774,000 in 1995 in connection with establishing its international sales distribution channel and the opening of sales offices in London and Paris. The Company also made other infrastructure investments in 1995, including the addition of six executive officers. The Company expects to continue to invest in the development of new products and distribution channels.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain consolidated financial data as a percentage of revenues for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996:

                                                               THREE MONTHS
                                              YEAR ENDED          ENDED
                                             DECEMBER 31,       MARCH 31,
                                            ----------------   -----------
                                            1993  1994  1995   1995   1996
                                            ----  ----  ----   ----   ----
Revenues:
  Software licenses........................  52%   56%   57%     58%   62%
  Maintenance..............................  25    22    21      27    19
  Professional services....................  23    22    22      15    19
                                            ---   ---   ---    ----   ---
    Total revenues......................... 100   100   100     100   100
                                            ---   ---   ---    ----   ---
Cost of revenues:
  Software licenses........................   2     1     2       2     2
  Maintenance..............................   6    10     6       6     5
  Professional services....................   6    13    20      16    14
                                            ---   ---   ---    ----   ---
    Total cost of revenues.................  14    24    28      24    21
                                            ---   ---   ---    ----   ---
Gross profit...............................  86    76    72      76    79
Operating expenses:
  Selling and marketing....................  29    29    28      27    32
  Research and development.................  27    19    28      25    23
  General and administrative...............  13    11    13      24    16
  Write-off of purchased in-process
   research and development................   0     0    42     300     0
                                            ---   ---   ---    ----   ---
    Total operating expenses...............  69    59   111     376    71
                                            ---   ---   ---    ----   ---
Operating income (loss)....................  17    17   (39)   (300)    8
Interest income (expense), net.............  (4)    0     0       2     0
                                            ---   ---   ---    ----   ---
Income (loss) before income taxes..........  13    17   (39)   (298)    8
Provision (benefit) for income taxes.......   2     7   (16)   (122)    3
                                            ---   ---   ---    ----   ---
Net income (loss)..........................  11%   10%  (23)%  (176)%   5%
                                            ===   ===   ===    ====   ===

THREE MONTHS ENDED MARCH 31, 1995 AND 1996

 Revenues

  The Company's revenues are derived from software licenses and related maintenance and professional services. Total revenues increased 161% from $2.6 million in the three months ended March 31, 1995 to $6.9 million in the three months ended March 31, 1996. Approximately $1.2 million, or 46% of the increase in revenues for the first quarter of 1996, was the result of revenues associated with the operations acquired from Chalke on March 31, 1995. The results of these operations were not included in the Company's Consolidated Financial Statements for the three months ended March 31, 1995, but are included for the three months ended March 31, 1996. An additional component of the increase was $1.5 million of revenues associated with the Company's licensing of its CAMRA and FILMS source code to a related party. See "Certain Transactions."

  Software Licenses. Software license revenues increased 178% from $1.5 million in the three months ended March 31, 1995 to $4.3 million in the three months ended March 31, 1996. This increase was primarily attributable to the increased market acceptance of the Company's CAMRA and FILMS products, including the licensing of source code for these products for $1.5 million to a related party.

  Maintenance. Maintenance revenues increased 81% from $721,000 in the three months ended March 31, 1995 to $1.3 million in the three months ended March 31, 1996. The majority of this increase was due to the addition of Chalke's maintenance clients. In addition, the Company's installed base of clients with maintenance contracts grew as the result of increased CAMRA and FILMS license sales.

  Professional Services. Professional services revenues increased 247% from $380,000 in the three months ended March 31, 1995 to $1.3 million in the three months ended March 31, 1996. Demand for the Company's implementation, conversion and training services increased due to the increased number of license sales. A significant portion of this increase resulted from the inclusion of Chalke's actuarial consulting services in the Company's professional services revenues. The Company's strategy of increasing rates and consulting resource utilization also contributed to the increase.

 Cost of Revenues

  Cost of Software Licenses. Cost of software license revenues relates primarily to royalties, as well as the costs of product media, packaging, documentation and labor involved in the distribution of the Company's software. The cost of software license revenues increased 115% from $49,000 in the three months ended March 31, 1995 to $105,000 for the three months ended March 31, 1996, representing 3% and 2%, respectively, of software license revenues in those periods.

 Cost of Maintenance. Cost of maintenance revenues primarily comprises technical customer support and development costs associated with product and regulatory updates. Cost of maintenance revenues increased 133% from $160,000 in the three months ended March 31, 1995 to $373,000 in the three months ended March 31, 1996, representing 22% and 29%, respectively, of maintenance revenues in those periods. The increase in the cost of maintenance revenues reflected the continued development of a dedicated support infrastructure for the Company's combined operations, including Chalke.

 Cost of Professional Services. Cost of professional services revenues consist primarily of the cost related to the personnel utilized to provide implementation, conversion and training services to the Company's software licensees, as well as custom programming, system integration and actuarial consulting services. Cost of professional services increased 134% from $418,000 in the three months ended March 31, 1995 to $980,000 in the three months ended March 31, 1996, representing 110% and 74%, respectively, of professional services revenues in those periods. As part of its business strategy, the Company began in 1996 to focus on consulting services as a stand-alone source of revenues and profits. The decrease in the cost of professional services as a percentage of professional services revenues is the result of the implementation of this strategy, which included increased utilization, improved efficiencies and increased rates.

 Operating Expenses

  Selling and Marketing. Selling and marketing expenses consist primarily of the cost of personnel associated with the selling and marketing of the Company's products, including salaries, commissions and travel and entertainment. Such expenses also include the cost of branch sales offices, advertising, trade shows, marketing and promotional materials. Selling and marketing expenses increased 215% from $698,000 in the three months ended March 31, 1995 to $2.2 million in the three months ended March 31, 1996, representing 27% and 32%, respectively, of total revenues in those periods. The increase in selling and marketing expenses resulted primarily from the hiring of additional personnel during the remainder of 1995 and the first quarter of 1996. The Company intends to continue the expansion of its sales staff during the remainder of 1996.

  Research and Development. Research and development expenses consist primarily of personnel costs attributable to the development of new software products and the enhancement of existing products. The Company's research and development expenses in the three months ended March 31, 1995 do not include the charge to operations of $7.9 million associated with the write-off of purchased in-process research and development related to Chalke products that were under development at the time of the Chalke Acquisition but had not yet reached technological feasibility. See "Write-off of Purchased In-Process Research and Development" below. Research and development expenses increased 132% from $670,000 in the three months ended March 31, 1995 to $1.6 million in the three months ended March 31, 1996, representing 25% and 23%, respectively, of total revenues in those periods. The increase in research and development expenses during the three months ended March 31, 1996 reflected the ongoing development of three new products--Finesse, COPE and PTS 2000, all currently scheduled for release during 1996. See "Business--Quantitative Products Under Development." Although the Company continued to devote substantial resources to research and development, these costs decreased as a percentage of total revenue.

  General and Administrative. General and administrative expenses primarily comprise personnel costs related to management, accounting, human resources and administration and associated overhead costs, as well as fees for professional services. General and administrative expenses increased 75% from $647,000 in the three months ended March 31, 1995 to $1.1 million in the three months ended March 31, 1996, representing 24% and 16%, respectively, of total revenues in those periods. The increase in general and administrative expenses was generally attributable to additional personnel costs associated with the Company's expanded operations.

  Write-off of Purchased In-Process Research and Development. In the three months ended March 31, 1995, the Company expensed $7.9 million, or 300% of total revenues for the period, of purchased in-process research and development associated with two products acquired in March 1995 as part of the Chalke Acquisition. Because these products had not reached technological feasibility at the time of the acquisition and, in the Company's judgement, there was no alternative future use for the related research and development, such in-process research and development was therefore charged to expense. There were no comparable expenses in the three months ended March 31, 1996.

  Provision (Benefit) for Income Taxes. The Company had effective tax rates of approximately (41)% and 40% in the three months ended March 31, 1995 and 1996, respectively. Primarily as a result of the write-off of in-process research and development related to the Chalke Acquisition, the Company recognized a tax benefit of $3.2 million in the three months ended March 31, 1995.

YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

 Revenues

  Total revenues increased 77% from $5.2 million in 1993 to $9.3 million in 1994 and increased 103% to $18.8 million in 1995. The increases were primarily attributable to the growing market acceptance of the Company's CAMRA product, as well as an increase in the size of sales of the Company's products, reflecting their purchase by larger clients with more assets under management. In addition, the increase in revenues from 1993 to 1994 was attributable, in part, to the introduction of the Company's FILMS product, and the increase from 1994 to 1995 was attributable, in part, to the addition of PTS to the Company's product family as a result of the Chalke Acquisition. Inclusion of the operating results of Chalke since the date of acquisition accounted for approximately $4.2 million of the Company's total revenues during 1995. Substantially all of the Company's revenues were generated domestically, with no international sales in 1993 and 1994 and immaterial international sales during 1995.

  Software Licenses. Software license revenues increased 90% from $2.7 million in 1993 to $5.1 million in 1994 and increased 107% to $10.6 million in 1995. The increases were primarily attributable to the growing market acceptance of the Company's CAMRA product, as well as an increase in the size of the sales of the Company's products, reflecting their purchase by larger clients with more assets under management. In addition, the increase in software license revenues from 1993 to 1994 was attributable, in part, to the introduction of the Company's FILMS product, and the increase from 1994 to 1995 was attributable, in part, to the addition of PTS.

  Maintenance. Maintenance revenues increased 55% from $1.3 million in 1993 to $2.0 million in 1994 and increased 100% to $4.1 million in 1995. The increases in maintenance revenues during these periods were attributable to the growing installed base of clients with maintenance contracts as a result of increased license sales and, during the last nine months of 1995, to the addition of Chalke's maintenance clients. As maintenance typically does not begin until after installation of the product and expiration of a 90-day warranty period, the growth of maintenance revenues tends to occur several quarters after any related growth in license sales. Deferred maintenance revenues of approximately $1.0 million were not included in the Company's operating results in 1995. As part of the allocation of the purchase price of the Chalke Acquisition, the Company accrued the costs to complete its obligations under the Chalke maintenance contracts, the revenues and expenses associated with which are recognized as the Company renews such contracts.

  Professional Services. Professional services revenues increased 72% from $1.2 million in 1993 to $2.1 million in 1994 and increased 96% to $4.1 million in 1995. Demand for the Company's implementation, conversion and training services has increased due to the Company's increasing number of license sales. Such license sale increases were primarily attributable to sales of the Company's CAMRA product, as well as, for 1993 to 1994, the introduction of the Company's FILMS product, and, for 1994 to 1995, sales of Chalke's PTS product. As a result of the Chalke Acquisition, the Company also includes actuarial consulting services in its professional services revenues.

 Cost of Revenues

  Cost of Software Licenses. The cost of software license revenues increased 60% from $96,000 in 1993 to $152,000 in 1994 and increased 198% to $454,000 in
1995, representing 4%, 3% and 4%, respectively, of software license revenues in those years.

  Cost of Maintenance. Cost of maintenance revenues increased 188% from $312,000 in 1993 to $898,000 in 1994 and increased 16% to $1.0 million in
1995, representing 24%, 44% and 26%, respectively, of maintenance revenues in those years. The increase in cost of maintenance revenues from 1993 to 1994 resulted, in part, from the provision of support to certain clients with mainframe systems that the Company was transitioning to client/server systems. The increase in cost of maintenance revenues from 1994 to 1995 reflected the continued development of a dedicated support infrastructure for the Company's combined operations, including Chalke.

  Cost of Professional Services. Cost of professional services revenues increased 281% from $310,000 in 1993 to $1.2 million in 1994 and increased 222% to $3.8 million in 1995, representing 26%, 56% and 93%, respectively, of professional services revenues in those years. The cost of professional services revenues in absolute dollars and as a percentage of professional services revenues increased during each of the last three years. The increase in cost of professional services revenues during 1994 and 1995 resulted principally from increased license sales as well as the provision of professional services that were not fully covered by the Company's pricing policies. As part of its business strategy, the Company intends to focus on consulting services as a stand-alone source of revenues and profits and believes that, beginning in 1996, increased utilization, improved efficiencies and increased rates will reduce the cost of professional services revenues as a percentage of such professional services revenues.

 Operating Expenses

  Selling and Marketing. Selling and marketing expenses increased 74% from $1.5 million in 1993 to $2.7 million in 1994 and increased 95% to $5.2 million in 1995, representing 29%, 29% and 28%, respectively, of total revenues in those years. The increases in selling and marketing expenses were attributable to the hiring of additional sales personnel and, in 1995, the opening of new sales offices, including the Company's sales offices in London and Paris. The Company expects selling and marketing expenses to continue to increase in absolute dollars.

  Research and Development. Research and development expenses increased 24% from $1.4 million in 1993 to $1.7 million in 1994 and increased 201% to $5.3 million in 1995, representing 27%, 19% and 28%, respectively, of total revenues in those years. The Company's research and development expenses in 1995 do not include the charge to operations of $7.9 million associated with the write-off of purchased in-process research and development related to Chalke products that were under development at the time of the Chalke Acquisition but had not yet reached technological feasibility. See "Write-off of Purchased In-Process Research and Development" below. Research and development expenses as a percentage of revenues were higher in 1993 than in 1994 primarily due to expenses incurred in 1993 in connection with the development of the Company's FILMS product and the addition of Windows functionality to the Company's CAMRA product. During 1995, the Company significantly increased the dollar level of research and development expenses, principally in the development of three new products--Finesse, COPE and PTS 2000, all currently scheduled for release during 1996. See "Business-- Quantitative Products Under Development." While the Company plans to continue to devote substantial resources to research and development, it anticipates that the increase in absolute dollars will be less in future years and that the amount will decrease as a percentage of total revenues.

  General and Administrative. General and administrative expenses increased 51% from $693,000 in 1993 to $1.0 million in 1994 and increased 141% to $2.5 million in 1995, representing 13%, 11% and 13%, respectively, of total revenues in those years. The increases in general and administrative expenses were generally attributable to additional personnel costs associated with the Company's expanded operations. In addition, the Company's general and administrative expenses during 1995 included expenses associated with the recruitment of several of the Company's executive officers as well as the leasing of additional space to accommodate the Company's expanded operations.

  Write-off of Purchased In-Process Research and Development. In 1995, the Company expensed $7.9 million, or 42% of total revenues, of purchased in-process research and development associated with two products acquired in March 1995 as part of the Chalke Acquisition. Because these products had not reached technological feasibility at the time of the acquisition and, in the Company's judgment, there was no alternative use for the related research and development, such in-process research and development was therefore charged to expense. There were no comparable expenses in 1993 or 1994.

  Provision (Benefit) for Income Taxes. The Company had effective tax rates of approximately 18%, 43% and (41)% in 1993, 1994 and 1995, respectively. Primarily as a result of the write-off of in-process research and development related to the Chalke Acquisition, the Company recognized a tax benefit of $3.0 million in 1995. The effective tax rate in 1994 reflects the effects of permanent items and adjustments which served to marginally increase the Company's tax rate in that year. The utilization of net operating loss carryforwards reduced the Company's effective income tax rate in 1993.

SELECTED QUARTERLY OPERATING RESULTS

  The following table sets forth certain unaudited quarterly results of operations of the Company for each of the four quarters of 1994 and 1995 and the first quarter of 1996. The Company believes that this information has been prepared on the same basis as the audited Consolidated Financial Statements and that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The quarterly operating results are not necessarily indicative of future results of operations. See "Risk Factors--Fluctuations in Quarterly Performance."

                                                          THREE MONTHS ENDED
                          -----------------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,  JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                            1994     1994     1994      1994     1995      1995     1995      1995     1996
                          -------- -------- --------- -------- --------  -------- --------- -------- --------
                                                       (IN THOUSANDS)
Revenues:
 Software licenses......   $1,221   $1,299   $1,245    $1,381  $ 1,532    $2,547   $2,674    $3,894   $4,253
 Maintenance............      393      415      520       702      721       918    1,097     1,319    1,306
 Professional services..      229      532      396       935      380     1,456    1,147     1,117    1,321
                           ------   ------   ------    ------  -------    ------   ------    ------   ------
 Total revenues.........    1,843    2,246    2,161     3,018    2,633     4,921    4,918     6,330    6,880
                           ------   ------   ------    ------  -------    ------   ------    ------   ------
Cost of revenues:
 Software licenses......       41       35       45        31       49       100      113       192      105
 Maintenance............       87       94      221       496      160       139      319       428      374
 Professional services..      190      238      334       420      418     1,108    1,209     1,065      980
                           ------   ------   ------    ------  -------    ------   ------    ------   ------
 Total cost of
  revenues..............      318      367      600       947      627     1,347    1,641     1,685    1,459
                           ------   ------   ------    ------  -------    ------   ------    ------   ------
Gross profit............    1,525    1,879    1,561     2,071    2,006     3,574    3,277     4,645    5,421
Operating expenses:
 Selling and marketing..      465      600      696       932      698     1,172    1,496     1,876    2,198
 Research and
  development...........      304      351      466       622      670     1,584    1,372     1,627    1,555
 General and
  administrative........      253      299      285       207      647       400      644       824    1,135
 Write-off of purchased
  in-process research
  and development.......      --       --       --        --     7,889       --       --        --       --
                           ------   ------   ------    ------  -------    ------   ------    ------   ------
 Total operating
  expenses..............    1,022    1,250    1,447     1,761    9,904     3,156    3,512     4,327    4,888
                           ------   ------   ------    ------  -------    ------   ------    ------   ------
Operating income
 (loss).................      503      629      114       310   (7,898)      418     (235)      318      533
Interest income
 (expense), net.........      (24)      19      (34)       27       46        (1)      (1)      (20)     (12)
                           ------   ------   ------    ------  -------    ------   ------    ------   ------
Income (loss) before
 income taxes...........      479      648       80       337   (7,852)      417     (236)      298      521
Provision (benefit) for
 income taxes...........      205      277       34       145   (3,221)      171      (97)      123      208
                           ------   ------   ------    ------  -------    ------   ------    ------   ------
Net income (loss).......   $  274   $  371   $   46    $  192  $(4,631)   $  246   $ (139)   $  175   $  313
                           ======   ======   ======    ======  =======    ======   ======    ======   ======

  The following table sets forth certain consolidated financial data as a percentage of revenue for each of the four quarters of 1994 and 1995 and the first quarter of 1996:

                                                         THREE MONTHS ENDED
                          ---------------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31
                            1994     1994     1994      1994     1995     1995     1995      1995    1996
                          -------- -------- --------- -------- -------- -------- --------- -------- -------
Revenues:
 Software licenses......     66%      58%       58%      46%       58%     52%       54%      62%      62%
 Maintenance............     21       18        24       23        27      19        22       21       19
 Professional services..     13       24        18       31        15      29        24       17       19
                            ---      ---       ---      ---      ----     ---       ---      ---      ---
 Total revenues.........    100      100       100      100       100     100       100      100      100
                            ---      ---       ---      ---      ----     ---       ---      ---      ---
Cost of revenues:
 Software licenses......      2        2         2        1         2       2         2        3        2
 Maintenance............      5        4        11       16         6       3         6        7        5
 Professional services..     10       10        15       14        16      22        25       17       14
                            ---      ---       ---      ---      ----     ---       ---      ---      ---
 Total cost of
  revenues..............     17       16        28       31        24      27        33       27       21
                            ---      ---       ---      ---      ----     ---       ---      ---      ---
Gross profit............     83       84        72       69        76      73        67       73       79
Operating expenses:
 Selling and marketing..     25       27        32       31        27      24        31       30       32
 Research and
  development...........     17       16        22       21        25      32        28       26       23
 General and
  administrative........     14       13        13        7        24       9        13       12       16
 Write-off of purchased
  in-process research
  and development.......      0        0         0        0       300       0         0        0        0
                            ---      ---       ---      ---      ----     ---       ---      ---      ---
 Total operating
  expenses..............     56       56        67       59       376      65        72       68       71
                            ---      ---       ---      ---      ----     ---       ---      ---      ---
Operating income (loss)
 .......................     27       28         5       10      (300)      8        (5)       5        8
Interest income
 (expense), net.........     (1)       1        (1)       1         2       0         0        0        0
                            ---      ---       ---      ---      ----     ---       ---      ---      ---
Income (loss) before
 income taxes...........     26       29         4       11      (298)      8        (5)       5        8
Provision (benefit) for
 income taxes...........     11       12         2        5      (122)      3        (2)       2        3
                            ---      ---       ---      ---      ----     ---       ---      ---      ---
Net income (loss).......     15%      17%        2%       6%     (176)%     5%       (3)%      3%       5%
                            ===      ===       ===      ===      ====     ===       ===      ===      ===

  The Company's quarterly operating results have varied substantially from period to period, and the Company anticipates that such fluctuations will continue for the foreseeable future. Quarterly revenues and operating results depend heavily on the timing and size of the Company's individual license contracts with its clients. Revenues from quarter to quarter can vary substantially due to the large size of a number of license contracts and the length and complexity of the sales cycle. Additional factors that may cause fluctuations in quarterly operating results include the timing of the introduction and the market acceptance of new products or product enhancements by the Company or its competitors; the relative proportions of revenues derived from license fees, maintenance, consulting and other recurring revenues and professional services; changes in the Company's operating expenses; personnel changes and fluctuations in economic and financial market conditions.

  The Company's revenues have historically been higher in the fourth quarter of the fiscal year primarily because of the concentration by some clients of larger capital purchases in the fourth quarter due to year-end budgetary pressures on the Company's clients and the tendency of certain clients to implement changes in computer software applications prior to the end of the calendar year. In turn, the Company's revenues have historically been lower in the first quarter due to the allocation of resources by potential clients to the processing and reporting requirements for the prior fiscal year. The Company anticipates that these trends will continue.

  In addition, the Company typically has realized a disproportionate amount of its revenues and income in the last month of each quarter and, as a result, the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a given quarter. Accordingly, delays in product delivery or in the closing of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, net income to fall substantially short of anticipated levels.

  The Company generally ships its software products to its clients shortly after receipt of the license agreement signed by the client and, to the extent there are no significant outstanding obligations, recognizes revenues at that time, provided that collection is probable. As a result, the software product backlog at the beginning of any quarter typically represents only a small portion of that quarter's expected revenues and is therefore immaterial. The Company's expense levels, to a large extent, are based on expected revenues and are somewhat fixed in the short term. Due to the high gross margin of the Company's products and relatively fixed nature of these expenses, an unanticipated decline in revenues in a quarter is likely to have a material adverse effect on the Company's operating results.

  As a result of all of the above factors, operating results for any future quarter are not predictable with any degree of certainty and that period to period comparisons of its operating results are not necessarily meaningful. Such comparisons cannot be relied on as indicators of future financial performance. There can be no assurance that the Company will remain profitable in the future or that future operating results will not also vary substantially. See "Risk Factors--Fluctuations in Quarterly Performance."

  The Company purchased substantially all of the assets and operations of Chalke on March 31, 1995. Since that date, the results of Chalke have been included in the Company's quarterly operating results.

LIQUIDITY AND CAPITAL RESOURCES

  During 1993, 1994 and 1995 and the three months ended March 31, 1996, the Company financed its operations primarily through cash flows generated from operations and from private sales of securities. Cash provided by operations was $951,000 and $1.1 million in 1993 and 1994, respectively, and cash used in operations was $1.9 million in 1995. Cash provided by operations was $595,000 for the three months ended March 31, 1996. Accounts receivable increased significantly during 1995 as a result of an increase in license sales and related professional services as well as due to the Chalke Acquisition. Unbilled accounts receivable also increased significantly during 1995 for the foregoing reason as well as due to the disproportionately high level of software licensing activity that occurred late in the fourth quarter of 1995. All of the Company's accounts receivable, including unbilled accounts receivable, as of December 31, 1995 are contractually due within twelve months. During the three months ended March 31, 1996, accounts receivable decreased $1.2 million, primarily as a result of the collection of accounts related to year-end license sales and maintenance renewals. Because of the nature of the Company's market and the complexity of its products, the Company believes that its receivables are typically higher than companies that generate substantial revenues from shrink-wrap licenses or lower-end applications software.

  The Company's general and administrative expenses included bad debt expenses of $9,000, $325,000, $498,000 and $168,000 in 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. The increase in the provision for bad debts was due to the increase in the allowance for doubtful accounts, which was based on an evaluation of specific delinquent accounts and a general reserve based on a percentage of revenues in 1995 and for the first quarter of 1996. The Company believes its determination of doubtful accounts is appropriate in light of the large increase in revenues over the past two years and intends to apply the same method for determination of its allowance for doubtful accounts for the balance of 1996. Actual write-offs of accounts receivable were $1,000, $309,000 and $34,000 for 1993, 1994 and 1995, respectively, and there have been no write-offs in the three months ended March 31, 1995 and 1996. There was one significant account written off in 1994 for approximately $292,000.

  Investing activities, consisting primarily of the acquisition of property and equipment, used cash of $371,000 and $694,000 in 1993 and 1994, respectively. In 1995, the Company used cash of $8.3 million in investing activities, $7.4 million of which was used to finance the Chalke Acquisition. The remaining $900,000 was used to acquire property and equipment. For the three months ended March 31, 1996, cash used in investing activities of $168,000 was used to acquire property and equipment. Net cash used in financing activities in 1993 of $1.0 million represented the partial repayment of notes payable to a related party. Net cash provided by financing activities of $682,000 in 1994 resulted primarily from the issuance of Convertible Preferred Stock of $6.0 million, less the repayment of the balance of the notes payable and the mortgage on the Company's corporate offices totaling $2.3 million, as well as the repurchase of stock by the Company in the amount of $2.3 million. In addition, the Company transferred $505,000 to a restricted cash account in connection with the purchase of certain assets from an unrelated party. Net cash of $8.7 million provided by financing activities in 1995 resulted from the issuance of Convertible Preferred Stock of $7.3 million and the issuance of Common Stock upon the exercise of warrants for $1.4 million related to the financing of the Chalke Acquisition. There was no cash provided by or used in financing activities during the first quarter of 1996.

  As of March 31, 1996, the Company had $2.0 million in cash and cash equivalents. In connection with the Chalke Acquisition, the Company issued to Chalke a promissory note in the principal amount of $3.0 million, with an imputed interest rate of 7.91% per annum. The note is due in two installments of $1.5 million on each of March 31, 1996 and 1997. The March 31, 1996 installment has been paid in full by the Company. See "Certain Transactions."

  The Company believes that net proceeds from this offering, its current cash balances and net cash provided by operating activities will be sufficient to meet its working capital and capital expenditure requirements for the next 12 months.

                                   BUSINESS

  SS&C Technologies, Inc. ("SS&C" or the "Company") is a leading provider of client/server-based software solutions, and related consulting services, designed to improve the efficiency and effectiveness of the investment management function within a broad range of organizations in the financial services industry. The Company has developed a family of software products that provides a full range of mission-critical information management and analysis, accounting, reporting and compliance tools to help high-level investment professionals make informed, real-time decisions and automate many operational functions in today's increasingly complex and fast-moving financial markets. The Company's products are focused on improving the effectiveness of decision making through open, fully integrated access to the quantitative analysis of transactions-based data, allowing investment professionals to manage and analyze large amounts of data both in the aggregate and in detail on a timely basis. The Company provides products and services to over 300 organizations worldwide and its customers include asset managers, insurance companies, banks, corporate treasuries and government agencies.

INDUSTRY BACKGROUND

  The financial services industry comprises a variety of enterprises and organizations, including asset managers, insurance companies, banks, mutual funds, public and private pension funds, hedge funds, corporate treasuries and government agencies. Each of these industry segments operates in an environment characterized by rapidly changing market conditions, increasing trading and monetary transaction volumes, asset and security products proliferating in both number and complexity, rapidly evolving regulatory requirements and fierce competition. Professionals throughout the financial services industry must be able to make timely and informed investment decisions reflecting global market information about securities that are often far more complex than those associated with traditional equity and debt instruments.

  These challenges have been compounded by the worldwide growth of the financial services industry. Financial assets have grown substantially throughout the 1990's. Annual mutual fund inflow increased from approximately $60 billion in 1989 to $197 billion in 1995 while the total assets under mutual fund management increased from $252 billion in 1986 to $2.5 trillion in 1995. Today, the largest 100 insurance companies have over $2.1 trillion under management. The Company believes that banks, public and private pension funds and corporate treasuries have experienced substantial growth in assets under management, which has in turn led to significant growth in the number of investment management organizations. For example, registered investment advisors increased in number from approximately 6,200 in 1986 to over 23,800 in 1995.

  Segments of the financial services industry are subject to extensive and changing regulation by a variety of governmental and self-regulatory organizations, such as the Association for Investment Management and Research
(AIMR), the National Association of Insurance Commissioners (NAIC) and the Association of International Bond Dealers (AIBD). Each of these bodies has promulgated its own performance metrics, reporting standards and calculation of reserves--all of which must be reflected as appropriate in the analysis, transactions and reports of financial service organizations.

  These factors have created an increasing gap between the amount and complexity of data that must be analyzed and controlled and the resources currently available to effectively meet these requirements. Traditionally, financial service organizations have relied on internally developed systems or timesharing services to manage their information analysis requirements. Typically, internally developed systems have been implemented on expensive mainframes and minicomputers in highly centralized environments. These legacy applications require large MIS departments, are expensive to implement, support and modify and have limited interoperability with the variety of information resources and systems that exist in today's computing environment. Because MIS personnel have often lacked regulatory expertise and financial analysis backgrounds, legacy applications often cannot fully support regulatory compliance and reporting and have historically lacked focused analytical tools. User interfaces of these applications tend to be character-based, and applications are not integrated with other information functions and data services, limiting legacy systems' usefulness and restricting the effectiveness of key decision makers within financial organizations, who need immediately available information and responsive analytical tools. Timesharing services, used by certain other financial service organizations, require overnight batch processing, are inflexible and expensive, and isolate decision makers from direct access to current data and essential decision-making tools.

  The need to provide investment professionals across the financial services industry with direct access to critical data, coupled with the improved performance of desktop systems, has led in recent years to the adoption of client/server solutions, which support the integration of a wide variety of "client" (or end user) and "server" (host-based or back-end) systems and databases. Client/server architecture offers end users a more flexible, easily accessible computing environment while providing greater functionality and the ability to solve complex problems on a timely and cost-effective basis. It has, however, proven difficult for organizations within the financial services industry to integrate client/server solutions with their existing legacy databases and mainframe systems, limiting their ability to realize the full potential of distributed computing environments and limiting the availability of advanced analytical tools.

  To operate efficiently in today's complex and constantly changing financial markets, financial service organizations must automate and integrate their mission-critical and labor-intensive functions, including (i) investment decision support and performance measurement, (ii) asset/liability management,
(iii) portfolio accounting, report generation and compliance and (iv) order management and trading. Legacy solutions typically lack the functionality and flexibility required in today's environment, while isolating investment decision makers from timely information provided by an increasingly broad range of essential analytical tools and reports. To meet their requirements, financial service organizations require distributed software applications that overcome these problems and provide flexible, functional resources for informed, real-time business decision making and regulatory compliance.

THE SS&C SOLUTION

  The Company offers a family of highly functional, mission-critical client/server software applications that help automate and simplify information management and analysis, accounting, reporting and compliance for investment professionals in a broad range of financial service segments. The Company's solution is designed to improve the effectiveness of decision making by executives, portfolio managers and other investment professionals by providing open, fully integrated access to the quantitative analysis of transactions-based data, allowing investment professionals to manage and analyze large amounts of data both in the aggregate and in detail on a timely basis. The Company's products are complemented by a comprehensive service organization to facilitate successful product implementation and provide ongoing training and support.

  Each of the Company's software products features (i) intuitive graphical interfaces to minimize learning time and maximize user flexibility; (ii) a high degree of functionality, integrating trading, accounting, reporting and analytical functions as part of a complete system for managing securities and asset portfolios; (iii) advanced quantitative analytical tools tailored to the requirements of particular industry segments and (iv) highly scalable and flexible architecture, allowing the customizing of each product to a specific client's requirements and priorities, regardless of size, organizational structure and number of relevant portfolios, types of securities, accounting bases, regulatory regimes or managers involved. Each of the Company's products is designed to be interoperable with other Company products, third-party applications and data sources (including legacy systems) and other desktop applications. The Company's products feature client/server architecture to support a distributed model of computing within a Windows or OS/2 environment consistent with the requirement of the Company's principal users. The high functionality, interoperability and ease-of-use of the Company's products are intended to assure the efficient analysis and management of information on a timely basis, increase productivity, reduce costs and enable users in a variety of financial service organizations to devote more time to critical business decisions rather than administrative, reporting and compliance matters.


                                                          Investment Accountants
                                                            Settle and Account
                                   Executive Managers      for Transactions and
                 Traders Execute   Analyze Portfolio,          Perform Client
 Operational       Securities          Market                  Management and
Implementation    Transactions     and Economic Data        Regulatory Reporting

    --------------------------------CAMRA----------------------------------

    --------------------------------FILMS----------------------------------

    -------FOTOS-------

                           ----------PTS----------

                           ----ALLOCATOR PLUS-----

Strategic                  ---------COPE*---------
Analysis
                           --------FINESSE*-------

- -----------
*Currently scheduled to be released in 1996




COMPANY STRATEGY

  The Company's goal is to become a leading worldwide provider of client/server-based software solutions, and related consulting services, that automate and simplify the management and analysis of the vast amounts of information being delivered to, or produced by, financial service organizations. The key elements of the Company's strategy include:

  . Provide a Full Line of Highly Functional, Client/Server Software
    Applications. The Company believes that its ability to offer a broad range of highly functional software applications is a key competitive strength, and it intends to build upon this base by enhancing the functionality and interoperability of its new and existing products. The Company uses multidisciplinary teams of highly trained finance, accounting, mathematical, actuarial, software and investment personnel to ensure that the Company's products continue to include features that meet the extensive and changing requirements of organizations across the financial services industry. The Company also intends to continue to develop software applications that are built around industry standards in order to assure flexibility and ease of integration.

  . Broaden Sales Across and Within Industry Segments. The various segments of the financial services industry share a core of common critical problems, while decision makers in different areas within an individual investment organization also share common requirements for the timely and effective management of information. The Company believes that it can leverage its reputation within the industry to broaden the adoption of its products by additional organizations in the same or other segments of the financial services industry, as well as to increase penetration of its products among its existing clients.

  . Emphasize Service Offerings. The Company's consulting and service offerings are a critical component of its client-driven solution, and the Company intends to continue to emphasize its comprehensive consulting and support services to facilitate the timely installation, implementation and effective utilization, of the Company's products by its clients. Furthermore, the Company believes that full outsourcing of investment analysis and management functions can be a cost-effective solution for many organizations, and intends to enhance its outsourcing services by building on the strength and breadth of its software products. The Company believes that such outsourcing activities permit it to meet the requirements of a class of clients that might otherwise not elect to purchase products of the Company and could provide a recurring source of revenue to the Company.

  . Expand International Operations. The Company's solutions are configured to meet the needs of large financial service organizations throughout the world, and currently include the capacity to process multi-currency transactions and to measure and report international performance metric standards. The Company intends to leverage these capabilities and its strong relationships with financial institutions in North America to increase its sales to financial institutions in international markets, particularly in traditional money centers in Europe and the Pacific Rim. During 1995, the Company opened sales offices in France and the United Kingdom and hired six employees to support international operations. During 1996, the Company hired a sales representative in Kuala Lumpur to service the Asian market. The Company plans to expand its business outside North America by hiring additional sales and support personnel during 1996.

  . Pursue Strategic Opportunities. The Company believes the market for financial services software is highly fragmented and rapidly evolving, with many new product introductions and many large and small industry participants. These factors create both the need and the opportunity to effect strategic transactions, including acquisitions, alliances or other partnerships, in order to increase the breadth of its product offerings, establish new sales and marketing channels and exploit evolving market opportunities. While the Company presently has no commitments to effect any such transaction, it intends to pursue such opportunities in order to enhance further its competitive position as the marketplace evolves and consolidates.

PRODUCTS AND SERVICES

  The Company offers a family of application software products designed to address the requirements of professionals in the financial services industry for flexible, scalable and secure analysis and reporting tools to support automation of the investment process. The Company's family of software products supports trading, accounting, reporting and analysis requirements of a broad range of users within financial organizations, including senior executives, portfolio managers, analysts, portfolio accountants and traders.

  The following chart summarizes the Company's products, products under development and typical users:

     PRODUCT         DESCRIPTION                   TYPICAL USERS
     -------         -----------                   -------------
     CAMRA           Complete asset management,    Portfolio managers and
                     reporting and accounting      operations personnel
                     system

     FILMS           Fully integrated loan         Mortgage portfolio managers
                     management system             and servicers
     PTS             Spread management/pricing     Insurance company CEO's,
                     systems                       CFO's and product managers
     FOTOS           Front office trade            Fixed-income and equity
                     operations system             traders
     Allocator Plus  Structured finance forward    Mortgage-backed securities
                     trading and allocation        traders and operations
                     system                        personnel
     COPE*           Fixed-income portfolio        Quantitative and financial
                     analysis program analysis     research analysts and
                                                   managers
     Finesse*        Dynamic financial modeling    CEO's, CFO's and risk
                     and analysis program          managers of property and
                                                   casualty insurance companies

- --------
* The Company currently expects to release versions of these products during calendar 1996. See "Business--Product Development."

  The Company's software applications are compatible with Intel x86 platforms (IBM PC compatible or emulators) and a wide range of popular topologies, protocols and network operating systems, including Ethernet, Token Ring, IPX/SPX, TCP/IP, NET BEVI, Novell Netware, Windows Pathworks and UNIX. The Company's CAMRA, FILMS and FOTOS products run on DOS, Windows (3.1, 3.11, 95) and WindowsNT operating systems, and CAMRA and FILMS also run on OS/2 systems. The Company's PTS product currently runs on DOS, and the Company expects to introduce a Windows version of PTS during 1996.

  The prices of the Company's software products vary depending upon the product features included and, in the case of the Company's CAMRA and FILMS products, on the assets under management by the client. The Company's PTS software is available for purchase by site or CPU license.

 CAMRA

  The Company's complete asset management, reporting and accounting ("CAMRA") applications software supports the integrated management of asset portfolios by investment professionals. CAMRA is a multi-user, integrated solution tailored to support complete portfolio management and includes features to execute, account for and report all typical securities transactions. For example, it allows investment professionals to allocate and reallocate securities and to update account, portfolio, issuer, custodian and security-type information through selected entries across the entire database. The Company's CAMRA product is used by clients with assets under management ranging from $50 million to $70 billion.

  As part of its support of complete portfolio management, CAMRA provides the following capabilities:

    Portfolio Management and Market Analysis. CAMRA includes a comprehensive, integrated securities database supporting on-line daily, monthly, quarterly and on-demand calculation of a range of information, including book and market value, yields, convexity, average life and various user-selected scenarios. During the first quarter of 1996, the Company and Bloomberg Financial Markets ("Bloomberg") announced the introduction of SS&C GO Trading, a new service providing investment professionals with an integrated platform for using Bloomberg trading, securities and portfolio analysis in conjunction with CAMRA.

    Comprehensive Accounting and Reporting Capabilities. CAMRA supports four accounting bases--GAAP, statutory, management and tax--and has the flexibility to provide for up to four alternative accrual methods, five sales methods, average cost or tax lot accounting and four amortization methods. CAMRA can generate reports on multiple reporting levels, exporting data directly to spreadsheets, word processors and databases for ease of delivery and presentation.

    Support of Trading Transactions. CAMRA supports a wide variety of investment and accounting transactions, ranging from buy and sell to short and cover, swap, put, call, redemption, return of capital, settlement, account transfer and portfolio transfer. All transactions are recorded on a real-time basis, permitting immediate access to the most current portfolio information.

    Multi-Currency Processing. CAMRA automatically calculates transaction and translation values in accordance with applicable accounting and insurance industry rules, supports calculation of all local marketing, accounting and foreign exchange gains and losses, and provides a full foreign exchange trading capability with forward pricing, while taking into account such critical parameters as global calendars (with weekends and holidays defined by countries), multiple-based currencies and required rounding techniques.

    Regulatory Compliance. CAMRA provides performance measurement calculations in accordance with AIMR standard time-weighted calculations, and can be run for any time period, entity, portfolio and security grouping as well as bench marked against outside indices.

    Available Interfaces. CAMRA supports comprehensive importing and exporting of data, in ASCII format, using a number of automated interfaces, including interfaces with custodian banks and pricing, external market and general ledger services of popular financial/accounting applications. Examples of the Company's current interfaces include:

            CUSTODIAN BANKS                     PRICING
            Bankers Trust Company               Bridge
            Bank of America                     CompuServe
            Bank of New York                    IDC Services
            Chase Manhattan Bank                Merrill Lynch Pricing Services
            Chemical Bank                       NAIC
            Citibank
            Continental Bancorp                 EXTERNAL MARKET SERVICES
            First National Bank of Chicago      Almont Analytical
            Fleet Financial Group               Bond Buyer
            Goldman, Sachs & Co.                HubData
            Harris Bank International
            Mellon Bank                         GENERAL LEDGER
            Morgan Stanley Group                Freedom
            Northern Trust Company              McCormack & Dodge
            PNC Bank Corp.                      MSA
            State Street Bank   and Trust Co.   PeopleSoft
                                                Walker

 FILMS

  The Company's fully integrated loan management system ("FILMS") enables mortgage professionals to process, analyze and report on a comprehensive basis information regarding their loan portfolios. Like CAMRA, FILMS is a multi-user, integrated solution operating on a client/server platform, which eliminates the need for separate, independent systems within the mortgage loan area. FILMS, which can be integrated with the Company's CAMRA and PTS products, supports the following features:

    Applications and Commitment Processing. FILMS supports the processing of commercial and residential mortgage loans, providing on-line access to critical evaluative information, including credit history, appraisals, LTM ratio, broker information, duration, convexity, average life and discounted cash flow valuation, permitting loan recommendations to be generated quickly, consistently and easily.

    Accounting and Servicing Support. FILMS supports accurate and consistent account servicing of loans, including general ledger entries at the sub-portfolio level, with a direct interface to the corporate general ledger. FILMS also maintains appraisals, expenses and operating statements at the proper level to support loan servicing on a fully automated basis.

    Comprehensive Reports. FILMS generates and supports a wide range of reports, allowing generation of segment analysis, scenarios including best and worst case, reallocation of loan assets by performing portfolio swaps and generation of cash flow projections.

 PTS

  The Company's profit testing system ("PTS") software is a client/server system designed to provide asset/liability management and pricing services primarily to insurance companies, as well as banks, fund managers and other financial institutions. PTS provides an economic model of insurance liabilities and assets, generating option-adjusted cash flows to reflect the complex sets of options and covenants frequently encountered in insurance contracts or comparable agreements.

  PTS includes the following features:

    Option Pricing. The PTS option pricing model provides option-adjusted valuation of assets and liabilities under a consistent conceptual framework. The PTS option pricing model explicitly considers interest-sensitive embedded options, providing valid interest rate risk analysis using price behavior curves that graphically depict asset/liability performance over shifts in the interest rate term structure.

    Large-Scale Corporate Simulation Models. The Company and certain significant clients have implemented a number of complex models of whole-company financial performance. Unlike simpler systems, PTS maintains an internal architecture patterned after the structure of insurance companies themselves, making full-scale corporate models practical. Such corporate models are used to facilitate capital structure decisions, revealing and measuring overall financial performance and guiding overall risk management practice.

    Macro Pricing. The Company's proprietary Macro Pricing algorithm recognizes the complex relationships within contemporary financial intermediaries and provides a matrix of possible product and production quota options in conformity with the profit expectations of the client.

  PTS also supports evolving regulatory initiatives in the insurance and finance industries. Other recent innovations within the PTS asset module include the introduction of auto calibration of residual spreads, comprehensive support for Guaranteed Investment Contracts (GICs) and alternative stage modeling of debt secured by commercial real estate.

 FOTOS

  The Company's front office trade operations system ("FOTOS") is designed to fully automate trade operations for portfolio managers and traders. FOTOS is integrated with the Company's CAMRA and other software products and provides real-time trading information to enable traders to cost-effectively order, block, work, execute and allocate trades. FOTOS allows clients to review, monitor and access trading room activity from local and remote locations and provides clients with reporting and audit trails as well as standard industry trading, analytical, accounting and pricing information associated with each security. FOTOS supports not only equity securities but also treasuries, options, futures, corporate and municipal bonds, mortgage-backed securities and a full range of investment strategies, including hedging and indexes.

 Allocator Plus

  The Company's Allocator Plus system is designed to support portfolio managers and custodians dealing in TBA mortgaged-backed securities markets. Allocator Plus is a client/server system that permits mortgage-backed securities forward trading while optimizing profit and loss to the allocation of current inventory relative to market conditions. While assuring that users achieve optimal financial results, Allocator Plus simultaneously checks incoming announcements and deliveries for compliance with Public Securities Association good delivery guidelines, monitors all pool- specific and special instruction trades and effectively minimizes fail trades and identifies potential fails of counterparties. Allocator Plus can be integrated with the Company's CAMRA and other software products.

 Quantitative Products Under Development

  The Company is also developing the following quantitative analysis products, which are currently scheduled to be released during calendar 1996:

  COPE. Currently undergoing beta testing, the Company's Chalke Option Pricing Engine ("COPE") is a proprietary two-factor model of interest rates with applications in investment banking, insurance and fund management. COPE is designed to support the pricing and investment management of fixed-income portfolios, enabling asset managers quantitatively to measure arbitrage opportunity and yield curve exposure.

  Finesse. The Company's Finesse software, a dynamic financial analysis tool, is designed to measure multiple future risk scenarios in order to provide a more accurate picture of financial risk. See "Business--Product Development."

  PTS 2000. During the second quarter of 1996, the Company plans to introduce an enhanced version of PTS, PTS 2000, a 32-bit application designed to operate on Microsoft's three graphical operating systems, Windows 3.1, WindowsNT and Windows95.

 Consulting and Outsourcing Services

  Building upon the capability and flexibility of its software products, the Company offers a range of professional services to assist clients in meeting their portfolio management needs. To facilitate successful product implementation, the Company's consultants assist clients with initial installation of a system, conversion of the client's historical data and ongoing training and support. The Company's team works closely with the client to ensure smooth transition and operation of the Company's systems. The Company believes that its commitment of dedicated professionals to facilitate the transition process strengthens its relationship with the client, provides the Company with valuable information regarding client requirements and offers the opportunity for sales of additional products and services to the client. The Company's consultants have a broad range of experience in the financial services industry and include certified public accountants, chartered financial analysts, mathematicians and professionals in the real estate, investment, insurance and banking industries. In addition, with the acquisition of Chalke, the Company also offers actuarial consulting services to its insurance company clients. The Company believes that its commitment to professional services facilitates the adoption of the Company's software products.

  For those clients wishing to outsource certain portfolio accounting, reporting and analysis functions, the Company provides comprehensive outsourcing services. The Company's consultants initially work with a client to research and evaluate data sources, implement custodian and pricing interfaces and determine reporting requirements and timing. The Company provides its client with accurate, processed data on a timely basis, enabling investment professionals to utilize their time analyzing data and making investment decisions rather than operating and servicing the Company's software products. The features of the Company's outsourcing solution include:
(i) customized access rights to provide on-line access for senior management;
(ii) regular holdings reports and complete regulatory support; (iii) disk mirroring, daily back-up of the system and uninterruptable power supply to ensure data protection, combined with a detailed disaster recovery plan; and
(iv) data storage and "hot site" capabilities in the event of a disaster.

As of April 30, 1996, the Company had a staff of eight employees dedicated to providing outsourcing services.

PRODUCT SUPPORT

  The Company believes that a high level of service and support is critical to its success, and an important competitive advantage. Furthermore, the Company believes that a close and active service and support relationship is both important to client satisfaction and also provides the Company with important information regarding evolving client requirements. For example, the Company provides each of its significant clients with a dedicated client support representative whose primary responsibility is to resolve questions and concerns and act as a liaison between the client and the Company. In addition, the Company provides toll-free, unlimited telephone support from 8:30 a.m. to 7:00 p.m. Eastern Time weekdays and on weekends during peak regulatory reporting periods, as well as use of electronic bulletin boards and other forms of electronic distribution to provide clients with the latest information regarding the Company's products. The Company also provides regular maintenance releases to its clients, generally during the fourth quarter, to enable them to meet industry reporting obligations and other regulatory requirements as they evolve. The Company's revenues from maintenance services are based on an annual percentage of the client's one-time software license fee, ranging from approximately 16% of the license fee for the Company's PTS software to approximately 20% of the license fee for the Company's CAMRA and FILMS products. Substantially all of the Company's clients have historically renewed maintenance contracts.

  The Company's service and support activities are supplemented by a comprehensive training program, including introductory training courses for new users and dedicated seminars for investment professionals to familiarize them with the capabilities of the Company's systems.

CLIENTS

  The Company's clients include a wide range of financial institutions and other organizations that require a full range of information management and analysis, accounting, reporting and compliance software on a timely and flexible basis, and include asset managers, insurance companies, banks, mutual funds, corporate treasuries and government agencies. At April 30, 1996, the Company had licensed its software applications products to more than 300 clients. The following is a representative list of the Company's clients at April 30, 1996:

     ASSET MANAGERS                         GOVERNMENT AGENCIES
     Conning & Company                      Florida State Treasury
     Kemper Financial Services              State of Michigan
     Prime Advisors, Inc.                   Texas Education Agency
     Scudder, Stevens & Clark
                                            LIFE/HEALTH INSURANCE
     BANKS                                  Conseco
     Bank of Bermuda                        Crown Life Insurance Company
     Bankers Trust Company                  General American Life Insurance
     Canadian Imperial Bank of Commerce     Company
     Hong Kong and Shanghai Banking Corp.   The Guardian
     PNC Bank                               John Hancock Mutual Life
     Roosevelt Bank                         Merrill Lynch Insurance Group
     United Mizrahi Bank & Trust Company    Teachers Insurance and Annuity
                                            Association
     CORPORATE TREASURIES
     The Edison Group                       PROPERTY AND CASUALTY INSURANCE
     Merck & Co., Inc.                      Commercial Union Insurance Company
     The Walt Disney Company                Liberty Mutual Insurance Group
     United Power                           Orion Capital Corporation
                                            Royal Insurance
                                            The St. Paul Companies

                                            REINSURANCE
                                            Centre Investment Services
                                            Life Reassurance Corporation of
                                            America
                                            National Reinsurance
                                            Reinsurance General of America
                                            SwissRe Advisers

SALES AND MARKETING

  The Company believes that a direct sales organization is essential to the successful implementation of its business strategy given the complexity and importance of the operations and information the Company's products are designed to manage and the extensive regulatory and reporting requirements of its clients. The Company's dedicated direct sales and support staff, which is supplemented by extensive ongoing product and sales training, is organized by product area and situated in sales offices in 12 cities. All of the Company's sales personnel have previous experience in the financial services industry. During 1995, the Company's sales and support staff increased from 18 to 31 persons.

  As of April 30, 1996, the Company's marketing organization consisted of eight persons who were responsible for evaluating and developing market opportunities and providing sales support. The Company's marketing activities include generation of client leads, targeted direct mail campaigns, seminars, advertising, trade shows, conferences and public relations efforts. The marketing department also supports the sales force with appropriate documentation or electronic materials for use during the sales process.

PRODUCT DEVELOPMENT

  The Company believes that it must introduce new products and features into the market on a regular basis to maintain its competitive advantage. To meet these goals, the Company uses multidisciplinary teams of highly trained finance, accounting, mathematical, actuarial, software and investment personnel, and has invested heavily in developing a comprehensive product analysis to meet rigorous requirements for product functionality and quality. The Company's products currently under development include Finesse, COPE and PTS 2000, all currently scheduled for release during 1996. See "Business-- Quantitative Products under Development."

  The Company's research and development engineers work closely with the Company's marketing and support personnel to assure that product evolution reflects developments in the marketplace and trends in client requirements. Generally, the Company has issued a functional release in the third quarter to include enhancements to CAMRA's functionality, and a fourth quarter release to reflect evolving regulatory changes in time to meet year-end reporting requirements of clients. The Company is currently engaged in the development of analytical tools designed to interface with PTS and support strategic decision making at the executive level.

  Although the Company has historically met the scheduled date for product releases and enhancements, software development is characterized by unanticipated delays, and there can be no assurance that the Company will be able to maintain future scheduled release dates. Furthermore, there can be no assurance that the Company's new product releases and product enhancements will adequately address the needs of the marketplace or will not contain "bugs" which could cause delays in product introduction or shipments or, if discovered in the future, require modification of the Company's products. See "Risk Factors--Rapid Technological Change" and "--Product Defects and Product Liability."

  As of April 30, 1996, the Company's research and development staff consisted of 62 employees. The Company's total expenses for research and development, excluding write-off of in-process research and development, for the years ended December 31, 1993, 1994 and 1995 were $1.4 million, $1.7 million and $5.3 million, respectively.

COMPETITION

  The market for financial services software is competitive, rapidly evolving and highly sensitive to new product introductions and marketing efforts by industry participants. The market is also highly fragmented and served by numerous firms, many of which serve only their respective local markets or specific customer types, and much of the Company's competition stems from information systems or timesharing services developed and serviced internally by the MIS departments of financial services firms. The Company currently faces direct competition in various segments of the financial services industry from Princeton Financial Systems, Portia (a division of Thomson Financial), SunGard Data Systems, Inc., DST

Systems, Inc. and Advent Software, Inc. The Company believes that none of these competitors currently competes against it in all such industry segments, although there can be no assurance that one or more may not compete against the Company in the future in additional industry segments. Many of the Company's current and potential future competitors have significantly greater financial, technical and marketing resources, generate higher revenues and have greater name recognition than does the Company. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing client requirements. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would materially adversely affect the Company's business, financial condition and results of operations.

  The Company believes that the principal competitive factors in its industry include product performance and functionality, ease of use, scalability, ability to integrate external data sources, product and company reputation, client service and support and price. Although the Company believes that it currently competes effectively with respect to such factors, there can be no assurance that the Company will be able to maintain its competitive position against current and potential competitors. See "Risk Factors--Competition."

PROPRIETARY RIGHTS

  The Company primarily relies on a combination of copyright, trademark and trade secret laws and license agreements to establish and protect proprietary rights of its products. The source code for the Company's products is protected as both a trade secret and an unpublished copyrighted work. In addition, the Company generally enters into confidentiality and/or license agreements with its employees, distributors, clients and potential clients and limits access to, and distribution of, its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization or to develop similar technology independently. In addition, effective copyright and trade protection may be unavailable or limited in certain foreign countries. In January 1996, the Company licensed the use of certain of its source code to Conning Asset Management Company, an affiliate of certain principal stockholders of the Company. See "Certain Transactions" and "Risk Factors--Dependence on Proprietary Technology."

  Because the software development industry is characterized by rapid technological change, the Company believes that factors such as technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable service and support are more important to establishing and maintaining a leadership position than legal protections of its technology. See "Risk Factors--Rapid Technological Change."

EMPLOYEES

  As of April 30, 1996, the Company had 195 full-time employees, consisting of 62 employees in research and development, 48 employees in consulting and services, 45 employees in sales and marketing, 19 employees in client support, 15 employees in finance and administration and six employees in the Company's international operations. The Company believes that the quality and background of its employees is an important competitive advantage, and includes over 55 persons with advanced degrees and over 125 persons with prior experience in the financial services marketplace. None of these employees is covered by any collective bargaining agreements. The Company believes that its relationship with its employees is good. The future success of the Company will depend upon its ability to attract and retain qualified personnel. Competition for such personnel is often intense, and there can be no assurance that the Company will be able to attract and retain adequate numbers of qualified personnel in the future. See "Risk Factors--Dependence on Key Personnel."

FACILITIES

  The Company owns its corporate offices in Bloomfield, Connecticut, which consist of approximately 14,800 square feet of office space. The Company also leases an additional 11,000 square feet of office space in Bloomfield. In support of its direct sales and service and support operations, the Company leases facilities and offices in 11 locations in the United States and Canada and has offices in London, England and Paris, France.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company and their ages as of April 30, 1996 are as follows:

             NAME               AGE                    POSITION
             ----               ---                    --------
William C. Stone...............  41 President, Chief Executive Officer and
                                     Chairman of the Board of Directors
Shane A. Chalke................  38 Executive Vice President and Director
Patrick W. Kenny...............  53 Senior Vice President, Services
David A. Varsano...............  34 Senior Vice President, Development and
                                     Client Services
Robert L. Winslow..............  37 Senior Vice President, Sales
Marc W. Zimmerman..............  40 Senior Vice President, Strategic Products
John S. Wieczorek..............  35 Vice President, Chief Financial Officer and
                                     Treasurer
Steven A. Flagg................  37 Vice President, International
John H. Quinn..................  35 Vice President, National Accounts
Peter L. Bloom.................  38 Director
David W. Clark, Jr.(1).........  58 Director
John B. Clinton(2).............  41 Director
Joseph H. Fisher(2)............  52 Director
William E. Ford(1).............  34 Director
William W. Wyman...............  58 Director

- --------
(1)Member of Compensation Committee.
(2)Member of Audit Committee.

  William C. Stone founded the Company in 1986 and has served as Chairman of the Board of Directors, Chief Executive Officer and President since the Company's inception. Prior to founding the Company, he directed the financial services consulting practice of KPMG Peat Marwick LLP in Hartford, Connecticut and was Vice President of Administration and Special Investment services at Advest, Inc. Mr. Stone received his B.S. in Business Administration from Marquette University.

  Shane A. Chalke joined the Company in March 1995 as Executive Vice President and Director upon the Company's acquisition of substantially all of the assets and operations of Chalke Incorporated. Specializing in the financial analysis of insurance companies, Mr. Chalke founded Chalke Incorporated in 1983 and served as its Chairman, Chief Executive Officer and President until March 1995. He is a former Vice President of the Society of Actuaries and received his B.S. in Actuarial Science from Worcester Polytechnic Institute.

  Patrick W. Kenny is Senior Vice President, Services of the Company. Mr. Kenny joined the Company in November 1995 after serving as Chief Financial Officer of Aetna Life & Casualty from January 1988 to December 1994. He was formerly a partner and director of insurance professional practices at KPMG Peat Marwick LLP, both internationally and domestically. Mr. Kenny received his B.A. in Business Administration from the University of Notre Dame and his M.A. from the University of Missouri.

  David A. Varsano is Senior Vice President, Development and Client Services of the Company. Mr. Varsano joined the Company in September 1995 after serving as Vice President at Dun & Bradstreet Software, where he was responsible for the client/server platform and decision support business from March 1994 to September 1995. He formerly served as Vice President at Litle & Company, where he managed product and systems development from March 1990 to March 1994. Mr. Varsano received his B.S. in Management Information Systems from Boston University.

  Robert L. Winslow is Senior Vice President, Sales of the Company. Mr. Winslow joined the Company in March 1995 after serving as Director of Marketing at Apprise Insurance Information Services

Corporation, a division of Talegen Corporation, from March 1993 to November 1994. He formerly served in various sales, marketing and general management positions at IBM, where he helped develop IBM's outsourcing and services strategy for the banking, brokerage and insurance industries from July 1980 to November 1992. Mr. Winslow received his B.S. in Finance from Santa Clara University.

  Marc W. Zimmerman is Senior Vice President, Strategic Products of the Company. Mr. Zimmerman joined the Company in August 1995 from his position as Vice President of Market Investment Solutions, Inc., a financial software and consulting services provider, which he joined in 1993. From 1989 to 1993 he served as Executive Vice President of Sales and Marketing of Princeton Financial Systems, Inc., a provider of software and consulting services to the financial services industry. Mr. Zimmerman received his B.A. in History from Rutgers College and his J.D. from Case Western Reserve University School of Law.

  John S. Wieczorek is Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Wieczorek joined the Company in October 1994 after serving in various management positions from 1983 to 1994 and ultimately as Chief Financial Officer at Vantage Computer Systems, Inc., a provider of computer software and services (prior to the merger of Vantage with The Continuum Company, Inc.). He received his B.S. in Accounting from Bentley College.

  Steven A. Flagg served as Vice President, International Sales of the Company from April 1995 to May 1996, after serving as Vice President of Business Development at Sterling Software, Inc., a software applications company, from June 1994 to February 1995. He formerly served as Vice President of International Sales at Knowledgeware Worldwide, Inc., a CASE tools company, in Paris, France from 1992 to 1994. He served as National Account Manager, Financial Services Industry at Oracle, Inc. from 1988 to 1989. Mr. Flagg received his B.S. in Business and Sociology from Brockport University.

  John H. Quinn is Vice President, National Accounts of the Company. Mr. Quinn joined the Company in January 1995 and served as the Company's Vice President, Sales until October 1995. He formerly served as Vice President, Sales at SunGard Financial Systems, Inc., a provider of software and consulting services to the financial services industry, from 1991 to 1995. Mr. Quinn received his B.S. in Finance from Providence College.

  Peter L. Bloom has served on the Board of Directors of the Company since October 1995. He is currently a member of General Atlantic Partners, LLC, a private investment firm and principal stockholder of the Company, and has been with General Atlantic Partners, LLC since January 1996. Mr. Bloom was previously employed by Salomon Brothers Inc from May 1982 to December 1995 in various positions including Managing Director of Technology. Mr. Bloom received his B.A. in Computer Studies and Economics from Northwestern University.

  David W. Clark, Jr. has served on the Board of Directors of the Company since November 1992. He is currently the Managing Director of Pryor & Clark Company, a corporation involved in private investments and venture capital, where he has served since 1991. Mr. Clark has previously served as President, Chief Operating Officer and Treasurer of Corcap, Inc., an elastomer and molded rubber manufacturer, President and Chief Executive Officer of CompuDyne Corporation, a defense services contractor, and President and Chief Operating Officer of Lydall, Inc., a diversified manufacturer of industrial products. He also serves as a member of the Boards of Directors of Acme United Corporation, Checkpoint Systems Inc., CompuDyne Corporation and Corcap, Inc. Mr. Clark received his B.S. from Yale University and his M.B.A from the Harvard Graduate Business School.

  John B. Clinton has served on the Board of Directors of the Company since June 1994. He is currently Senior Vice President at Conning & Company, a stockholder of the Company, where he has served since 1992. Mr. Clinton served as Chief Financial Officer at KCP Holding Company from 1989 to 1991 and at National American Insurance Company of California from 1987 to 1991. Mr. Clinton currently serves on the Board of Directors of Investors Insurance Holding Corp. Mr. Clinton received his B.A. from Amherst College and his M.B.A. from the Stern School of Business at New York University.

  Joseph H. Fisher has served on the Board of Directors of the Company since January 1992. Mr. Fisher was formerly employed by KPMG Peat Marwick LLP and served as the Managing Partner of the Hartford, Connecticut office from 1983 to 1991. Since his retirement in 1991, Mr. Fisher served as interim Chief Financial Officer of Big Y Foods Inc., a supermarket chain, from May 1992 to September 1992 and as the Special Assistant to the President for Financial and Administrative Affairs at the University of Hartford from October 1992 to November 1993. During 1994 and 1995, he served as an independent consultant to the University of Hartford. Mr. Fisher is a director of ConnectiCare, Inc. and Vice Chairman of the Lyme Disease Foundation. Mr. Fisher received his B.S. in Accounting from the University of Delaware.

  William E. Ford has served on the Board of Directors of the Company since September 1994. Mr. Ford is a managing member of General Atlantic Partners, LLC and has been with General Atlantic Partners, LLC since July 1991. From August 1987 to July 1991, Mr. Ford was an associate with Morgan Stanley & Co. Incorporated in the mergers and acquisitions department. Mr. Ford is also a director of Envoy Corporation, GT Interactive Software Corp. and Marcam Corporation and several private software companies in which General Atlantic Partners or one of its affiliates is an investor. Mr. Ford received his B.A. in Economics from Amherst College and his M.B.A. from the Stanford Graduate School of Business.

  William W. Wyman has served on the Board of Directors of the Company since February 1996. From 1984 to 1995, he served as Managing Partner of Oliver, Wyman & Company, a consulting firm he founded which specializes in management consulting to financial institutions in North America and Europe. From 1965 to 1984, Mr. Wyman was employed at Booz, Allen & Hamilton, an international management consulting firm. Mr. Wyman received his B.A. from Colgate University and his M.B.A. from the Harvard Graduate Business School.

  Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of two Class I Directors (Messrs. Clinton and Wyman), three Class II Directors (Messrs. Bloom, Chalke and Fisher) and three Class III Directors (Messrs. Clark, Ford and Stone). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors or director of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1997, 1998 and 1999, respectively.

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

BOARD COMMITTEES

  The Board of Directors has a Compensation Committee composed of Messrs. Clark and Ford, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers and grants stock options pursuant to the Company's stock option plans, and an Audit Committee composed of Messrs. Clinton and Fisher, which reviews the results and scope of the audit and other services provided by the Company's independent public accountant.

BOARD COMPENSATION

  All of the directors are reimbursed for expenses incurred in connection with their attendance at Board and committee meetings. Each non-employee director receives $500 for attendance at each meeting of the Board (other than telephonic meetings). Other directors are not entitled to compensation in their capacities as directors.

 1996 Director Stock Option Plan

  The 1996 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in April 1996. Under the terms of the Director Plan, directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to receive nonstatutory options to purchase shares of Common Stock. A total of 150,000 shares of Common Stock may be issued upon exercise of options granted under the Director Plan.

  Each eligible director will receive annual options to purchase 5,000 shares of Common Stock on the date of each annual meeting of stockholders, commencing with the 1997 Annual Meeting of Stockholders. Options to purchase 5,000 shares of Common Stock will also be granted to each eligible director elected after this offering upon his or her initial election to the Board of Directors. All options under the Director Plan will vest on the first anniversary of the date of grant, and the exercise price of such options will equal the closing price of the Common Stock on the date of grant on the Nasdaq National Market (or such other nationally recognized exchange or trading system if the Common Stock is no longer traded on the Nasdaq National Market).

  Options granted under the Director Plan are not transferrable by the optionee except by will or by the laws of descent and distribution. In the event an optionee ceases to serve as a director, each option may be exercised by the optionee for the portion then exercisable at any time within 60 days after the optionee ceases to serve as a director; provided, however, that in the event that the optionee ceases to serve as a director due to his death or disability, then the optionee, or his or her administrator, executor or heirs may exercise the exercisable portion of the option for up to 180 days following the date the optionee ceased to serve as a director. No option is exercisable after the expiration of ten years from the date of grant.

  Federal Income Tax Consequences. Options granted under the Director Plan do not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"). See "Management--Executive Compensation--1993 and 1994 Option Plans" for a description of federal income tax consequences of options granted under the Director Plan.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation for the year ended December 31, 1995 for the Company's Chief Executive Officer and its five most highly compensated executive officers during fiscal 1995 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                                            COMPENSATION
                                                            ------------
                                  ANNUAL COMPENSATION          AWARDS
                             -----------------------------  ------------
                                                 OTHER       SECURITIES      ALL
                                                 ANNUAL      UNDERLYING     OTHER
NAME AND PRINCIPAL POSITION   SALARY   BONUS  COMPENSATION    OPTIONS    COMPENSATION
- ---------------------------  -------- ------- ------------  ------------ ------------
William C. Stone.........    $150,000 $30,000       --            --        $1,000(1)
 President, Chief
  Executive Officer and
  Chairman of the Board
Shane A. Chalke..........     262,500     --        --        210,000          --
 Executive Vice President
  and Chief Technology
  Officer
Robert L. Winslow........     103,614  30,000   $20,000(2)     78,000          --
 Senior Vice President
David A. Varsano.........      48,942  57,500       --         78,000          --
 Senior Vice President
  (3)
Steven A. Flagg..........     105,000     --     15,000(2)    220,000          --
 Vice President (4)
John H. Quinn............     135,339     --     33,761(2)     78,000          --
 Vice President (5)

- --------
(1)Represents the Company's contribution under its 401(k) savings plan.
(2)Represents a reimbursable moving expense paid by the Company.
(3)Mr. Varsano joined the Company as a Senior Vice President in September
   1995.
(4)Mr. Flagg resigned as a Vice President of the Company on May 3, 1996.
(5)Mr. Quinn served as the Company's Vice President, Sales from January 1995 through October 1995 and is currently the Company's Vice President, National Accounts.

 Employment Agreements

  The Company is a party to an employment agreement with Mr. Chalke for the period commencing March 31, 1995 and ending March 31, 2000. The agreement provides that, in 1996, Mr. Chalke is entitled to receive a base salary of $200,000 and is eligible to receive (i) a performance-based bonus of up to $150,000 and (ii) an additional bonus at the discretion of the Company of up to $100,000. Thereafter, Mr. Chalke is entitled to receive an annual base salary of $350,000. The Company also granted Mr. Chalke an option to purchase 210,000 shares of Common Stock at an exercise price of $4.00 per share. If his employment is terminated by the Company in 1996 without cause (as defined), Mr. Chalke will be entitled to receive severance compensation in an amount equal to $175,000, and thereafter in an amount equal to six months' base salary. Throughout the term of this employment agreement, the Board agrees to nominate Mr. Chalke, and the Company agrees to use its best efforts to cause Mr. Chalke to be elected, to the Board of Directors of the Company.

  In March 1996, the Company and Mr. Stone entered into an employment agreement providing for the employment of Mr. Stone as the President and Chairman of the Board of Directors of the Company. The employment agreement provides for a three-year term ending on March 28, 1999, after which time it renews automatically for additional one-year periods until terminated by the Company or Mr. Stone. The agreement provides for an annual base salary of $250,000 as well as annual incentive compensation in an amount determined by the Board of Directors of the Company or an appropriate committee thereof in its respective sole discretion. The agreement also contains a non-competition covenant pursuant to which Mr. Stone is prohibited from competing with the Company during his employment by the Company and for one year (if the employment agreement is not renewed by the Company after expiration of its initial three-year term) or two years (if Mr. Stone's employment is terminated for cause by the Company or voluntarily by Mr. Stone) thereafter.

 1993 and 1994 Stock Option Plans

  The Company's 1993 Stock Option Plan (the "1993 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company on March 24, 1993. The 1993 Plan authorized the issuance of up to 1,000,000 shares of Common Stock, but no options have been granted to any employees or directors of the Company under the 1993 Plan since December 31, 1994. As of April 30, 1996, options to purchase an aggregate of 186,500 shares of Common Stock at a weighted average exercise price of $.08 per share were outstanding under the 1993 Plan.

  The Company's 1994 Stock Option Plan (the "1994 Plan") was adopted by the Board of Directors on December 7, 1994 and approved by the stockholders of the Company on January 31, 1995. An amendment to the 1994 Plan increasing the number of shares authorized under the 1994 Plan was adopted by the Board of Directors and approved by the stockholders of the Company in April 1996. The 1994 Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisers to, the Company and its subsidiaries. The 1993 Plan is identical to the 1994 Plan in all material respects. Under the 1994 Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("incentive stock options"), or options not intended to qualify as incentive stock options ("nonstatutory options"). Incentive stock options may only be granted to employees of the Company. The 1994 Plan authorizes the issuance of up to 3,000,000 shares of Common Stock. As of April 30, 1996, options to purchase an aggregate of 1,455,500 shares of Common Stock at a weighted average exercise price of $4.75 per share were outstanding under the 1994 Plan. Unless otherwise terminated, the 1994 Plan will terminate on January 31, 2005.

  The 1994 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1994 Plan, the Compensation Committee has the authority to select the employees to whom options are granted and determine the terms of each option, including (i) the number of shares of Common Stock subject to the option, (ii) when the option becomes exercisable, (iii) the option exercise price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's Common Stock) of the fair market value of the Common Stock as of the date of grant and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years, or five years in the case of incentive stock options granted to stockholders owning in excess of 10% of the Company's Common Stock). The Compensation Committee may, in its sole discretion, include additional provisions in any option or award granted or made under the 1994 Plan, so long as not inconsistent with the 1994 Plan or applicable law. The Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1994 Plan may be exercised.

  Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method (including delivery of a promissory note payable on terms specified by the Compensation Committee) approved by the Compensation Committee consistent with Section 422 of the Code and Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  As of April 30, 1996, the Company had 195 employees, all of whom were eligible to participate in the 1994 Plan. The number of individuals receiving stock options varies from year to year depending on various factors, such as the number of promotions and the Company's hiring needs during the year, and thus the Company cannot now determine the number of shares of Common Stock to be awarded to any particular current executive officer, to all current executive officers as a group or to non-executive employees as a group.

  All options are nontransferable other than by will or the law of descent and distribution. Incentive stock options are exercisable during the lifetime of the option holder only while the option holder is in the employ of the Company, or within three months after termination of employment. In the event that termination is due to death or disability, or if death occurs within three months after termination, the option is exercisable for a one-year period thereafter.

  To the extent not exercised, all options granted under the 1994 Plan shall terminate immediately prior to a dissolution or liquidation of the Company. In the event of a merger of the Company, or the sale of substantially all of the assets of the Company, the Board of Directors shall have the discretion to accelerate the vesting of the options granted under the 1994 Plan.

  Federal Income Tax Consequences. No taxable income will be recognized by an optionee upon the grant or exercise of an incentive stock option (provided that the difference between the option exercise price and the fair market value of the stock on the date of exercise must be included in the optionee's "alternative minimum taxable income"), and no corresponding expense deduction will be available to the Company. Generally, if an optionee holds shares acquired upon the exercise of incentive stock options until the later of (i) two years from the grant of the option and (ii) one year from the date of transfer of the purchased shares to him or her (the "Statutory Holding Period"), any gain to the optionee upon a sale of such shares will be treated as capital gain. The gain recognized upon the sale of the stock is the difference between the option price and the sale price of the stock. The net federal income tax effect on the holder of incentive stock options is to defer, until the stock is sold, taxation of any increase in the stock's value from the time of grant to the time of exercise, and to cause all such increase to be treated as capital gain.

  If the optionee sells the shares prior to the expiration of the Statutory Holding Period, he or she will realize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the option price or (ii) the amount realized on the sale less the option price, and the Company will receive a corresponding business expense deduction. Special rules may apply to optionees required to file reports pursuant to Section 16(a) of the Exchange Act. Any additional gain will be treated as long-term capital gain if the shares are held for more than one year prior to the sale and as short-term capital gain if the shares are held for a shorter period. If the optionee sells the stock for less than the option price, he or she will recognize a capital loss equal to the difference between the sale price and the option price. The loss will be a long-term capital loss if the shares are held for more than one year prior to the sale and a short-term capital loss if the shares are held for shorter period.

  No taxable income is recognized by the optionee upon the grant of a nonstatutory option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price (and the Company may be required to withhold an appropriate amount for tax purposes). If the optionee is required to file reports pursuant to Section 16(a) of the Exchange Act, then upon the exercise of an option within six months from the date of grant no income will be recognized by the optionee until six months have expired from the date the option was granted, and the income then recognized will include any appreciation in the value of the shares during the period between the date of exercise and the date six months after the date of grant (unless the optionee makes an election under Section 83(b) of the Code to have the difference between the exercise price and fair market value on the date of exercise recognized as ordinary income as of the time of exercise). The Company will be entitled to a business expense deduction equal to the amount or ordinary income recognized by the optionee, subject to the limitations of Section 162(m) of the Code. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

 1996 Employee Stock Purchase Plan

  The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in April 1996 and becomes effective upon the closing of this offering. The Purchase Plan authorizes the issuance of up to a total of 200,000 shares of Common Stock to participating employees.

  All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. As of April 30, 1996, 180 of the Company's employees would have been eligible to participate in the Purchase Plan.

  On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of such employee's regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 15% of the employee's annualized base pay divided by 85% of the market value of a share of Common Stock on the commencement date of the Offering Period. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offering and choose a different Offering Period for each Offering.

  If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

  Because participation in the Purchase Plan is voluntary, the Company cannot now determine the number of shares of Common Stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

  Federal Income Tax Consequences. The Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code, which provides that an employee will not realize any federal tax consequences when such employee joins the Purchase Plan, or when an Offering ends and such employee receives shares of the Company's Common Stock. An employee must, however, recognize income or loss on the difference, if any, between the price at which he or she sells the shares and the price he or she paid for them. If any employee has owned shares purchased under the plan for more than one year, disposes of them at least two years after the date an Offering commenced, and the sale price of the shares is equal to or less than the purchase price, he or she will recognize a long-term capital loss in the amount equal to the price paid over the sale price. If an employee has owned shares for more than one year, more than two years has elapsed from the date the Offering commenced, and the sale price of the shares is higher than the purchase price, the employee must recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the day the Offering commenced over the purchase price or (ii) the excess of the sale price over the purchase price. Any further gain would be treated as long-term capital gain.

  If an employee sells shares purchased under the Purchase Plan prior to holding them for more than one year or prior to two years from the date the Offering commenced, he or she must recognize ordinary income in the amount of the difference between the price he or she paid and the market price of the shares on the date of purchase and the Company will receive an expense deduction for the same amount, subject to the limitations of Section 162(m) of the Code. The employee will recognize a capital gain or loss on the difference between the sale price and the market price on the date of purchase. The Company will not be entitled to a tax deduction upon either the purchase or sale of shares under the Purchase Plan if the holding period requirements set forth above are met. The Purchase Plan is not qualified under Section 401(a) of the Code.

 Option Grants in Last Fiscal Year

  The following table sets forth grants of stock options to the Named Executive Officers during the year ended December 31, 1995. No stock appreciation rights ("SARs") were granted during the year ended December 31, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                                                                              POTENTIAL
                                                                          REALIZABLE VALUE
                                                                             AT ASSUMED
                                    PERCENT OF                             ANNUAL RATES OF
                                      TOTAL                                  STOCK PRICE
                         NUMBER OF   OPTIONS                                APPRECIATION
                         SECURITIES GRANTED TO                               FOR OPTION
                         UNDERLYING EMPLOYEES   EXERCISE OR                    TERM(1)
                          OPTIONS   IN FISCAL  BASE PRICE PER EXPIRATION -------------------
          NAME            GRANTED      YEAR       SHARE(2)       DATE       5%       10%
          ----           ---------- ---------- -------------- ---------- -------- ----------
William C. Stone........      --        --           --            --         --         --
Shane A. Chalke.........  210,000      19.2%       $4.00       3/31/05   $528,271 $1,338,744
Robert L. Winslow.......   78,000       7.1         4.00       3/13/05    196,215    497,247
David A. Varsano........   78,000       7.1         5.00        9/5/05    245,268    621,560
Steven A. Flagg.........  220,000      20.1         4.00        4/3/05    553,427  1,402,493
John H. Quinn...........   78,000       7.1         4.00       1/31/05    196,215    497,247

- --------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.
(2) All options were granted at fair market value as determined by the Board of Directors of the Company on the date of the grant.

 Year-End Option Values

  The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1995. No stock options were exercised during 1995 and no SARs were exercised during 1995 or outstanding at year end.

                         FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SHARES
                                 UNDERLYING             VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                             AT FISCAL YEAR-END          AT FISCAL YEAR-END
                          ------------------------- ----------------------------
          NAME            EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
          ----            ------------------------- ----------------------------
William C. Stone.........               --                          --
Shane A. Chalke..........         0/210,000                 $0/$840,000
Robert L. Winslow........          0/78,000                   0/312,000
David A. Varsano.........          0/78,000                   0/234,000
Steven A. Flagg..........         0/220,000                   0/880,000
John H. Quinn............          0/78,000                   0/312,000

- --------
(1) Calculated on the basis of the fair market value of the underlying securities at fiscal year end, as determined by the Company's Board of Directors, minus the per share exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Company's Compensation Committee are Messrs. David W. Clark, Jr. and William E. Ford. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the Company. See "Certain Transactions."

                             CERTAIN TRANSACTIONS

  On each of July 31, 1993, January 31, 1994 and April 29, 1994, the Company repaid in full promissory notes in the aggregate amount of $1,500,000, dated September 25, 1990, and held by Conning Insurance Capital Limited Partnership, Conning Insurance Capital Limited Partnership II, Conning Insurance Capital International Partners and Conning Insurance Capital International Partners II (each, with Conning Insurance Capital Limited Partnership III and Conning Insurance Capital International Partners III, L.P., a "Conning Fund" and collectively, the "Conning Funds"). The promissory notes required semi-annual payments of interest at 9% per year and matured in September 1997. Mr. John B. Clinton, a director of the Company, is a Senior Vice President of Conning & Company, an affiliate of the Conning Funds. Conning & Company is an indirectly controlled affiliate of GALIC, a principal stockholder of the Company. See "Principal and Selling Stockholders."

  On each of December 6, 1993 and December 14, 1994, the Company repaid in full promissory notes in the aggregate amount of $1,000,000, dated September 25, 1990, and held by GALIC. The promissory notes required semi-annual payments of interest at 11% per year and matured in September 1997.

  On September 20, 1994, the Company issued an aggregate of 152,778 shares of Series B Convertible Preferred Stock to General Atlantic Partners 15, L.P. and GAP Coinvestment Partners, L.P. (collectively, "General Atlantic") for an aggregate consideration of $6,111,000. The Company entered into a Voting Agreement (the "Voting Agreement") with William C. Stone, certain Conning Funds, General Atlantic and GALIC providing, among other things, that one representative of the Conning Funds, one representative of General Atlantic, one representative of GALIC, one unaffiliated representative and three representatives of William C. Stone would constitute the Board of Directors of the Company. The Company also entered into a Shareholders' Agreement (the "Shareholders' Agreement") with William C. Stone, certain Conning Funds, GALIC and General Atlantic, granting, among other things, rights of first refusal and participation in future sales of the Company's securities and certain other rights to provide for continuity in ownership of the Company. The Voting and Shareholders' Agreements will terminate upon the consummation of this offering. Messrs. William E. Ford and Peter L. Bloom, directors of the Company, are members of General Atlantic Partners, LLC, the general partner of General Atlantic Partners 15, L.P. and an affiliate of GAP Coinvestment Partners, L.P.

  On September 20, 1994, the Company repurchased 500,000 shares of Common Stock from certain Conning Funds for an aggregate consideration of $2,250,000, and GALIC surrendered the rights to purchase 100,000 shares of Common Stock, for consideration of $290,000, under an outstanding warrant granted by the Company in favor of GALIC on September 25, 1990.

  On March 30, 1995, the Company issued 600,000 and 300,000 shares of Common Stock to certain Conning Funds and GALIC, respectively, for an aggregate consideration of $1,401,000, pursuant to the exercise of outstanding warrants granted by the Company in favor of certain Conning Funds and GALIC on September 25, 1990.

  On March 31, 1995, the Company issued an aggregate of 149,869 shares of Series C Convertible Preferred Stock to General Atlantic, certain Conning Funds, David W. Clark, Jr. and Joseph H. Fisher, respectively, for an aggregate consideration of $7,119,000. The Company entered into an Amended and Restated Voting Agreement (the "Amended Voting Agreement") with William C. Stone, the Conning Funds, GALIC, General Atlantic, David W. Clark, Jr. and Joseph H. Fisher providing, among other things, that the newly authorized eighth member of the Board of Directors of the Company would be a representative selected by William C. Stone. The Company also entered into an Amended and Restated Shareholders' Agreement (the "Amended Shareholders' Agreement") with William C. Stone, the Conning Funds, GALIC, General Atlantic, David W. Clark, Jr. and Joseph H. Fisher granting, among other things, rights under the Shareholders' Agreement to certain Conning Funds and Messrs. Clark and Fisher. The Amended Voting and Amended Shareholders' Agreements will terminate upon the consummation of this offering.

  On March 31, 1995, the Company entered into an Asset Purchase Agreement with Chalke Incorporated and Shane A. Chalke, the Chairman, Chief Executive Officer, President, sole director and sole shareholder of Chalke, for the purchase by the Company of all the assets of Chalke for $7,400,000 in cash, a $3,000,000 promissory note and the assumption of certain liabilities by the Company, plus the costs of effecting the acquisition. The face value of the promissory note includes principal and simple interest accruing annually at 7.91% and is payable in two installments of $1,500,000 on each of March 31, 1996 and 1997. The first installment was paid by the Company to Chalke on April 2, 1996. Mr. Chalke and William C. Stone, the Company's President and Chief Executive Officer, determined the purchase price of the Chalke assets in an arm's-length negotiation. In arriving at a purchase price, the Company compared comparable transactions within the industry and conducted its own analysis of Chalke, including a review of the financial condition of Chalke and the strategic value of Chalke to the Company. At the time of the Chalke Acquisition, Mr. Chalke was unaffiliated with the Company. In connection with the Asset Purchase Agreement, the Company entered into an employment agreement with Mr. Chalke for a period of five years. See "Management--Executive Compensation."

  On April 13, 1995, the Company issued an aggregate of 5,263 shares of Series C Convertible Preferred Stock to certain Conning Funds for an aggregate purchase price of $250,000.

  For a description of certain employment and other arrangements between the Company and its executive officers, see "Management--Executive Compensation." For a description of stock grants to certain directors of the Company, see "Management--Board Compensation." GALIC and all holders of Convertible Preferred Stock obtained certain registration rights as part of the above-described financings. See "Shares Eligible for Future Sale--Registration Rights."

  From 1990 to 1996, the Company licensed its CAMRA and FILMS application software to Conning & Company pursuant to license, maintenance and professional services agreements from which the Company derived revenues of $188,000, $452,000 and $263,000 in 1993, 1994 and 1995, respectively. On
January 27, 1996, the Company licensed its CAMRA and FILMS application software and certain other programs to Conning Asset Management Company, GALIC and GALIC's subsidiaries (collectively, the "Conning Group") pursuant to a Software License Agreement providing for the payment of license and update fees to the Company of $1,110,000 in 1996 and $210,000 per year for a period of four years thereafter. Such payments may increase during the term of the license agreement due to the possibility of extraordinary licensing fees, sublicensing fees or licensing fees for other products and modules. Under such License Agreement the Company licensed to the Conning Group rights to use the Company's source and object code for use in its asset management business and, in the case of Conning Asset Management Company, for outsourcing to customers in the insurance industry. As the Conning Group is not restricted under the terms of the License Agreement from competing with the Company for business within the foregoing areas, there can be no assurance that the Conning Group may not in the future compete with the Company in such areas. See "Risk Factors--Transactions with Related Parties."

  Pursuant to a Software Development and License Agreement dated July 11, 1988, the Company paid royalty fees to GALIC of $48,495, $98,925 and $165,835 in 1993, 1994 and 1995, respectively. Such agreement was terminated on January 27, 1996 in connection with the execution of the Software License Agreement with the Conning Group, and no further royalties will be paid to GALIC.

  The Company licenses its CAMRA applications software to Xerox Life Insurance Company ("Xerox") a subsidiary of GALIC, pursuant to License and Maintenance Agreements from which the Company derived revenues of $102,500, $60,000 and $62,600 in 1993, 1994 and 1995, respectively. Such License and Maintenance Agreements were terminated on January 27, 1996 in connection with the execution of the Software License Agreement with the Conning Group, and no further royalties will be paid by Xerox under such License and Maintenance Agreements.

  The Company has adopted a policy providing that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy will require that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group. Except as indicated below, none of these entities has a relationship with the Company or, to the knowledge of the Company, any Underwriters of this offering or their respective affiliates.

                                                                SHARES TO BE
                           SHARES BENEFICIALLY                  BENEFICIALLY
                             OWNED PRIOR TO                      OWNED AFTER
                               OFFERING(1)           NUMBER    OFFERING(1)(2)
NAME AND ADDRESS OF        ----------------------- OF SHARES  -----------------
BENEFICIAL OWNER             NUMBER     PERCENT    OFFERED(3)  NUMBER   PERCENT
- --------------------       ------------ ---------- ---------- --------- -------
5% STOCKHOLDERS
William C. Stone.........     4,484,680     49.3%      --     4,484,680  37.0%
 c/o SS&C Technologies,
  Inc.
 705 Bloomfield Avenue
 Bloomfield, CT 06002
General Atlantic Part-
 ners, LLC(4)............     2,802,640     30.8       --     2,802,640  23.1
 c/o General Atlantic
  Service Corporation
 Three Pickwick Plaza
 Greenwich, CT 06830
William E. Ford(4).......     2,802,640     30.8       --     2,802,640  23.1
 c/o General Atlantic
  Service Corporation
 Three Pickwick Plaza
 Greenwich, CT 06830
General American Life In-
 surance Company(5)......     1,621,180     17.8    723,750     897,430   7.4
 700 Market Street
 St. Louis, MO 63101
The Conning Funds(5).....     1,321,180     14.5    423,750     897,430   7.4
 CityPlace II
 185 Asylum Street
 Hartford, CT 06103
John B. Clinton(5).......     1,321,180     14.5    423,750     897,430   7.4
 c/o Conning & Company
 CityPlace II
 185 Asylum Street
 Hartford, CT 06103
OTHER DIRECTORS
Peter L. Bloom...........       --          --         --        --       --
Shane A. Chalke(6).......        61,250     *          --        61,250    *
David W. Clark, Jr. .....        40,000     *          --        40,000    *
Joseph H. Fisher.........        25,000     *          --        25,000    *
William W. Wyman.........       --          --         --        --       --

                                                                 SHARES TO BE
                              SHARES BENEFICIALLY                BENEFICIALLY
                                OWNED PRIOR TO                    OWNED AFTER
                                  OFFERING(1)         NUMBER    OFFERING(1)(2)
                              -----------------------OF SHARES -----------------
NAME OF  BENEFICIAL OWNER       NUMBER     PERCENT    OFFERED   NUMBER   PERCENT
- -------------------------     ------------ ------------------- --------- -------
OTHER NAMED EXECUTIVE OFFI-
 CERS
Robert L. Winslow(6).........       22,750     *        --        22,750    *
David A. Varsano.............      --          --       --        --       --
Steven A. Flagg(6)...........       59,583     *        --        59,583    *
John H. Quinn(6).............       26,000     *        --        26,000    *
All executive officers and
 directors, as a group
 (15 Persons)(7).............    9,158,916     98.7   723,750  8,435,166  68.5

- --------
* Less than 1%
(1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 1996 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
(2) Assumes no exercise of the Underwriters' over-allotment option.
(3) In the event that the over-allotment option is exercised in full, William
    C. Stone, General Atlantic Partners 15, L.P. ("GAP 15") and GAP Coinvestment Partners, L.P. ("GAP Coinvestment") will offer to sell 281,250, 257,834 and 23,416 shares of Common Stock, respectively, to the Underwriters. As a result of such exercise, Mr. Stone and General Atlantic Partners, LLC (an affiliate of GAP 15 and GAP Coinvestment) will beneficially own 4,203,430 and 2,521,390 shares of Common Stock, or 34.7% and 20.8% of the outstanding shares, respectively, after this offering. See Note 4 below.
(4) Includes 2,569,300 shares held by GAP 15 and 233,340 shares held by GAP Coinvestment. The general partner of GAP 15 is General Atlantic Partners, LLC, a Delaware limited liability company. The managing members of General Atlantic Partners, LLC are Steven A. Denning, David C. Hodgson, Stephen P. Reynolds, J. Michael Cline, William O. Grabe and William E. Ford. The same individuals are the general partners of GAP Coinvestment. Messrs. Ford and Bloom, directors of the Company, are members of General Atlantic Partners, LLC. Messrs. Ford and Bloom disclaim beneficial ownership of shares owned by GAP 15 and GAP Coinvestment, except to the extent of their pecuniary interests therein.
(5) Includes 281,370 shares of Common Stock held by Conning Insurance Capital Limited Partnership, all of which are offered hereby; 199,160 shares of Common Stock held by Conning Insurance Capital Limited Partnership II; 389,090 shares of Common Stock held by Conning Insurance Capital Limited Partnership III; 142,380 shares of Common Stock held by Conning Insurance Capital International Partners, all of which are offered hereby; 224,590 shares of Common Stock held by Conning Insurance Capital International Partners II; 84,590 shares of Common Stock held by Conning Insurance Capital International Partners III, L.P. In addition, 300,000 shares of Common Stock are held directly by GALIC, all of which are offered hereby. Conning & Company is the direct or indirect general partner of each of the Conning Funds and, as such, has voting and dispositive control with respect to the securities held by each of the Conning Funds. GALIC, a Missouri corporation, has indirect sole ownership of all of the voting stock of Conning & Company. Mr. Clinton, a director of the Company, is a Senior Vice President of Conning & Company. Mr. Clinton disclaims beneficial ownership of the shares of Common Stock held by the Conning Funds and GALIC, except to the extent of his proportionate pecuniary interests therein. The Conning Funds disclaim beneficial ownership of the shares of Common Stock held by GALIC, except to the extent of their proportionate interests therein. GALIC disclaims beneficial ownership of the shares of Common Stock held by the Conning Funds, except to the extent of its proportionate pecuniary interests therein. See "Certain Transactions."
(6) Represents shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following March 31, 1996.
(7) Includes an aggregate of 185,416 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following March 31, 1996.

                         DESCRIPTION OF CAPITAL STOCK

  After giving effect to the amendment and restatement of the Company's Certificate of Incorporation (the "Restated Certificate of Incorporation") to be effected upon the closing of this offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. As of April 30, 1996 (after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock), there were outstanding (i) 9,094,170 shares of Common Stock held by 20 stockholders of record and (ii) stock options for the purchase of a total of 1,642,000 shares of Common Stock.

  The following summary of certain provisions of the Company's Common Stock, Preferred Stock, Restated Certificate of Incorporation and Amended and Restated By-laws (the "Restated By-laws") is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Company's Restated Certificate of Incorporation and Restated By-laws included as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Certain holders of Common Stock have the right to require the Company to effect the registration of their shares of Common Stock in certain circumstances. See "Shares Eligible for Future Sale."

PREFERRED STOCK

  Under the terms of the Restated Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

  The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

  The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

  The Restated Certificate of Incorporation also provides that, after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. Under the Restated By-Laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

  The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation and the Restated By-Laws require the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

  The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, based upon the number of shares outstanding at April 30, 1996, there will be 12,120,420 shares of Common Stock of the Company outstanding (exclusive of 352,063 shares covered by vested options outstanding at April 30, 1996). Of these shares, the 3,750,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 8,370,420 shares of Common Stock are deemed "restricted securities" under Rule 144. Of the restricted securities, approximately 70,670 shares of Common Stock, which are not subject to the 180-day lock-up agreements (the "Lock-Up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act. Approximately 50,000 additional shares of Common Stock, which are not subject to Lock-Up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 180 days after the date of this Prospectus, approximately 6,398,430 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

  The executive officers and directors of the Company, and certain securityholders, which executive officers, directors and securityholders in the aggregate hold approximately 8,471,730 shares of Common Stock on the date of this Prospectus (including 221,980 shares of Common Stock that may be acquired pursuant to the exercise of vested options held by them as of 180 days after the date of this Prospectus), have agreed that, for a period of 180 days after the date of this Prospectus, they will not sell, consent to sell or otherwise dispose of any shares of Common Stock, any options to purchase shares of Common Stock or any shares convertible into or exchangeable for shares of Common Stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of the Representatives of the Underwriters.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 121,200 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

  The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period for shares subject to Rule 144 to become eligible for sale in the public market. If this proposal is adopted, an additional 1,851,320 shares will become eligible for sale to the public 180 days after the date of this Prospectus.

  Securities issued in reliance on Rule 701 (such as shares of Common Stock that may be acquired pursuant to the exercise of certain options granted under the 1993 and 1994 Plans) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by stockholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its two-year holding period requirement.

OPTIONS

  The Company intends to file registration statements on Form S-8 under the Securities Act to register approximately 3,536,500 shares of Common Stock issuable under the 1993 Plan, 1994 Plan, Director Plan and Purchase Plan. The registration statements are expected to be filed shortly after the effective date of the Registration Statement of which this Prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-up Agreements noted above. See "Management--Board Compensation," "--Executive Compensation" and
Note 10 of Notes to the Company's Consolidated Financial Statements.

REGISTRATION RIGHTS

  Certain persons and entities (the "Rightsholders"), including the Conning Funds, GALIC, General Atlantic, David W. Clark, Jr. and Joseph H. Fisher, are entitled to certain rights with respect to the registration under the Securities Act of a total of approximately 3,765,070 shares of Common Stock (the "Registrable Shares") pursuant to the terms of the 1990 Stock and Note Purchase Agreement, the 1994 Series B Preferred Stock Purchase Agreement and the 1995 Series C Preferred Stock Purchase Agreement (collectively, the "Preferred Stock Agreements"). The Preferred Stock Agreements generally provide that, in the event the Company proposes to register any of its securities under the Securities Act, the Rightsholders shall be entitled to include Registrable Shares in such registration, subject to the right of the managing underwriter of any underwritten offering to limit for marketing reasons the number of Registrable Shares included in such "piggyback" registration.

  The Conning Funds and GALIC have the right at any time and from time to time to require the Company to prepare and file registration statements under the Securities Act with respect to their Registrable Shares; provided, however, that (i) such demand requests the registration of Registrable Shares representing at least 30% of the aggregate outstanding Registrable Shares held by the Conning Funds and GALIC, (ii) the Company need only effect two such demand registrations, (iii) the Company shall have the right to delay any such demand registration up to 120 days if the Board of Directors resolves in good faith that a materially disadvantageous condition exists at that time and (iv) the Company is not required to file a demand registration statement if the previous registration with respect to a demand became effective less than 180 days prior to such request.

  General Atlantic has the right at any time and from time to time to require the Company to prepare and file registration statements under the Securities Act with respect to their Registrable Shares; provided, however, that (i) such demand requests the registration of Registrable Shares representing at least 75% of the aggregate outstanding Registrable Shares held by General Atlantic,
(ii) the Company need only effect two such demand registrations, (iii) the Company shall have the right to delay any such demand registration up to 120 days if the Board of Directors resolves in good faith that a materially disadvantageous condition exists at that time and (iv) the Company is not required to file a demand registration statement if the previous registration with respect to a demand became effective less than 180 days prior to such request.

EFFECT OF SALES OF SHARES

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated and Hambrecht & Quist LLC, have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                        NUMBER
                             UNDERWRITER                               OF SHARES
                             -----------                               ---------
Alex. Brown & Sons Incorporated.......................................
Hambrecht & Quist LLC.................................................
                                                                       ---------
    Total............................................................. 3,750,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any such shares are purchased.

  The Company and the Selling Stockholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $   per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives of the Underwriters.

  Certain Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 562,500 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,750,000, and such Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,750,000 shares are being offered.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

  The Company, each of its officers and directors, and certain of its stockholders, including all of the Selling Stockholders, have agreed, subject to certain exceptions, not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. The Representatives of the Underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to Lock-Up Agreements. See "Shares Eligible for Future Sale."

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Under provisions of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), when more than 10% of the proceeds of an offering are intended to be paid to NASD members participating in the distribution of the offering, the offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. Conning & Company, which is expected to be an underwriter in this offering, is an affiliate of the Company for purposes of the NASD rules by virtue of its beneficial ownership of approximately 10% of the Common Stock of the Company. Accordingly, Alex. Brown & Sons Incorporated will act as a qualified independent underwriter and will assume the responsibility thereof, conduct due diligence and recommend a price in compliance with the requirements of the NASD. See "Certain Transactions."

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations among the Company, representatives of the Selling Stockholders and the Representatives of the Underwriters. Among the factors to be considered in such negotiations are the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company, representatives of the Selling Stockholders and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "SSNC."

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

  The Company retained Coopers & Lybrand L.L.P. as its independent accountants and replaced Arthur Andersen LLP in February 1995. Arthur Andersen LLP had been retained to audit the Company's financial statements for the year ended December 31, 1993. The report of Arthur Andersen LLP for the year ended December 31, 1993 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the year ended December 31, 1993 and through the date of replacement, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. In connection with this offering, Coopers & Lybrand L.L.P. has reaudited the Company's consolidated financial statements for the year ended December 31, 1993.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and the financial statements of Chalke as of January 31, 1994 and December 31, 1994 and for the year ended January 31, 1994 and the eleven months ended December 31, 1994 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent public accountants, as stated in their reports appearing in this Prospectus, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                            SS&C TECHNOLOGIES, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants.........................................  F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1994 and 1995, and March
   31, 1996 (unaudited)...................................................  F-3
  Consolidated Statements of Operations for the years ended December 31,
   1993, 1994 and 1995, and for the three months ended March 31, 1995 and
   1996 (unaudited).......................................................  F-4
  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995, and for the three months ended
   March 31, 1996 (unaudited).............................................  F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1993, 1994 and 1995, and for the three months ended March 31, 1995 and
   1996 (unaudited).......................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7

                              CHALKE INCORPORATED
                              FINANCIAL STATEMENTS

Report of Independent Accountants.........................................  F-22

Financial Statements:
  Balance Sheets as of January 31, 1994, December 31, 1994, and March 31,
   1995 (unaudited).......................................................  F-23
  Statements of Operations for the year ended January 31, 1994, the eleven months ended December 31, 1994, and the three months ended March 31,
   1995 (unaudited).......................................................  F-24
  Statements of Changes in Shareholder's Deficit for the year ended
   January 31, 1994, the eleven months ended December 31, 1994, and the three months ended March 31, 1995 (unaudited)..........................  F-25
  Statements of Cash Flows for the year ended January 31, 1994, the eleven months ended December 31, 1994, and the three months ended March 31,
   1995 (unaudited).......................................................  F-26
  Notes to Financial Statements...........................................  F-27

                            SS&C TECHNOLOGIES, INC.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Statement of Operations (unaudited)......  F-32
Notes to Pro Forma Condensed Consolidated Statement of Operations
 (unaudited)..............................................................  F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of SS&C Technologies, Inc. and
Subsidiaries:

  We have audited the accompanying consolidated balance sheets of SS&C Technologies, Inc. and Subsidiaries (the "Company") (formerly named Securities Software & Consulting, Inc.) as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SS&C Technologies, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Hartford, Connecticut
March 8, 1996
(except as to Notes 3 and 13,
for which the date is April 25, 1996)

                            SS&C TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                               DECEMBER 31,          MARCH 31,
                          ------------------------  -----------
                                                                 MARCH 31, 1996
                                                                   PRO FORMA
                                                                 STOCKHOLDERS'
                                                                     EQUITY
                             1994         1995         1996         (NOTE 2)
                          -----------  -----------  -----------  --------------
                                                           (UNAUDITED)
ASSETS
Current assets:
 Cash and cash
  equivalents...........  $ 3,084,312  $ 1,584,659  $ 2,011,623
 Accounts receivable,
  net of allowance for
  doubtful
  accounts of $23,533,
  $486,764 and
  $655,138,
  respectively..........    2,933,841    5,325,182    4,144,384
 Unbilled accounts
  receivable............    1,844,361    5,201,390    5,129,096
 Prepaid expenses.......      101,692      604,634      506,973
 Deferred income
  taxes.................          --       261,724      251,089
                          -----------  -----------  -----------
   Total current
    assets..............    7,964,206   12,977,589   12,043,165
                          -----------  -----------  -----------
Property and equipment:
 Land...................      105,840      105,840      105,840
 Building and leasehold
  improvements..........    1,138,820    1,159,988    1,162,148
 Equipment, furniture
  and fixtures..........    1,298,901    2,700,789    2,866,898
                          -----------  -----------  -----------
                            2,543,561    3,966,617    4,134,886
 Less accumulated
  depreciation..........     (865,798)  (1,398,578)  (1,561,852)
                          -----------  -----------  -----------
   Net property and
    equipment...........    1,677,763    2,568,039    2,573,034
                          -----------  -----------  -----------
Unbilled accounts
 receivable--related
 party (Note 12)........          --           --       403,776
Noncurrent deferred
 income taxes...........          --     3,061,182    3,109,374
Restricted cash
 equivalents............      505,000      505,000      505,000
Goodwill, net of
 accumulated
 amortization of
 $270,588 and $360,783,
 respectively (Note
 11)....................          --     1,533,329    1,443,134
Intangible and other
 assets, net of
 accumulated
 amortization of
 $97,970, $524,455 and
 $661,549, respectively
 (Note 11)..............      793,030    1,161,410    1,024,316
                          -----------  -----------  -----------
   Total assets.........  $10,939,999  $21,806,549  $21,101,799
                          ===========  ===========  ===========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of
  long-term debt--
  related party (Note
  4)....................  $       --   $ 1,288,154  $ 2,678,201
 Accounts payable.......      294,511      387,082      619,862
 Accrued expenses.......      239,221    2,053,413    1,950,146
 Deferred licensing and
  professional services
  revenues..............    1,503,263    1,330,563    1,212,927
 Deferred maintenance
  revenues..............    1,909,064    4,294,942    3,537,434
 Accrued income taxes...      381,016      368,909       96,611
 Deferred income
  taxes.................      292,100          --           --
                          -----------  -----------  -----------
   Total current
    liabilities.........    4,619,175    9,723,063   10,095,181
Long-term debt (Note 4):
 Related party..........          --     1,390,047          --
 Other..................      450,000      450,000      450,000
                          -----------  -----------  -----------
   Total liabilities....    5,069,175   11,563,110   10,545,181
                          -----------  -----------  -----------
Series A, redeemable
 convertible preferred
 stock, $.20 par value
 (liquidation preference
 of $750,000), 24,750
 shares authorized,
 issued and outstanding;
 no shares authorized,
 issued or outstanding
 (pro forma) (Notes 4
 and 5).................      750,000      750,000      750,000
Commitments (Notes 7 and
 8).....................          --           --           --
Stockholders' equity:
 Preferred stock, $.01
  par value; no shares
  authorized, issued or
  outstanding;
  1,000,000 shares
  authorized, no shares
  issued or outstanding
  (pro forma)...........          --           --           --            --
 Series B, convertible
  preferred stock, $.20
  par value
  (liquidation
  preference of
  $7,000,000), 152,778
  shares authorized,
  issued and
  outstanding; no
  shares authorized,
  issued or outstanding
  (pro forma) (Note
  5)....................       30,556       30,556       30,556           --
 Series C, convertible
  preferred stock, $.20
  par value
  (liquidation
  preference of
  $7,368,770), 155,132
  shares authorized,
  issued and
  outstanding; no
  shares authorized,
  issued or outstanding
  (pro forma) (Note
  5)....................          --        31,026       31,026           --
 Common stock, $.01 par
  value; 25,000,000
  shares authorized;
  6,158,500, 7,118,500
  and 7,118,500 shares
  issued and 4,807,570,
  5,767,570 and
  5,767,570 shares
  outstanding,
  respectively;
  10,445,100 shares
  issued and 9,094,170
  shares outstanding
  (pro forma) (Notes 5
  and 10)...............       61,585       71,185       71,185   $   104,451
 Additional paid-in
  capital...............    6,534,857   15,215,544   15,215,544    15,993,860
 Retained earnings
  (accumulated
  deficit)..............      898,898   (3,449,800)  (3,136,621)   (3,136,621)
                          -----------  -----------  -----------   -----------
                            7,525,896   11,898,511   12,211,690    12,961,690
 Less treasury stock,
  1,350,930 common
  shares, at cost.......   (2,405,072)  (2,405,072)  (2,405,072)   (2,405,072)
                          -----------  -----------  -----------   -----------
   Total stockholders'
    equity..............    5,120,824    9,493,439    9,806,618   $10,556,618
                          -----------  -----------  -----------   ===========
   Total liabilities and
    stockholders'
    equity..............  $10,939,999  $21,806,549  $21,101,799
                          ===========  ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                            SS&C TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                MARCH 31,
                          -----------------------------------  ------------------------
                             1993        1994        1995         1995         1996
                          ----------  ----------  -----------  -----------  -----------
                                                                     (UNAUDITED)
Revenues:
  Software licenses.....  $2,703,142  $5,146,215  $10,646,908  $ 1,532,010  $ 4,253,353
  Maintenance...........   1,308,297   2,030,144    4,054,939      720,763    1,305,636
  Professional
   services.............   1,214,358   2,091,704    4,100,209      380,252    1,320,867
                          ----------  ----------  -----------  -----------  -----------
    Total revenues......   5,225,797   9,268,063   18,802,056    2,633,025    6,879,856
                          ----------  ----------  -----------  -----------  -----------
Cost of revenues:
  Software licenses.....      95,435     152,566      454,257       48,894      105,061
  Maintenance...........     312,329     898,487    1,045,499      159,953      373,318
  Professional
   services.............     310,316   1,181,585    3,799,972      418,031      980,126
                          ----------  ----------  -----------  -----------  -----------
    Total cost of
     revenues...........     718,080   2,232,638    5,299,728      626,878    1,458,505
                          ----------  ----------  -----------  -----------  -----------
Gross profit............   4,507,717   7,035,425   13,502,328    2,006,147    5,421,351
                          ----------  ----------  -----------  -----------  -----------
Operating expenses:
  Selling and
   marketing............   1,544,598   2,692,892    5,242,372      698,071    2,198,480
  Research and
   development..........   1,401,231   1,742,956    5,253,748      670,205    1,554,757
  General and
   administrative.......     692,985   1,044,066    2,514,776      647,128    1,135,091
  Write-off of purchased
   in-process research
   and development......         --          --     7,888,886    7,888,886          --
                          ----------  ----------  -----------  -----------  -----------
    Total operating
     expenses...........   3,638,814   5,479,914   20,899,782    9,904,290    4,888,328
                          ----------  ----------  -----------  -----------  -----------
Operating income
 (loss).................     868,903   1,555,511   (7,397,454)  (7,898,143)     533,023
Interest income
 (expense), net.........    (198,037)    (11,755)      24,546       46,308      (12,240)
                          ----------  ----------  -----------  -----------  -----------
Income (loss) before
 income taxes...........     670,866   1,543,756   (7,372,908)  (7,851,835)     520,783
Provision (benefit) for
 income taxes (Note 6)..     119,800     660,882   (3,024,210)  (3,220,823)     207,604
                          ----------  ----------  -----------  -----------  -----------
Net income (loss).......  $  551,066  $  882,874  $(4,348,698) $(4,631,012) $   313,179
                          ==========  ==========  ===========  ===========  ===========
Net income (loss) per
 common and common
 equivalent shares
 outstanding--historical
 basis (Note 2).........
Pro forma net income
 (loss) per common and
 common equivalent share
 (Note 2)...............                          $      (.49)              $       .03
                                                  ===========               ===========
Pro forma weighted
 average number of
 common and common
 equivalent shares
 outstanding............                            8,911,248                10,125,914
                                                  ===========               ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                            SS&C TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
 FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND FOR THE THREE MONTHS
                        ENDED MARCH 31, 1996 (UNAUDITED)

                      SERIES B        SERIES C
                     CONVERTIBLE     CONVERTIBLE
                   PREFERRED STOCK PREFERRED STOCK   COMMON STOCK                                      TREASURY STOCK
                   --------------- --------------- -----------------                                ---------------------
                   NUMBER          NUMBER           NUMBER           ADDITIONAL   RETAINED EARNINGS  NUMBER
                     OF              OF               OF               PAID-IN      (ACCUMULATED       OF
                   SHARES  AMOUNT  SHARES  AMOUNT   SHARES   AMOUNT    CAPITAL        DEFICIT)       SHARES      COST
                   ------- ------- ------- ------- --------- ------- -----------  ----------------- --------- -----------
Balance, at
December 31,
1992.............      --  $   --      --  $   --  5,578,500 $55,785 $   805,151     $  (535,042)     716,950 $  (104,128)
 Treasury stock
 acquired for no
 consideration...      --      --      --      --        --      --          --              --        72,000         --
 Net income......      --      --      --      --        --      --          --          551,066          --          --
                   ------- ------- ------- ------- --------- ------- -----------     -----------    --------- -----------
Balance, at
December 31,
1993.............      --      --      --      --  5,578,500  55,785     805,151          16,024      788,950    (104,128)
 Purchase of
 treasury stock..      --      --      --      --        --      --          --              --        61,980     (50,944)
 Issuance of
 Series B
 convertible
 preferred stock
 ................  152,778  30,556     --      --        --      --    6,008,946             --           --          --
 Purchase of
 redeemable
 common stock....      --      --      --      --    500,000   5,000       5,000             --       500,000  (2,250,000)
 Issuance of
 common stock....      --      --      --      --     80,000     800       5,760             --           --          --
 Purchase of
 warrants........      --      --      --      --        --      --     (290,000)            --           --          --
 Net income......      --      --      --      --        --      --          --          882,874          --          --
                   ------- ------- ------- ------- --------- ------- -----------     -----------    --------- -----------
Balance, at
December 31,
1994.............  152,778  30,556     --      --  6,158,500  61,585   6,534,857         898,898    1,350,930  (2,405,072)
 Issuance of
 Series C
 convertible
 preferred
 stock...........      --      --  155,132  31,026       --      --    7,284,687             --           --          --
 Issuance of
 common stock....      --      --      --      --    960,000   9,600   1,396,000             --           --          --
 Net loss........      --      --      --      --        --      --          --       (4,348,698)         --          --
                   ------- ------- ------- ------- --------- ------- -----------     -----------    --------- -----------
Balance, at
December 31,
1995.............  152,778  30,556 155,132  31,026 7,118,500  71,185  15,215,544      (3,449,800)   1,350,930  (2,405,072)
 Net income......      --      --      --      --        --      --          --          313,179          --          --
                   ------- ------- ------- ------- --------- ------- -----------     -----------    --------- -----------
Balance, at March
31, 1996
(unaudited)......  152,778 $30,556 155,132 $31,026 7,118,500 $71,185 $15,215,544     $(3,136,621)   1,350,930 $(2,405,072)
                   ======= ======= ======= ======= ========= ======= ===========     ===========    ========= ===========
                       TOTAL
                   STOCKHOLDERS'
                      EQUITY
                   -------------
Balance, at
December 31,
1992.............   $   221,766
 Treasury stock
 acquired for no
 consideration...           --
 Net income......       551,066
                   -------------
Balance, at
December 31,
1993.............       772,832
 Purchase of
 treasury stock..       (50,944)
 Issuance of
 Series B
 convertible
 preferred stock
 ................     6,039,502
 Purchase of
 redeemable
 common stock....    (2,240,000)
 Issuance of
 common stock....         6,560
 Purchase of
 warrants........      (290,000)
 Net income......       882,874
                   -------------
Balance, at
December 31,
1994.............     5,120,824
 Issuance of
 Series C
 convertible
 preferred
 stock...........     7,315,713
 Issuance of
 common stock....     1,405,600
 Net loss........    (4,348,698)
                   -------------
Balance, at
December 31,
1995.............     9,493,439
 Net income......       313,179
                   -------------
Balance, at March
31, 1996
(unaudited)......   $ 9,806,618
                   =============

   The accompanying notes are an integral part of the consolidated financial statements.

                            SS&C TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                MARCH 31,
                         -------------------------------------  -----------------------
                            1993         1994         1995         1995         1996
                         -----------  -----------  -----------  -----------  ----------
                                                                     (UNAUDITED)
Cash flows from
 operating activities:
 Net income (loss)...... $   551,066  $   882,874  $(4,348,698) $(4,631,012) $  313,179
                         -----------  -----------  -----------  -----------  ----------
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation...........     200,827      274,232      532,780       80,812     163,274
 Amortization...........         --        97,970      697,073       76,251     227,289
 Deferred income
  taxes.................     119,800      172,300   (3,615,006)  (3,533,889)    (37,557)
 Loss on disposal of
  equipment.............       4,196          --           --           --          --
 Purchased in-process
  research and
  development...........         --           --     7,888,886    7,888,886         --
 Non-cash license
  revenues..............         --      (180,000)         --           --          --
 Provision for doubtful
  accounts..............       9,000      324,880      497,663       15,000     168,374
 Changes in operating
  assets and
  liabilities,
  excluding effects
  from acquisitions:
  Accounts receivable...    (446,731)  (1,707,880)  (1,307,853)     467,144   1,012,424
  Unbilled accounts
   receivable...........    (293,413)  (1,066,483)  (3,357,029)    (786,789)   (331,482)
  Prepaid expenses......         --       (72,556)    (372,531)     (44,045)     97,661
  Refundable income
   taxes................      73,878       59,622          --           --          --
  Other assets..........       3,731        1,940          --           --          --
  Accounts payable......      74,189      147,212      (98,154)       4,293     232,780
  Accrued expenses......     (43,802)     156,244     (165,626)     262,435    (103,267)
  Deferred licensing
   and professional
   services revenues....     477,778      881,648     (172,700)     731,460    (117,636)
  Deferred maintenance
   revenues.............     220,937      760,283    1,889,381     (156,035)   (757,508)
  Accrued income
   taxes................         --       381,016      (12,107)    (123,557)   (272,298)
                         -----------  -----------  -----------  -----------  ----------
   Total adjustments....     400,390      230,428    2,404,777    4,881,966     282,054
                         -----------  -----------  -----------  -----------  ----------
 Net cash provided by
  (used in) operating
  activities............     951,456    1,113,302   (1,943,921)     250,954     595,233
                         -----------  -----------  -----------  -----------  ----------
Cash flows from
 investing activities:
 Additions to property
  and equipment.........    (377,450)    (484,305)    (850,919)    (192,566)   (168,269)
 Proceeds from disposal
  of property and
  equipment.............       6,125          --           --           --          --
 Acquisition of Chalke,
  net of cash received
  (Note 11).............         --           --    (7,426,126)  (6,950,812)        --
 Purchase of intangible
  assets................         --      (210,000)         --           --          --
                         -----------  -----------  -----------  -----------  ----------
 Net cash used in
  investing activities..    (371,325)    (694,305)  (8,277,045)  (7,143,378)   (168,269)
                         -----------  -----------  -----------  -----------  ----------
Cash flows from
 financing activities:
 Repayment of debt......  (1,012,862)  (2,267,852)         --           --          --
 Purchase of treasury
  stock.................         --    (2,300,944)         --           --          --
 Issuance of convertible
  preferred stock.......         --     6,039,502    7,315,713    5,545,943         --
 Issuance of common
  stock.................         --         6,560    1,405,600    1,401,000         --
 Purchase of warrants...         --      (290,000)         --           --          --
 Transfer of cash to
  restricted cash
  equivalents...........         --      (505,000)         --           --          --
                         -----------  -----------  -----------  -----------  ----------
 Net cash provided by
  (used in) financing
  activities............  (1,012,862)     682,266    8,721,313    6,946,943         --
                         -----------  -----------  -----------  -----------  ----------
Net increase (decrease)
 in cash and cash
 equivalents............    (432,731)   1,101,263   (1,499,653)      54,519     426,964
Cash and cash
 equivalents, at
 beginning of year......   2,415,780    1,983,049    3,084,312    3,084,312   1,584,659
                         -----------  -----------  -----------  -----------  ----------
Cash and cash
 equivalents, at end of
 year................... $ 1,983,049  $ 3,084,312  $ 1,584,659  $ 3,138,831  $2,011,623
                         ===========  ===========  ===========  ===========  ==========
Supplemental disclosure
 of cash flow
 information:
 Cash paid for:
 Interest............... $   325,105  $   176,658  $       --   $       --   $      --
 Income taxes...........      76,800       82,763      616,128      405,830     517,460
Supplemental disclosure of non-cash investing activities:
 As more fully disclosed in Note 11, effective March 31, 1995, the Company purchased all of the assets of Chalke Incorporated for $12,702,964.
 As more fully disclosed in Note 11, effective in August 1994, the Company acquired packaged software and other assets in the amount of $840,000.

   The accompanying notes are an integral part of the consolidated financial statements.

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

  SS&C Technologies, Inc. and Subsidiaries ("SS&C" or the "Company") (formerly named Securities Software & Consulting, Inc.) is a leading provider of client/server-based software solutions, and related consulting services, designed to improve the efficiency and effectiveness of a broad range of organizations in the financial services industry. The Company has developed a family of software products that provides a full range of mission-critical information management and analysis, accounting, reporting and compliance tools to help high-level investment professionals make informed, real-time decisions and automate many operational functions in today's increasingly complex and fast-moving financial markets. The Company's products are focused on improving the effectiveness of decision making through open, fully integrated access to the quantitative analysis of transactions-based data, allowing investment professionals to manage and analyze large amounts of data in the aggregate and in detail on a timely basis.

  The Company operates in one business segment and currently derives substantially all of its revenue from the licensing of its CAMRA, PTS and FILMS applications software to the financial services industry and the provision of related maintenance, consulting and training services in the areas of investments, investment accounting and software development. The Company expects that the licensing of these products and the related services will account for a substantial portion of its revenues in the future. The Company's clients include a range of organizations that manage investment portfolios, including asset managers, insurance companies, banks, mutual funds, public and private pension funds, hedge funds, corporate treasuries and government agencies. The success of many of the Company's clients is intrinsically linked to the health of the financial markets. Demand for its products could be affected by fluctuations or downturns in the financial markets, which may cause clients and potential clients to exit the industry or delay, cancel or reduce any planned expenditures for investment management systems and software products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The consolidated financial statements of the Company as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 and related footnote information are unaudited. All adjustments, consisting only of normal recurring adjustments, have been made which, in the opinion of management, are necessary for a fair presentation of the interim financial information. Results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for any future period.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, SS&C S.A.R.L., SS&C Ventures, Inc., Securities Software & Consulting Limited and SS&C Pacific, Inc. All intercompany activity has been eliminated in preparing the consolidated financial statements.

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) Revenue Recognition

  The Company recognizes revenues in accordance with the Statement of Position on software revenue recognition issued by the American Institute of Certified Public Accountants.

  The Company licenses the right to use its software products to customers under perpetual license agreements. The Company generally recognizes license revenues on delivery of the software to the customer provided that collection of the resulting receivable is considered probable unless the Company has significant future obligations remaining under the license agreement or there is significant uncertainty about customer acceptance. If there are significant future obligations or uncertainty about customer acceptance, revenue is recognized when such obligations are satisfied and any uncertainty about acceptance becomes insignificant. Insignificant vendor obligations are accounted for by deferring a pro rata portion of revenues and recognizing such revenues ratably as the obligations are fulfilled.

  The Company occasionally enters into license agreements requiring significant customization of the Company's software. These agreements are accounted for by the Company on a percentage of completion basis. This method requires estimates to be made for costs to complete the agreement utilizing an estimate of development man hours remaining. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that completion costs may be revised. Such revisions are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are determined on a contract by contract basis, and are made in the period in which such losses are first estimated or determined.

  The Company's software license agreements include a short-term, generally 90-day, warranty period that the Company does not consider a cancellation privilege.

  The Company records accounts receivable and related deferred revenues upon the execution of contracts for license agreements and upon billing for maintenance and licensed lease agreements. Revenues from maintenance agreements is recognized ratably over the term of the agreement. Unbilled receivables principally reflect revenues recognized pursuant to license agreements for which milestone amounts are not contractually billable.

  Professional services revenues include consulting and training provided to customers, generally on a time and materials basis. Professional services revenues are recognized as the services are performed.

  The Company records an allowance for doubtful accounts based on individual customer analyses. Write-offs of accounts receivable were $1,019, $309,328 and $34,432 for the years ended December 31, 1993, 1994 and 1995, respectively, and there were no write-offs of accounts receivable for the three-month periods ended March 31, 1995 and 1996.

 Research and Development

  Research and development costs associated with computer software are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, capitalization of internally developed computer software costs begins upon the establishment of technological feasibility based upon a working model. The Company's policy is to expense these costs upon a product's general release to the customer. The Company has not capitalized any costs as eligible amounts were considered by management to be immaterial.

  The Company's policy is to amortize capitalized software costs by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. It is reasonably possible that those estimates of anticipated future

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) gross revenues, the remaining estimated economic life of the product, or both could be reduced significantly due to competitive pressures.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments with original maturities of three months or less at date of acquisition to be cash equivalents. Cash equivalents consist primarily of bank deposits and commercial paper.

 Restricted Cash Equivalents

  The Company has a letter of credit agreement with a U.S. bank for $505,000 in connection with the purchase of the mainframe based investment accounting line of business of an unrelated entity. The purchase agreement requires the Company to maintain an irrevocable letter of credit until the debt is paid in full. In accordance with the terms of the letter of credit agreement, the Company has a $505,000 certificate of deposit with the bank which is restricted to serve as collateral for the letter of credit (see Note 4).

 Property and Equipment

  Property and equipment are stated at cost. Depreciation of property and equipment is calculated using a combination of straight-line and accelerated methods over the estimated useful lives of the assets as follows:

       DESCRIPTION
       -----------
       Building..............................................    31.5 years
       Equipment.............................................     3-5 years
       Furniture and fixtures................................    7-10 years
       Leasehold improvements................................ shorter of lease term or estimated
                                                                 useful life

  Maintenance and repairs are expensed as incurred. The costs of sold or retired assets are removed from the related asset and accumulated depreciation accounts and any gain or loss is included in operations.

 Goodwill and Intangible Assets

  Goodwill, which is entirely associated with the Company's Chalke acquisition described in Note 11, is being amortized on a straight-line basis over its estimated life of five years. The carrying amount of goodwill is evaluated for future recoverability on a periodic basis, relying on a number of factors, including the estimated life of the customer base under annual maintenance agreements, the Chalke division's operating results, business plans, budgets and economic projections and undiscounted cash flows. In addition, the Company's evaluation considers non-financial data such as market trends, product development cycles and changes in management's market emphasis. Amortization expense associated with goodwill was $270,588 and $90,195 for the year ended December 31, 1995 and the three-month period ended March 31, 1996, respectively.

  Other intangible assets, excluding purchased software, are being amortized on a straight-line basis over their estimated lives of two to three years.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and trade receivables. The Company invests its cash in deposits with

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) commercial banks or in commercial paper with several financial institutions. Concentrations of credit risk, with respect to trade receivables, are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different geographies. As of December 31, 1995, the Company had no significant concentrations of credit risk.

 Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS 109, an asset and liability approach is used to recognize deferred tax assets and liabilities for the future tax consequences of items that have already been recognized in its financial statements and tax returns. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

 Net Income (Loss) per Common and Common Equivalent Share

  The pro forma net loss per common share is computed based upon the weighted average number of common shares and common equivalent shares outstanding after certain adjustments described below. The computation of net income (loss) per common and common equivalent share is based on net income (loss) divided by the weighted average number of common and common equivalent shares outstanding during the period after giving effect to the stock splits described in Note 3. Common equivalent shares comprise stock options and warrants using the treasury stock method. Common equivalent shares from stock options and warrants are excluded from the computation if their effect is antidilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares, issued at prices below the anticipated public offering price of $16.00 per share during the 12 months immediately preceding the initial filing date have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the anticipated initial public offering price). In addition, all outstanding shares of preferred stock to be converted into common stock upon the closing of the initial public offering are treated as having been converted into common stock at the date of original issuance.

  Net income (loss) per common share on a historical basis is computed in the same manner as pro forma net loss per common share except that all preferred stock is considered to be a common stock equivalent based on its terms and conditions except that in 1995 preferred stock is excluded as the effect of inclusion would be antidilutive.

  Net income (loss) per common share on a historical basis is as follows:

                                                              THREE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,              MARCH 31,
                         -------------------------------  -----------------------
                           1993      1994       1995         1995         1996
                         --------- --------- -----------  -----------  ----------
                                                               (UNAUDITED)
Net income (loss)....... $ 551,066 $ 882,874 $(4,348,698) $(4,631,012) $  313,179
                         ========= ========= ===========  ===========  ==========
Net income (loss) per
 common share........... $     .09 $     .13 $      (.72) $      (.88) $      .03
                         ========= ========= ===========  ===========  ==========
Weighted average number
 of common and common
 equivalent shares
 outstanding............ 6,059,305 6,989,535   6,011,950    5,291,950  10,125,914
                         ========= ========= ===========  ===========  ==========

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Fully diluted net income (loss) per share is not presented as it is the same as the amounts disclosed in historical net income per share for the years ended December 31, 1993 and 1994, for the three-month periods ended March 31, 1995 and 1996 and in the pro forma net loss per share for the year ended December 31, 1995.

 Accounting Standards

  SFAS No. 123, "Accounting for Stock-Based Compensation," must be adopted in 1996. This standard encourages, but does not require, recognition of compensation expense based on the fair value of equity instruments granted to employees. The Company does not plan to record compensation for equity instruments granted to employees and therefore the adoption of this standard will have no impact on its financial position or results of operations. The Company will adopt the disclosure provision of SFAS No. 123 in 1996.

  SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," must be adopted in 1996. The standard requires that impairment losses be recognized when the carrying value of an asset exceeds its fair value. The Company regularly assesses all of its long-lived assets for impairment and, therefore, does not believe the adoption of the standard will have a material effect on its financial position or results of operations.

 Reclassifications

  Certain components of the prior years consolidated statements of operations have been reclassified for consistency with the current year's presentation, with no effect on net income.

 Pro Forma Presentation (Unaudited)

  Upon the closing of a public offering, such as the one contemplated in the registration statement, in which the accompanying financial statements have been included, all of the outstanding series of convertible preferred stock will automatically convert into an aggregate of 3,326,600 shares of common stock, and the Company's existing series of convertible preferred stock will be removed and a class of authorized but undesignated preferred stock will be created. The unaudited pro forma presentation of the March 31, 1996 stockholders' equity has been prepared assuming such conversion.

3. STOCK SPLITS:

  As more fully described in Note 13, in April 1996, the Company effected a 10-for-1 split of its common stock as part of its reincorporation in the State of Delaware.

  During 1993, the Company executed a 5-for-1 split of its $1.00 par value common stock and redeemable common stock. The par value of both classes of stock was changed from $1.00 per share to $0.20 per share.

  All shares, warrants, options and par values have been restated in the financial statements and footnotes to reflect the effects of these splits of the Company's common stock.

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. DEBT AND REDEEMABLE PREFERRED STOCK, SERIES A:

  Long-term debt consists of the following:

                                                 DECEMBER 31,       MARCH 31,
                                             --------------------  -----------
                                               1994      1995         1996
                                             -------- -----------  -----------
                                                                   (UNAUDITED)
7.91% note payable, due to a related party
 in two equal annual installments of
 principal and interest of $1,500,000 on
 March 31, 1996 and 1997.................... $    --  $ 2,678,201  $ 2,678,201
6.81% note payable, due August 31, 1999.....  450,000     450,000      450,000
                                             -------- -----------  -----------
Total long-term debt........................  450,000   3,128,201    3,128,201
Less current portion-related party..........      --   (1,288,154)  (2,678,201)
                                             -------- -----------  -----------
Long-term debt.............................. $450,000 $ 1,840,047  $   450,000
                                             ======== ===========  ===========

  The future maturities of long-term debt are as follows:

PERIOD ENDED DECEMBER 31,
- -------------------------
1996 (nine months).................................................. $1,288,154
1997................................................................  1,390,047
1998................................................................        --
1999................................................................    450,000
2000................................................................        --
                                                                     ----------
                                                                     $3,128,201
                                                                     ==========

  The 7.91% note payable to a related party was issued in connection with the Company's acquisition of the assets and operations of Chalke Incorporated ("Chalke") (see Note 11). The term of the promissory note dated March 31, 1995 is for repayment in two equal installments of $1,500,000 on March 31, 1996 and March 31, 1997. The promissory note includes interest accruing annually from March 31, 1995 at the applicable federal rate. The applicable rate at March 31, 1995 was 7.91%. The present value of the $3,000,000 two year loan at 7.91% is $2,678,201. Interest expense for the year ended December 31, 1995 and for the three-month period ended March 31, 1996 was $158,884 and $52,962, respectively. Interest payable as of December 31, 1995 and March 31, 1996 was $158,884 and $211,846, respectively. The March 31, 1996 installment has been paid in full.

  The 6.81% note payable was issued in connection with the Company's acquisition of packaged software and related assets (see Note 11). The note was issued at $505,000 and requires the Company to make periodic payments on the debt based upon specified percentages of revenue collected by the Company related to customers utilizing the acquired product. The payments are based upon 10% of maintenance fees collected through December 31, 1996, 5% of conversion fees collected through June 30, 1997 and 15% of all license fees collected. In the event that a balance remains on the debt on the fifth anniversary of the acquisition's closing, August 31, 1999, the outstanding balance becomes due in full (see Note 1).

  Notes payable to a related party in the aggregate of $1,000,000 at 9% were repaid in full on January 31, 1994 and April 29, 1994. In connection with this borrowing in 1990, the Company issued warrants, with no assigned value, to purchase 600,000 shares of common stock at $2.00 per share. On March 31, 1995, the warrantholder exercised all 600,000 warrants at a discounted price of $1.67 per share. The discounted price was negotiated to induce the related party to exercise its warrants prior to the

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

September 24, 1997 expiration date in order for the Company to obtain the proceeds to assist in the financing of the Chalke Acquisition.

  An 11% note payable to a related party of $500,000 was repaid in full on December 14, 1994. In connection with this borrowing in 1990, the Company issued warrants, with no assigned value, to purchase 400,000 shares of common stock at $1.60 per share. In September 1994, the warrantholder surrendered the right to purchase 100,000 shares of common stock for consideration of $2.90 per share. On March 31, 1995, the warrantholder exercised the remaining 300,000 warrants at a discounted price of $1.33 per share. The discounted price was negotiated to induce the related party to exercise its warrants prior to the September 24, 1997 expiration date in order for the Company to obtain the proceeds to assist in the financing of the Chalke Acquisition.

  In connection with the note agreements referred to above, the 9% noteholders entered into a stock purchase agreement with the Company under which the noteholders purchased 500,000 shares of redeemable common stock for $750,000 and 15,000 shares of Series A redeemable convertible preferred stock for $750,000. The terms of the stock purchase agreement include put provisions in which the remaining stock held by the 9% noteholders may be put to the Company between September 1, 1997 and December 31, 1997. The repurchase price for each share of the remaining stock shall be an amount equal to the average of (x) fifteen (15) times the Company's consolidated net income for the fiscal year immediately preceding any such repurchase and (y) two (2) times the Company's consolidated gross revenues for the fiscal year immediately preceding any such repurchase, divided by the number of shares of Common Stock outstanding on a fully-diluted basis. The Series A redeemable convertible preferred stock will convert into Common Stock upon the closing of the Company's initial public offering.

  In connection with the issuance of the convertible preferred stock, Series B in September 1994, the following transactions were completed:

  . The number of Series A redeemable convertible preferred stock shares authorized and owned by the 9% noteholders was changed to 24,750 to maintain the preferred stockholders' conversion rights and the par value was changed to $.20 per share from $1.00 per share;

  . The liquidation value per share was changed to maintain the preferred stockholders' aggregate liquidation value;

  . The conversion ratio of the Series A, redeemable convertible preferred stock was changed to a rate of one share of preferred stock for one share of common stock; and

  . The Company purchased the 500,000 shares of redeemable common stock held by the 9% noteholders at $4.50 per share.

5. PREFERRED STOCKHOLDERS' EQUITY:

 Series B

  During 1994, the Company authorized the issuance of 152,778 shares of a new series of preferred stock, Series B convertible preferred stock (the "Series B stock"). On September 20, 1994, the Company entered into a stock purchase agreement in which it issued 152,778 shares of the Series B stock at $40.00 per share, before costs of the transaction.

  In connection with the issuance of the Series B stock, the Company repurchased 100,000 warrants to purchase common stock and redeemed 500,000 shares of redeemable common stock (as discussed in

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Note 4). The warrants were repurchased at $4.50 per warrant less their $1.60 exercise price and the redeemable common stock was redeemed at $4.50 per share. Additionally, the Company repurchased 8,980 shares of common stock owned by employees at $4.50 per share and repurchased options to purchase 28,000 shares of common stock from employees at $4.50 per share.

  At the time of issuance of the Series B stock, the authorized shares of common stock were increased from 8,850,000 to 10,224,720. At December 31, 1994, 1,775,280 shares of the authorized common stock were reserved for the conversion of the Series A and Series B stock, 1,590,000 shares for the stock option plan and 900,000 shares for the outstanding warrants.

 Series C

  During 1995, the Company authorized the issuance of 155,132 shares of a new series of preferred stock, Series C convertible preferred stock (the "Series C stock"). On March 31, 1995 and April 13, 1995, the Company entered into stock purchase agreements in which it issued the 155,132 shares of the Series C stock at $47.50 per share, before transaction costs.

  In connection with the issuance of the Series C stock, holders of outstanding warrants exercised their rights to purchase 900,000 shares of common stock for $1,401,000.

  At the time of issuance of the Series C stock, the authorized shares of common stock was increased from 10,224,720 to 11,673,400. At December 31, 1995 and March 31, 1996, 3,326,600 shares of the authorized common stock were reserved for the conversion of the Series A, Series B and Series C stock and 1,476,500 and 1,642,000 shares, respectively, for the stock option plans.

  The preferred stock contains the following rights and preferences:

  . Each share is convertible at the option of the holder and is automatically converted in the event of a closing of a public offering pursuant to a registration under the Securities Act of 1933 of a certain minimum size and price. Each share of preferred stock will be converted into ten shares of common stock (see Note 13). The conversion ratio has antidilution protection which will cause it to change in the event of certain transactions, as defined in the Company's Certificate of Incorporation.

  . Each holder of Series A and Series B preferred stock class is entitled to the selection of one member of the Board of Directors. This entitlement is automatically terminated in the event of a closing of a public offering pursuant to a registration under the Securities Act of 1933 of a certain minimum size and price.

  . As stated in the Certificate of Incorporation, the Company is prohibited from entering into certain transactions without the approval of 66 2/3% of the preferred stockholders.

  . Each preferred stockholder can vote on all matters and is entitled to one vote for each share of common stock which could be obtained through conversion of all of the stockholder's preferred stock.

  . In the event that dividends are declared for the common stockholders, the preferred stockholders are entitled to receive the amount of dividends they would have received had they converted all of their preferred shares into common shares prior to the declaration of the dividend.

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  . In the event that control of the Company is obtained by a party other than the current president or preferred stockholders, the preferred stockholders are entitled to redeem their stock at its liquidation value.

  . In the event of the voluntary or involuntary liquidation of the Company, the Series A, Series B and Series C, preferred stockholders will be entitled to receive a minimum of $750,000, $7,000,000 and $7,368,770, respectively, in addition to any accrued dividends. The preferred stockholders are entitled to receive a per share liquidation amount equal to that of the common stockholders if that amount exceeds the minimum value stated above.

6. INCOME TAXES:

  The income tax provision (benefit) for the years ended December 31, 1993, 1994 and 1995 and the three-month periods ended March 31, 1995 and 1996 consist of the following:

                                                              THREE MONTHS
                                                                 ENDED
                              YEAR ENDED DECEMBER 31,          MARCH 31,
                           -----------------------------  ---------------------
                             1993     1994      1995         1995        1996
                           -------- -------- -----------  -----------  --------
                                                              (UNAUDITED)
Current:
 Federal.................. $    --  $428,989 $   434,005  $    77,304  $184,512
 State....................      --    59,593     156,791       24,062    60,650
Deferred:
 Federal..................   87,400  135,200  (2,756,736)  (2,549,390)    1,372
 State....................   32,400   37,100    (858,270)    (772,799)  (38,930)
                           -------- -------- -----------  -----------  --------
  Total .................. $119,800 $660,882 $(3,024,210) $(3,220,823) $207,604
                           ======== ======== ===========  ===========  ========

  The effective tax rates were 17.9%, 42.8% and (41.0)% for the years ended December 31, 1993, 1994 and 1995, respectively, and (41.0)% and 39.9% for the three-month periods ended March 31, 1995 and 1996, respectively, and are reconciled from the expected tax expense (benefit) (the expected tax expense (benefit) is computed by applying the U.S. Federal corporate income tax rate of 34% to income before income taxes) as follows:

                                                               THREE MONTHS
                                                                  ENDED
                            YEAR ENDED DECEMBER 31,             MARCH 31,
                         --------------------------------  ---------------------
                           1993       1994       1995         1995        1996
                         ---------  --------  -----------  -----------  --------
                                                               (UNAUDITED)
Computed "expected" tax
 expense (benefit)...... $ 228,094  $524,877  $(2,506,789) $(2,669,624) $177,066
Increase (decrease) in
 income taxes resulting
 from:
  Tax effect of net
   operating loss
   carryforwards........  (129,678)   (1,562)         --                     --
  State income taxes
   (net of Federal
   income tax benefit)..    21,384    63,817     (459,016)    (494,166)   14,335
  Other.................       --     73,750      (58,405)     (57,033)   16,203
                         ---------  --------  -----------  -----------  --------
Income tax expense
 (benefit).............. $ 119,800  $660,882  $(3,024,210) $(3,220,823) $207,604
                         =========  ========  ===========  ===========  ========

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The components of the net deferred tax asset (liability) at December 31, 1994 and 1995 and March 31, 1996 are as follows:

                                             DECEMBER 31,       MARCH 31,
                                         ---------------------  ----------
                                           1994        1995        1996
                                         ---------  ----------  ----------
                                                                 (UNAUDITED)
Deferred tax assets..................... $  52,100  $4,279,920  $4,259,733
Deferred tax liabilities................  (344,200)   (957,014)   (899,270)
                                         ---------  ----------  ----------
  Net deferred tax asset (liability).... $(292,100) $3,322,906  $3,360,463
                                         =========  ==========  ==========

  The components of deferred income taxes at December 31, 1994 and 1995 and March 31, 1996 are as follows:

                                             DECEMBER 31,
                         -----------------------------------------------------
                                    1994                       1995                  MARCH 31, 1996
                         -------------------------- -------------------------- --------------------------
                          DEFERRED     DEFERRED      DEFERRED     DEFERRED      DEFERRED     DEFERRED
                         TAX ASSETS TAX LIABILITIES TAX ASSETS TAX LIABILITIES TAX ASSETS TAX LIABILITIES
                         ---------- --------------- ---------- --------------- ---------- ---------------
                                                                                      (UNAUDITED)
Purchased in-process
 research and
 development............  $   --       $    --      $3,063,260    $    --      $3,056,424    $    --
Accounting method
 change--cash to
 accrual................      --        344,200            --      925,877            --      854,695
Accounting method
 change--advance
 payments...............      --            --         641,385         --         613,605         --
Deferred revenues.......      --            --         137,744         --         104,035         --
Acquired technology.....   35,909           --         133,202      31,137        158,266      44,575
Accrued expenses........      --            --         149,049         --         103,806         --
Accounts receivable.....      --            --         106,125         --         223,597         --
Other...................   16,191           --          49,155         --             --          --
                          -------      --------     ----------    --------     ----------    --------
    Total...............  $52,100      $344,200     $4,279,920    $957,014     $4,259,733    $899,270
                          =======      ========     ==========    ========     ==========    ========

7. LEASES:

  The Company is obligated under noncancelable operating leases for office space and office equipment. Total related expense for the years ended December 31, 1993, 1994 and 1995 was $112,854, $172,130 and $464,560, respectively, and for the three-month periods ended March 31, 1995 and 1996 was $54,800 and $209,462, respectively. Future minimum lease payments under these operating leases are as follows:

     PERIOD ENDING DECEMBER 31,
     --------------------------
       1996 (nine months)........................................... $  432,928
       1997.........................................................    464,318
       1998.........................................................    409,261
       1999.........................................................    388,793
       2000.........................................................    355,889
       2001 and thereafter..........................................    331,392
                                                                     ----------
                                                                     $2,382,581
                                                                     ==========

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  During 1994, the Company began leasing a portion of its building to a related party under a noncancelable lease. The Company was no longer related to this party as of December 31, 1995. The Company received rent under this lease of $17,772 and $19,440 for the years ended December 31, 1994 and 1995, respectively, and $4,860 for the three-month period ended March 31, 1996. Future minimum lease receipts under this lease are as follows:

     PERIOD ENDING DECEMBER 31,
     --------------------------
       1996 (nine months).............................................. $15,100
       1997............................................................  19,440
       1998............................................................  19,440
       1999............................................................   6,480
                                                                        -------
                                                                        $60,460
                                                                        =======

8. LICENSE AND ROYALTY AGREEMENTS:

  The Company is a party to two license and royalty agreements as a result of the joint development of software products. One of these agreements is with a related party. The related party development partner is paid a 3% royalty in perpetuity based on a percentage of license fee revenues collected related to the Company's CAMRA and FILMS products. The second agreement calls for royalty payments of 3% on a certain module until $22,000 has been paid. The total royalty expense included in cost of software licensing revenues under these agreements of $51,754, $105,890 and $186,914 for the years ended December 31, 1993, 1994 and 1995, respectively, includes $48,495, $98,925 and $165,835, respectively, to the related party. As more fully described in Note 12, on January 27, 1996, the Company licensed its CAMRA and FILMS applications software and certain other programs to the related party pursuant to a software license agreement. Under the terms of this agreement, all outstanding accounts receivable and accounts payable between the parties as of January 27, 1996 were forgiven, including amounts payable by the Company under certain royalty agreements. The agreement also terminates the requirement for the Company to pay royalties to the related party in the future. The second agreement was paid in full during the three-month period ended March 31, 1996. The Company has no future obligations under royalty agreements related to CAMRA and FILMS products.

  The Company also has non-exclusive rights, acquired by the Company in the Chalke acquisition, to integrate software into certain Company products. Under the terms of the agreement, the licensor of the software is paid minimum monthly royalties and additional royalties based on a percentage of the related license fee revenues collected. These payments range between 20% and 43% of sales of the related software products. The total royalty expense under this agreement for 1995 and for the three-month period ended March 31, 1996 was $331,572 and $90,765, respectively.

9. DEFINED CONTRIBUTION PLANS:

  On January 1, 1992, the Company established its 401(k) Profit Sharing Plan and Trust (the "Plan"). The Plan covers substantially all employees. Each employee may elect to contribute to the Plan, through payroll deductions, up to 15% of his or her salary, subject to certain limitations. The Plan provides for a Company match of employees' contributions in an amount equal to 50% of an employee's contributions up to $1,000, in addition to discretionary contributions as determined by the Board of Directors.

  In connection with the acquisition of Chalke on March 31, 1995, the Company assumed the pre-existing deferred compensation plan for Chalke employees, which was established in January 1993. Under the plan, each eligible employee may elect to contribute to the plan up to 20 percent of his or her salary, subject to certain limitations.

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  During the years ended December 31, 1993, 1994 and 1995 and the three-month periods ended March 31, 1995 and 1996, the Company incurred $18,105, $26,691, $73,440, $24,486 and $49,020, respectively, of expense related to these plans.

10. STOCK OPTION PLANS:

  During 1993, the Board of Directors approved an employee stock option plan ("1993 Plan") which was in place through December 1994 and reserved 1,000,000 shares of common stock for issuance under this plan. During 1994, the Board of Directors approved a new plan ("1994 Plan"), effective January 1, 1995, for which 1,000,000 shares of common stock have been reserved. The 1994 Plan was amended in October 1995 and April 1996 to reserve additional shares of common stock for issuance under the plan, bringing the total shares of common stock reserved for issuance to 3,000,000. Options issued under the 1993 plan remain under the terms of that plan. There were options to purchase 186,500 shares of common stock outstanding under the 1993 plan at March 31, 1996. No new options will be granted under this plan. There were options to purchase 1,455,500 shares of common stock outstanding under the 1994 plan at March 31, 1996, leaving 1,544,500 available to be granted.

  The purchase price of shares subject to each option granted will not be less than 100% of the fair market value at the date of grant. Options granted prior to the issuance of the Series B preferred stock are exercisable for five years from the date of grant. Options issued subsequent to the Series B preferred stock, have vesting periods of three to five years from the date of grant. As of December 31, 1994, there were outstanding options to purchase 332,000 shares of common stock exercisable under the 1993 Plan. As of March 31, 1996, options to purchase 186,500 and 165,563 shares of common stock were then exercisable under the 1993 Plan and 1994 Plan, respectively.

  The following table summarizes stock option transactions for the years ended December 31, 1993, 1994 and 1995 and the three-month period ended March 31, 1996.

                                                                STOCK OPTION
                                                    SHARES    PRICES PER SHARE
                                                   ---------  -----------------
   Outstanding at December 31, 1992...............       --     --       --
     Granted......................................   410,000     $0.07    $0.10
     Canceled.....................................       --     --       --
     Exercised....................................       --     --       --
                                                   ---------  -------- --------
   Outstanding at December 31, 1993...............   410,000      0.07     0.10
     Granted......................................   328,000      0.07     4.00
     Canceled.....................................       --     --       --
     Exercised....................................   (80,000)     0.07     0.10
     Redeemed.....................................   (28,000)     0.07     0.07
                                                   ---------  -------- --------
   Outstanding at December 31, 1994...............   630,000      0.07     4.00
     Granted...................................... 1,074,000      4.00     8.00
     Canceled.....................................  (167,500)     0.07     5.00
     Exercised....................................   (60,000)     0.07     0.10
                                                   ---------  -------- --------
   Outstanding at December 31, 1995............... 1,476,500      0.07     8.00
     Granted......................................   166,500      8.00     9.00
     Canceled.....................................    (1,000)     8.00     8.00
     Exercised....................................       --        --       --
                                                   ---------  -------- --------
   Outstanding at March 31, 1996 (unaudited)...... 1,642,000     $0.07    $9.00
                                                   =========  ======== ========

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The exercise price for each of the above grants was determined by the Board of Directors of the Company to be equal to the fair market value of the common stock on the date of grant. In reaching this determination at the time of each such grant, the Board considered a broad range of factors, including the illiquid nature of an investment in the Company's common stock, the Company's historical financial performance, the preferences (including liquidation) of the Company's outstanding convertible preferred stock and the Company's future prospects.

11. ACQUISITIONS:

  On March 31, 1995, the Company purchased substantially all of the assets and operations of Chalke for $12,702,964. The purchase has been paid in the form of cash of $7,426,126, net of cash received from Chalke and a line of credit repayment, a promissory note with a present value of $2,678,201, the assumption of liabilities of $2,598,637 and the costs of effecting the transaction.

  The Chalke acquisition was accounted for as a purchase and, accordingly, the net assets and results of operations of Chalke have been included in the consolidated financial statements from the acquisition date. The purchase price was first allocated to tangible assets based on their net realizable value or fair market value on the date of the acquisition. The remaining portion of the purchase price is allocated to identified intangible assets and goodwill.

  The following summarizes the allocation of the purchase price.

     Cash........................................................... $    49,188
     Accounts receivable............................................   1,581,151
     Property and equipment.........................................     572,137
     Complete technology............................................     794,865
     Other assets...................................................      12,820
     Incomplete technology..........................................   7,888,886
     Goodwill.......................................................   1,803,917
                                                                     -----------
         Total purchase price....................................... $12,702,964
                                                                     ===========

  The allocation to complete technology is based on future risk adjusted discounted cash flows. Complete technology has been capitalized and included in the caption "intangible and other assets" in the accompanying consolidated balance sheet. It is being amortized over approximately six years. Amortization expense associated with complete technology was $121,485 and $60,844 for the year ended December 31, 1995 and the three-month period ended March 31, 1996, respectively.

  The allocation to incomplete technology is also based on future risk adjusted discounted cash flows and has been expensed in 1995, in accordance with generally accepted accounting principles. The incomplete technology had not achieved technological feasibility and had no alternative future uses.

  The values allocated to complete and incomplete technology were determined after extensive evaluation of the status of the products as they existed at the time of the acquisition, an assessment of their commercial viability and, in the case of the two products considered to be incomplete technology, an analysis of the additional costs necessary to reach technological feasibility.

  The COPE product consists of several modules, all of which are necessary to meet the needs of its target market--large financial institutions. As of the acquisition date, development of none of the modules had been completed and the validity of the relevant algorithims had not been validated. PTS 2000 was

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

also incomplete as the product existed only as an early stage prototype and the core development was still in the tool set and object-oriented design stage.

  Neither product had any alternative future use (in other research and development projects or otherwise) as they were not commercially viable at the time of acquisition and could not be utilized with any of the Company's existing products.

  Future discounted cash flows require estimates of future revenues and expenses, analysis of future market conditions and an estimate of the future economic life of the product. Estimates were based on management's analysis of the data available at the time. It is reasonably possible that the estimates could change significantly in the near term as, in the case of incomplete technology, the new products are introduced into the market and the existing complete technology product faces new competitive pressures.

  The Company assumed the current liabilities of Chalke as of March 31, 1995, totaling $3,024,763, which included an outstanding line of credit, trade accounts payable and various accrued expenses. The line of credit was repaid by the Company in accordance with the purchase agreement.

  The unaudited pro forma condensed consolidated results of operations presented below for the years ended December 31, 1994 and 1995, assume the Chalke acquisition occurred at the beginning of each period presented. The unaudited pro forma condensed statement of operations for the year ended December 31, 1995, excludes the $7,888,886 write-off of purchased in-process research and development:

                                                                  (IN THOUSANDS
                                                                   EXCEPT PER
                                                                   SHARE DATA)
                                                                  1994    1995
                                                                 ------- -------
Total revenues.................................................. $17,439 $21,164
Operating income................................................     911     403
Net income......................................................     406     235
Net income per common and common equivalent share...............     .06     .02

  These pro forma results are not necessarily indicative of the results of operations that would have actually occurred had the acquisition taken place at the beginning of each period, or of future operations of the combined companies.

  In August 1994, the Company acquired packaged software and other assets from an unrelated entity, for a purchase price of $840,000. Payment of the purchase price consisted of cash of $160,000 at the closing; the Company's agreement, under separately executed licensing and maintenance agreements, to provide the seller with a CAMRA software license and five years of maintenance valued at $75,000 and $100,000, respectively; and a note payable for the remaining $505,000 which was subsequently reduced by $55,000 in a non-cash exchange for a license agreement. The acquisition has been accounted for as a purchase and, accordingly, the assets and results of operations are included in the consolidated financial statements from the acquisition date. The assets received in the acquisition, principally the packaged software and customer lists, net of accumulated amortization of $93,333, $373,333 and $443,333 as of December 31, 1994 and 1995 and March 31,1996, respectively, are included in intangible and other assets. Amortization is being provided over a three-year period. The results of operations from this acquisition are immaterial.

  In April 1994, the Company entered into a joint venture agreement with Prime Advisors, Inc. ("Prime") to create Outsource to CAMRA ("OTC"), a portfolio accounting service bureau. In October

                            SS&C TECHNOLOGIES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1994, the Company acquired Prime's remaining interest in OTC. The cost of the buy-out of $50,000, net of accumulated amortization of $4,637, $29,637 and $35,887 as of December 31, 1994, 1995 and March 31, 1996, respectively, is included in intangible and other assets. Amortization is being provided over a two-year period.

12. RELATED PARTY TRANSACTIONS:

  The Company has entered into licensing and maintenance contracts with several related parties that have ownership interests in the Company, as well as representation on the Company's Board of Directors. Total licensing, maintenance and professional services fee revenues under these agreements was $187,885, $451,633 and $263,054 for the years ended December 31, 1993, 1994 and 1995, respectively. Amounts collected under these agreements totaled $293,024, $457,547 and $294,806, respectively. At December 31, 1994 and 1995,
$99,360 and $228,163, respectively, remained payable from these parties to the Company.

  As described in Note 8, the Company licensed its CAMRA and FILMS applications software and certain other programs to a related party for a total purchase price of $2,054,786, including a five-year maintenance program. The purchase price was allocated to license fees of $1,543,561, maintenance fees over the five-year period of $375,000 and deferred interest resulting from an extended payment plan of $136,225. Terms include a $900,000 payment due upon execution of the agreement and quarterly installments of $52,500 for five years. All outstanding receivables and payables between the parties as of January 27, 1996 were forgiven, resulting in an additional $104,786 allocated to the purchase price. Interest was imputed at 9% for payments on the license fee. The amount collected from the related party during the quarter ended March 31, 1996 was $953,250. There was no balance currently due and payable at March 31, 1996.

  The Company also licenses its CAMRA applications software to another related party from which the Company derived revenues of $102,500, $60,000 and $62,600 in 1993, 1994 and 1995, respectively. This license was transferred under the agreement dated January 27, 1996 such that all licenses and maintenance agreements with these three related parties, which are affiliated with each other, are governed by one agreement.

13. SUBSEQUENT EVENTS:

  On April 25, 1996, the Company reincorporated in the State of Delaware and exchanged each outstanding share of common stock for ten shares of common stock, $.01 par value, and exchanged each outstanding share of preferred stock Series A, Series B and Series C for one share of preferred stock Series A, Series B and Series C, respectively. Each holder of outstanding stock options is entitled, upon exercise, to purchase ten times the number of common stock shares provided in each option, at an exercise price per share of one-tenth the price per share provided in the option. The preferred stock is convertible into ten shares of common stock for each share of preferred stock. The Company authorized a total of 25,000,000 shares of common stock, $.01 par value, and a total of 1,000,000 shares of preferred stock, $.01 par value.

  In April 1996, the Company adopted the 1996 Employee Stock Purchase Plan which permits employees of the Company to purchase shares of common stock pursuant to payroll deductions at a price equal to 85% of the Company's fair market value. The Company also adopted the 1996 Director Stock Option Plan which provides for non-employee directors to receive options to purchase common stock of the Company at an exercise price equal to the fair market value of the common stock at the date of grant. The Company had reserved a total of 350,000 shares of common stock for issuance under these plans.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Chalke Incorporated:

  We have audited the accompanying balance sheets of Chalke Incorporated as of January 31, 1994 and December 31, 1994, and the related statements of operations, changes in shareholder's equity (deficit), and cash flows for the year ended January 31, 1994 and the eleven months ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chalke Incorporated as of January 31, 1994 and December 31, 1994, and the results of its operations and its cash flows for the year ended January 31, 1994 and eleven months ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

December 21, 1995
Hartford, Connecticut

                              CHALKE INCORPORATED

                                 BALANCE SHEETS
             JANUARY 31, 1994, DECEMBER 31, 1994 AND MARCH 31, 1995

                                           JANUARY 31,  DECEMBER 31,   MARCH 31,
                                              1994          1994         1995
                                           -----------  ------------  -----------
                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash.................................... $  109,407   $   176,601   $   49,188
  Accounts receivable.....................  2,061,664     1,854,301    1,672,690
  Other assets............................     15,327        33,681       12,821
                                           ----------   -----------   ----------
    Total current assets..................  2,186,398     2,064,583    1,734,699
                                           ----------   -----------   ----------
Property and equipment, net...............  1,230,354       504,527      572,137
Accounts receivable, long-term............    101,971           --           --
                                           ----------   -----------   ----------
    Total assets.......................... $3,518,723   $ 2,569,110   $2,306,836
                                           ==========   ===========   ==========
LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Accounts payable........................ $  135,755   $    42,376   $  190,725
  Deferred revenues.......................  1,643,648     2,328,247    2,268,815
  Line of credit..........................    566,714       895,084      475,314
  Current portion of debt.................    159,875        22,712        4,614
  Accrued compensation....................    473,402       158,156      188,948
  Accrued expenses........................     44,297        89,950       92,620
                                           ----------   -----------   ----------
    Total current liabilities.............  3,023,691     3,536,525    3,221,036
                                           ----------   -----------   ----------
Long-term debt............................    730,223           --           --
Commitments                                       --            --           --
Shareholder's deficit:
  Common stock at no par value; 1,000
   shares authorized; 500 shares and no
   shares issued and outstanding,
   respectively...........................      3,500           --           --
  Common stock at $1.00 par value; 800,000
   shares of Series 1 common stock and
   200,000 shares of Series 2 common stock
   authorized; no shares and 800,000
   shares of Series 1 common stock issued
   and outstanding, respectively, no
   shares of Series 2 common stock issued
   and outstanding........................        --        800,000      800,000
  Notes receivable from shareholder.......   (600,000)     (660,235)         --
  Retained earnings (accumulated
   deficit)...............................    361,309    (1,107,180)  (1,714,200)
                                           ----------   -----------   ----------
    Total shareholder's deficit...........   (235,191)     (967,415)    (914,200)
                                           ----------   -----------   ----------
    Total liabilities and shareholder's
     deficit.............................. $3,518,723   $ 2,569,110   $2,306,836
                                           ==========   ===========   ==========

    The accompanying notes are an integral part of the financial statements.

                              CHALKE INCORPORATED

                            STATEMENTS OF OPERATIONS
 FOR THE YEAR ENDED JANUARY 31, 1994, ELEVEN MONTHS ENDED DECEMBER 31, 1994 AND
                       THREE MONTHS ENDED MARCH 31, 1995

                                           JANUARY 31,  DECEMBER 31,  MARCH 31,
                                              1994          1994        1995
                                           -----------  ------------ -----------
                                                                     (UNAUDITED)
Revenues:
  Software licenses....................... $3,022,365    $1,682,349  $  507,857
  Maintenance.............................  1,762,871     2,023,652     731,599
  Professional services...................  4,178,427     4,603,478   1,082,030
  Client reimbursement of expenses........    320,973       141,348      37,749
  Miscellaneous...........................     57,990        26,492         981
                                           ----------    ----------  ----------
    Total revenues........................  9,342,626     8,477,319   2,360,216
Operating expenses........................  8,674,955     8,898,266   2,290,810
                                           ----------    ----------  ----------
Income (loss) from operations.............    667,671      (420,947)     69,406
Other income (expense):
  Gain on sale of equipment...............        --         30,012         --
  Interest income.........................      8,005        62,813       1,517
  Interest expense........................   (124,108)      (93,867)    (17,708)
                                           ----------    ----------  ----------
Net income (loss)......................... $  551,568    $ (421,989) $   53,215
                                           ==========    ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                              CHALKE INCORPORATED

            STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (DEFICIT)
FOR THE YEAR ENDED JANUARY 31, 1994, ELEVEN MONTHS ENDED DECEMBER 31, 1994, AND
               THE THREE MONTHS ENDED MARCH 31, 1995 (UNAUDITED)

                                               SERIES 1
                            COMMON STOCK     COMMON STOCK
                          ---------------- -----------------    NOTES      RETAINED        TOTAL
                          NUMBER           NUMBER            RECEIVABLE    EARNINGS    SHAREHOLDER'S
                            OF      NO       OF      $1.00      FROM     (ACCUMULATED     EQUITY
                          SHARES PAR VALUE SHARES  PAR VALUE SHAREHOLDER   DEFICIT)      (DEFICIT)
                          ------ --------- ------- --------- ----------- ------------  -------------
Balance, February 1,
 1993...................    500   $3,500       --  $    --    $(100,000) $   182,741     $  86,241
Net income..............    --       --        --       --          --       551,568       551,568
Distribution to
 shareholder............    --       --        --       --          --      (373,000)     (373,000)
Notes from shareholder..    --       --        --       --     (500,000)         --       (500,000)
                           ----   ------   ------- --------   ---------  -----------     ---------
Balance, January 31,
 1994...................    500    3,500       --       --     (600,000)     361,309      (235,191)
Conversion of Common
 Stock to Series 1
 Common Stock...........   (500)  (3,500)  800,000  800,000         --      (796,500)          --
Interest on notes
 receivable from
 shareholder............    --       --        --       --      (60,235)         --        (60,235)
Net loss................    --       --        --       --          --      (421,989)     (421,989)
Distribution to
 shareholder............    --       --        --       --          --      (250,000)     (250,000)
                           ----   ------   ------- --------   ---------  -----------     ---------
Balance, December 31,
 1994...................    --       --    800,000  800,000    (660,235)  (1,107,180)     (967,415)
Net income..............    --       --        --       --          --        53,215        53,215
Distribution to
 shareholder............    --       --        --       --      660,235     (660,235)          --
                           ----   ------   ------- --------   ---------  -----------     ---------
Balance, March 31, 1995
 (unaudited)............    --    $  --    800,000 $800,000   $     --   $(1,714,200)    $(914,200)
                           ====   ======   ======= ========   =========  ===========     =========


    The accompanying notes are an integral part of the financial statements.

                              CHALKE INCORPORATED

                            STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED JANUARY 31, 1994, ELEVEN MONTHS ENDED DECEMBER 31, 1994, AND
               THE THREE MONTHS ENDED MARCH 31, 1995 (UNAUDITED)

                                           JANUARY 31,  DECEMBER 31,  MARCH 31,
                                              1994          1994        1995
                                           -----------  ------------ -----------
                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................... $  551,568    $ (421,989)  $ 53,215
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
   Depreciation and amortization..........    283,546       195,031     47,285
   Provision for doubtful accounts........     55,504        63,248        --
   Gain on sale of equipment..............        --        (30,012)       --
   Interest on note receivable from
    shareholder...........................        --        (60,235)       --
   Changes in operating assets and
    liabilities:
    Accounts receivable...................   (525,427)      246,086    181,611
    Other assets..........................     33,553       (18,354)    20,860
    Accounts payable......................    (77,342)      (93,379)   148,349
    Accrued compensation..................    (34,432)     (315,246)    30,792
    Accrued expenses......................   (165,201)       45,653      2,670
    Deferred revenues.....................    706,235       684,599    (59,432)
                                           ----------    ----------   --------
  Net cash provided by operating
   activities.............................    828,004       295,402    425,350
                                           ----------    ----------   --------
Cash flows from investing activities:
  Acquisition of property and equipment...   (223,543)     (199,192)  (114,895)
  Cash received from sale of equipment....        --        760,000        --
                                           ----------    ----------   --------
  Net cash (used in) provided by investing
   activities.............................   (223,543)      560,808   (114,895)
                                           ----------    ----------   --------
Cash flows from financing activities:
  Payments made on long-term debt.........    (93,759)     (824,563)       --
  Payments made on capital lease
   obligation.............................    (47,123)      (42,823)   (18,098)
  Advances from line of credit............  1,694,372     2,775,370        --
  Repayments of line of credit............ (1,268,339)   (2,447,000)  (419,770)
  Distribution to shareholder.............   (373,000)     (250,000)       --
  Additions to notes receivable from
   shareholder............................   (500,000)          --         --
                                           ----------    ----------   --------
  Net cash used in financing activities...   (587,849)     (789,016)  (437,868)
                                           ----------    ----------   --------
Net increase (decrease) in cash...........     16,612        67,194   (127,413)
Cash, beginning of period.................     92,795       109,407    176,601
                                           ----------    ----------   --------
Cash, end of period....................... $  109,407    $  176,601   $ 49,188
                                           ==========    ==========   ========
Supplementary cash flow information:
  Interest paid........................... $  124,108    $   93,867   $ 17,708
                                           ==========    ==========   ========

    The accompanying notes are an integral part of the financial statements.

                              CHALKE INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS:

  Chalke Incorporated (the "Company") was incorporated on December 10, 1984 under the laws of the Commonwealth of Virginia. The Company licenses software products, including related maintenance agreements, and provides actuarial consulting services to insurance companies and other financial intermediaries throughout North America, Asia and Europe.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Fiscal Year

  During the eleven months ended December 31, 1994, the Company changed its financial reporting year from a fiscal year ending January 31 to a fiscal year ending December 31. The changes were made to coordinate the Company's fiscal year with that of the shareholder's tax year.

 Income Taxes

  The Company elected to be treated as a small business corporation under subchapter S of the Internal Revenue Code effective March 1, 1987. As a small business corporation, taxable income or loss is reported by the shareholder on his individual income tax return. Accordingly, no provision for federal income taxes has been provided for in these financial statements.

 Revenue Recognition

  The Company recognizes revenues from product sales upon shipment of the product, provided that no significant obligations remain and the collection of the related receivable is considered probable. Revenues from professional services are recognized as the services are performed.

  The Company records accounts receivable and related deferred revenue upon the execution of contracts for maintenance and software license lease agreements. Revenue and the related expense is recognized ratably over the term of the agreement.

 Cash

  Cash, as used in the accompanying financial statements, consists of demand deposits with financial institutions.

 Accounts Receivable

  The Company's policy is to use the direct write-off method for accounts deemed to be uncollectible. This method approximates the allowance method required by generally accepted accounting principles. Write-offs of accounts receivable were $55,504, $63,248 and $0 for the year ended January 31, 1994, the eleven months ended December 31, 1994 and the three months ended March 31, 1995, respectively.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk are principally cash and accounts receivable. The Company places its cash in federally chartered banks which

                              CHALKE INCORPORATED
are insured up to $100,000 by the Federal Deposit Insurance Corporation. Concentration of credit risk with respect to accounts receivable is limited to certain customers from whom the Company earns substantial revenues. The Company does not require collateral from its customers. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited. During the year ended January 31, 1994, the Company had revenues from two customers which represented 14% and 8%, respectively, of total revenues recognized during that period. During the eleven months ended December 31, 1994, the Company had revenues related from two customers which represented 19% and 12%, respectively, of total revenues recognized during that period. During the three months ended March 31, 1995, the Company had revenues from two customers which represented 10% and 16%, respectively, of total revenues recognized during that period.

 Property and Equipment

  Property and equipment are stated at cost. The Company provides for depreciation by using the straight-line method over the estimated useful lives of the assets as follows:

       ASSET CLASSIFICATION                                ESTIMATED USEFUL LIFE
       --------------------                                ---------------------
       Computer and office equipment......................       3-5 years
       Furniture and fixtures.............................       10 years
       Aircraft...........................................       10 years
       Leasehold improvements.............................   Shorter of lease
                                                             term or estimated
                                                                useful life

  Expenditures for maintenance and repairs are expensed as incurred. Upon retirement or other disposition of assets, the cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in operations.

 Research and Development

  Research and development costs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, capitalization of internally developed computer software costs begins upon the establishment of technological feasibility based upon a working model. The Company's policy is to expense these costs upon its general release to customers. Amortization is computed on a straight-line basis over the economic life of the product, generally three years. During the year ended January 31, 1994, the eleven months ended December 31, 1994 and the three months ended March 31, 1995, the Company did not capitalize any costs as eligible amounts were considered by management to be immaterial.

 Use of Estimates within the Financial Statements

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              CHALKE INCORPORATED

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following:

                                         JANUARY 31,  DECEMBER 31,  MARCH 31,
                                            1994          1994        1995
                                         -----------  ------------ -----------
                                                                   (UNAUDITED)
   Aircraft............................. $1,045,000    $      --    $     --
   Computer and office equipment........    431,138       619,561     695,500
   Furniture and fixtures...............    418,581       421,780     449,498
   Leasehold improvements...............     66,907        69,093      80,331
                                         ----------    ----------   ---------
                                          1,961,626     1,110,434   1,225,329
   Less accumulated depreciation and
    amortization........................   (731,272)     (605,907)   (653,192)
                                         ----------    ----------   ---------
                                         $1,230,354    $  504,527   $ 572,137
                                         ==========    ==========   =========

4. COMMON STOCK:

  During the eleven months ended December 31, 1994, the Company amended its articles of incorporation to authorize an additional 1,000,000 shares of common stock at a par value of $1.00 per share. Of the 1,000,000 shares authorized, the Company can issue 800,000 shares of Series 1 common stock (voting) and 200,000 shares of Series 2 common stock (non-voting). On the effective date of this amendment, each share of common stock then outstanding was converted into 1,600 shares of Series 1 common stock. Such conversion was implemented to establish a capitalization more appropriate for an employee option or equity plan, which was being considered at the time but ultimately not adopted. To effect the stock conversion of previously outstanding common stock into shares of Series 1 common stock, the Company recorded the transfer of $796,500 from retained earnings to the Series 1 common stock account to reflect the par value of the stock.

5. RELATED PARTY TRANSACTIONS:

  The Company has various notes receivables from its sole shareholder totaling $600,000, excluding interest, as of January 31, 1994 and December 31, 1994. These notes bear interest at variable rates ranging from 6.0% to 6.5%. Interest and principal were due in full on January 31, 1995. As of January 31, 1995, the notes receivable balance and related interest were authorized as a distribution to the sole shareholder.

6. DEBT:

  The Company has a line of credit with a commercial lending institution with which substantially all of the Company's assets serve as collateral and is personally guaranteed by the sole shareholder. As of January 31, 1994, borrowings under this line of credit could not exceed the lesser of domestic eligible accounts receivable outstanding less than 90 days old or $1,000,000. During the eleven months ended December 31, 1994, this line of credit was extended to the lesser of domestic eligible accounts receivable outstanding less than 90 days old or $2,000,000. At January 31, 1994, December 31, 1994 and March 31, 1995, the Company had approximately $433,000, $700,000 and $1,197,000, respectively, of unused availability under its line of credit agreement. Borrowings under this line ($566,714, $895,084 and $475,314 at January 31, 1994, December 31, 1994 and March 31,1995, respectively) bear interest at the prime rate plus 1/4% (6.75%, 9.0% and 9.5% as of January 31, 1994 , December 31, 1994 and March 31, 1995, respectively). The Company is required to pay an annual fee of $10,000 to maintain this line of credit which expired on July 31, 1995.

  In June 1991, the Company obtained a $990,000 loan from Cessna Finance Corporation which was secured by the aircraft owned by the Company. The loan was personally guaranteed by the Company's shareholder. The note called for monthly payments of principal and interest (10.75%) in the amount of

                              CHALKE INCORPORATED

$13,494 and matured in June 2001. The balance at January 31, 1994 was $811,681. During the eleven months ended December 31, 1994, the Company sold the aircraft and paid in full the outstanding note.

  During 1993, Central Fidelity Bank loaned the Company $30,400 and at January 31, 1994 the principal balance outstanding was $12,882. The loan was secured by certain telephone equipment owned by the Company and personally guaranteed by the shareholder. During the eleven months ended December 31, 1994, the Company paid in full the outstanding note.

  The Company has entered into a capital lease for office furniture. Furniture under this capital lease is included as property and equipment with a capitalized cost of $145,188 and accumulated depreciation of $78,086, $122,449 and $134,548 as of January 31, 1994, December 31, 1994 and March 31, 1995,
respectively. The capital lease obligation requires monthly payments of $4,650 and expired in May 1995. The remaining minimum lease payments are $4,650 which include imputed interest of $36 at March 31, 1995.

                                            JANUARY 31, DECEMBER 31,  MARCH 31
                                               1994         1994        1995
                                            ----------- ------------ -----------
                                                                     (UNAUDITED)
   Capital lease obligations...............  $  65,535    $ 22,712     $4,614
   Notes payable...........................    824,563         --         --
                                             ---------    --------     ------
                                               890,098      22,712      4,614
   Less current portion of debt............   (159,875)    (22,712)    (4,614)
                                             ---------    --------     ------
   Long-term debt..........................  $ 730,223    $    --      $  --
                                             =========    ========     ======

7. COMMITMENTS:

 Operating Lease

  The Company leases commercial office space under an operating lease expiring in November 2001 with an option available to cancel in 1999. The lease contains an annual fixed rate adjustment and the Company has the right to renew the lease for two three-year terms. Lease rent expense, including real property taxes and common area costs, was approximately $328,000, $296,000 and $63,000 for the year ended January 31, 1994, the eleven months ended December 31, 1994 and the three months ended March 31, 1995, respectively.

  At March 31, 1995, future minimum lease payments (excluding real property taxes and common area costs) under this lease were as follows:

   April 1, 1995--December 31, 1995................................. $  122,915
   1996.............................................................    168,904
   1997.............................................................    173,918
   1998.............................................................    179,161
   1999.............................................................    184,536
   Thereafter.......................................................    353,288
                                                                     ----------
   Total future minimum lease payments.............................. $1,182,722
                                                                     ==========

 Royalties

  The Company has a royalty agreement whereby it receives rights to use and sublicense a software product. Under the terms of this agreement, the Company pays monthly minimum royalties. Additional royalty payments ranging between 20% and 43% are required based on sales of the related software products. Royalty expense of approximately $234,000, $370,000 and $143,000 was incurred for the year

                              CHALKE INCORPORATED
ended January 31, 1994, the eleven months ended December 31, 1994 and the three months ended March 31, 1995, respectively.

8. DEFERRED COMPENSATION PLAN:

  In January 1993, the Company adopted a deferred compensation plan for its employees, which has been qualified under Section 401(k) of the Internal Revenue Code. Under the plan, eligible employees may elect to defer up to 20 percent of their salaries, subject to Internal Revenue Code limitations. The Company did not make any contributions to the plan during the year ended January 31, 1994, the eleven months ended December 31, 1994 and the three months ended March 31, 1995.

9. SUBSEQUENT EVENT:

  On March 31, 1995, the Company sold substantially all of its assets and operations to SS&C Technologies, Inc. Under the terms of the purchase agreement, SS&C Technologies, Inc. also assumed certain current liabilities as of March 31, 1995, including the outstanding line of credit, trade accounts payable and various accrued expenses.

                            SS&C TECHNOLOGIES, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

  The following unaudited pro forma condensed consolidated statement of operations gives effect to the March 31, 1995 acquisition of Chalke Incorporated ("Chalke") by SS&C Technologies, Inc. ("SS&C") reflecting the assumptions set forth in the accompanying notes as if the acquisition were effective January 1, 1995. The pro forma data reflect the acquisition of the assets of Chalke and the assumption of certain liabilities in accordance with the terms of the Asset Purchase Agreement. The pro forma data do not reflect the charge for purchased in-process research and development of $7,888,886 resulting from the acquisition and do not purport to be indicative of the results that would actually have been reported if the acquisition had been effected at January 1, 1995 or results which may be reported in the future. This statement should be read in conjunction with the accompanying explanatory notes and the respective historical financial statements and related notes of SS&C and Chalke appearing elsewhere in this document.

                                                     PRO FORMA       PRO FORMA
                              SS&C        CHALKE    ADJUSTMENTS        SS&C
                           -----------  ----------  -----------     -----------
Revenues:
 Software licenses.......  $ 9,280,918  $1,873,846  $       --      $11,154,764
 Maintenance.............    3,154,218   1,632,319          --        4,786,537
 Professional services...    2,190,979   3,031,505          --        5,222,484
                           -----------  ----------  -----------     -----------
    Total revenues.......   14,626,115   6,537,670          --       21,163,785
                           -----------  ----------  -----------     -----------
Costs of revenues:
 Software licenses.......      256,839     318,564       40,495 (a)     615,898
 Maintenance.............      846,206     360,653        1,322 (a)   1,208,181
 Professional services...    2,388,497   2,080,992        8,954 (a)   4,478,443
                           -----------  ----------  -----------     -----------
  Total cost of
   revenues..............    3,491,542   2,760,209       50,771       6,302,522
                           -----------  ----------  -----------     -----------
  Gross profit...........   11,134,573   3,777,461      (50,771)     14,861,263
                           -----------  ----------  -----------     -----------
Operating expenses:
 Selling and marketing...    4,476,233   1,006,718        5,349 (a)   5,488,300
 Research and
  development............    3,024,439   2,941,603        9,796 (a)   5,975,838
 General and
  administrative.........    2,646,366     254,322       93,381 (a)   2,994,069
 Write-off of purchased
  in-process research and
  development............    7,888,886         --    (7,888,886)(b)         --
                           -----------  ----------  -----------     -----------
    Total operating
     expenses............   18,035,924   4,202,643   (7,780,360)     14,458,207
                           -----------  ----------  -----------     -----------
Operating income (loss)..   (6,901,351)   (425,182)   7,729,589         403,056
Interest income
 (expense), net..........       24,546           0      (35,253)(c)     (10,707)
                           -----------  ----------  -----------     -----------
Income (loss) before
 income taxes............   (6,876,805)   (425,182)   7,694,336         392,349
Provision (benefit) for
 income taxes............   (3,024,210)        --     3,181,150 (d)     156,940
                           -----------  ----------  -----------     -----------
Pro forma income (loss)..  $(3,852,595) $ (425,182) $ 4,513,186     $   235,409
                           ===========  ==========  ===========     ===========
Pro forma income per
 common and common
 equivalent share........                                           $       .02
                                                                    ===========
Pro forma weighted
 average number of common
 and common equivalent
 shares outstanding......                                            10,274,890
                                                                    ===========

                            SS&C TECHNOLOGIES, INC.

 NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

  The pro forma condensed statement of operations for the year ended December 31, 1995 reflect the consolidated results of operations of SS&C under the assumptions set forth below. The pro forma statement of operations is not necessarily indicative of SS&C's results of operations as they may be in the future.

  1.) The pro forma adjustments to the condensed statement of operations reflect the acquisition of substantially all of the assets and operations of Chalke by SS&C as if the acquisition had occurred at the beginning of the year presented.

  2.) The acquisition of Chalke has been accounted for as a purchase transaction in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Chalke have been recorded at their fair market value.

  The following pro forma adjustments have been made to reflect the acquisition:

    a.) The amortization and depreciation expenses of complete technology, goodwill, and property and equipment have been increased by approximately $40,500, $90,000 and $29,000, respectively, to reflect twelve months of activity.

    b.) The write-off of purchased in-process research and development of $7,888,886 is a nonrecurring charge directly attributable to the acquisition which has been removed.

    c.) Interest expense of approximately $53,000 on the debt incurred to finance a portion of the acquisition has been reflected for the full year, net of the interest expense of approximately $18,000 that was incurred on preacquisition debt that was repaid as part of the transaction. See "Certain Transactions" and Note 11 to Notes to the Company's Consolidated Financial Statements.

    d.) The tax benefit related to the write-off of purchased in-process research and development of approximately $3,100,000 has been removed, net of the Company's expected tax rate of 40%.

      SS & C Products

      [Computer screens along the left margin highlighting the Company's software applications.]


CAMRA(TM) for Windows(TM)

The Complete Asset Management, Reporting and Accounting system supports the entire investment process, from portfolio analysis, management and trading, to back-office accounting and operations. CAMRA supports the intricate securities accounting functions for a full range of investment holdings.

FILMS(TM) for Windows(TM)

The Fully Integrated Loan Management System puts essential mortgage loan information into the hands of mortgage portfolio asset managers, form the application and commitment stage through accounting, servicing and loan workout scenarios.

PTS(R)

A comprehensive financial and actuarial decision tool for life insurance enterprise modeling that combines high-level actuarial scientific theory with ready data access.

COPE 2000(TM)
(scheduled to be released in 1996)

A new software tool designed to deliver an advanced, two-factor process for fixed-income and interest rate derivative modeling and valuation. COPE 2000's two-factor term structure model generates more realistic yield curve scenarios for more precise pricing, hedging, ALM and other financial analysis.


                                Windows is a trademark of Microsoft Corporation

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Consolidated Financial Information..............................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  27
Management...............................................................  39
Certain Transactions.....................................................  48
Principal and Selling Stockholders.......................................  50
Description of Capital Stock.............................................  52
Shares Eligible for Future Sale..........................................  54
Underwriting.............................................................  56
Legal Matters............................................................  57
Change in Independent Accountants........................................  57
Experts..................................................................  57
Additional Information...................................................  58
Index to Financial Statements............................................ F-1

                                 ------------

 UNTIL      , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               3,750,000 Shares


                                    [LOGO]


                                 Common Stock

                                 ------------

                                  PROSPECTUS

                                 ------------

                              Alex. Brown & Sons
                                 INCORPORATED

                               Hambrecht & Quist


                                       , 1996



- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

   SEC Registration Fee............................................... $ 16,358
   NASD Filing Fee....................................................    5,244
   Nasdaq National Market Listing Fee.................................   48,000
   Blue Sky Fees and Expenses.........................................   20,000
   Transfer Agent and Registrar Fees..................................    7,500
   Accounting Fees and Expenses.......................................  150,000
   Legal Fees and Expenses............................................  220,000
   Printing and Mailing Expenses......................................  100,000
   Miscellaneous......................................................  132,898
                                                                       --------
     Total............................................................ $700,000
                                                                       ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

  Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

  Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the

Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

  Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

  Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Under the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Set forth in chronological order is information regarding the number of shares of Common Stock and Preferred Stock issued, and the number of options granted, by the Registrant since April 1993. Further included is the consideration, if any, received by the Registrant for such shares and options, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. None of these securities were registered under the Securities Act. No sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

    1. On September 20, 1994, the Registrant issued an aggregate of 152,778 shares of Series B Convertible Preferred Stock for an aggregate consideration of $6,111,000 to the following investors: (i) General Atlantic Partners 15, L.P. and (ii) GAP Coinvestment Partners, L.P.

    2. On March 30, 1995, and upon the exercise of outstanding warrants, the Registrant issued an aggregate of 900,000 shares of Common Stock for an aggregate consideration of $1,401,000 to the following investors: (i) Conning Insurance Capital Limited Partnership, (ii) Conning Insurance Capital Limited Partnership II, (iii) Conning Insurance Capital International Partners, (iv) Conning Insurance Capital International Partners II and (v) General American Life Insurance Company.

    3. On March 31, 1995, the Registrant issued an aggregate of 149,869 shares of Series C Convertible Preferred Stock for an aggregate consideration of $7,119,000 to the following investors: (i) General Atlantic Partners 15, L.P., (ii) GAP Coinvestment Partners, L.P., (iii) Conning Insurance Capital Limited Partnership III, (iv) Conning Insurance Capital International Partners III, L.P., (v) David W. Clark, Jr. and (vi) Joseph H. Fisher.

    4. On April 13, 1995, the Registrant issued an aggregate of 5,263 shares of Series C Convertible Preferred Stock for an aggregate consideration of $250,000 to the following investors: (i) Conning Insurance Capital Limited Partnership III and (ii) Conning Insurance Capital International Partners III, L.P.

    5. Between June 1993 and January 1994, the Registrant granted, pursuant to its 1993 Option Plan, options to purchase an aggregate of 440,000 shares of Common Stock at various exercise prices ranging from $.07 to $.15 per share to certain employees of, and consultants to, the Registrant. These options were granted pursuant to option agreements subject to certain vesting requirements.

    6. Between October 1994 and April 1996, the Registrant granted, pursuant to its 1994 Option Plan, options to purchase an aggregate of 1,538,500 shares of Common Stock at various exercise prices ranging from $4.00 to $9.00 per share to certain employees of, and consultants to, the Registrant. These options were granted pursuant to option agreements subject to certain vesting requirements.

  As of April 30, 1996, options to purchase 168,000 shares of Common Stock granted by the Registrant pursuant to the 1993 Stock Option Plan had been exercised or redeemed for an aggregate consideration of $13,126 and options to purchase 186,500 shares of Common Stock were outstanding under the 1993 Stock Option Plan. As of April 30, 1996, options to purchase 1,455,500 shares of Common Stock were outstanding under the 1994 Stock Option Plan.

  The Registrant's 1996 Director Stock Option Plan was adopted by the Board of Directors and the stockholders of the Company in April 1996. As of April 30, 1996, no options to purchase shares of Common Stock had been granted under such plan.

  The Registrant's 1996 Employee Stock Purchase Plan was adopted by the Board of Directors and the stockholders of the Company in April 1996. As of April 30, 1996, no shares of Common Stock had been issued under such plan.

  The shares of capital stock and securities issued in the above transactions were offered and sold in reliance upon the exemptions from registration under
Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  *1     Form of Underwriting Agreement.
  *2     Agreement and Plan of Merger dated April 19, 1996 between the
          Registrant and Securities Software & Consulting, Inc., a Connecticut
          corporation.
  *3.1   Certificate of Incorporation of the Registrant.
  *3.2   Amended and Restated Certificate of Incorporation of the Registrant,
          to be filed upon closing of this offering.
  *3.3   By-Laws of the Registrant.
  *3.4   Amended and Restated By-Laws of the Registrant, to be effective upon the closing of this offering.
  *4     Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant.
  *5     Opinion of Hale and Dorr with respect to the validity of the securities being offered.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  *10.1  1993 Stock Option Plan.
  *10.2  1994 Stock Option Plan.
  *10.3  1996 Director Stock Option Plan.
  *10.4  1996 Employee Stock Purchase Plan.
  *10.5  Employment Agreement between the Registrant and William C. Stone, dated March 28, 1996.
  *10.6  Employment Agreement between the Registrant and Shane A. Chalke, dated as of March 31, 1995, as amended.
  *10.7  Employment Agreement between the Registrant and Steven A. Flagg, dated
          March 1, 1995.
  *10.8  Promissory Note dated March 31, 1995 in the principal amount of
          $3,000,000 issued by the Registrant to Chalke Incorporated.
  *10.9  Asset Purchase Agreement, dated March 31, 1995, among the Registrant,
          Shane A. Chalke and Chalke Incorporated.
  *10.10 Stock and Note Purchase Agreement, dated September 25, 1990, as amended on September 20, 1994, among the Registrant and certain stockholders of the Registrant.
  *10.11 Series B Preferred Stock Purchase Agreement, dated September 20, 1994, among the Registrant and certain stockholders of the Registrant.
  *10.12 Series C Preferred Stock Purchase Agreement, dated March 31, 1995, among the Registrant and certain stockholders of the Registrant.
  *10.13 Amended and Restated Shareholders' Agreement, dated March 31, 1995, among the Registrant and certain stockholders of the Registrant.
  *10.14 Amended and Restated Voting Agreement, dated March 31, 1995, among the
          Registrant and certain stockholders of the Registrant.
 +*10.15 Software License Agreement between the Registrant and Conning Asset
          Management Company, dated January 27, 1996.
  *10.16 Reseller Agreement between the Registrant and PFX(USA), Inc., dated
          June 22, 1993.
   11    Computation of income per common share.
  *16    Letter regarding Change in Certifying Accountant.
  *21    Subsidiaries of the Registrant.
  *23.1  Consent of Hale and Dorr (included in Exhibit 5).
   23.2  Consent of Coopers & Lybrand L.L.P.
  *24    Power of Attorney.
   27    Financial Data Schedule.

- --------
* Previously filed.
+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedules

    None.

  All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BLOOMFIELD, STATE OF CONNECTICUT, ON MAY 28, 1996.

                                         SS&C Technologies, Inc.

                                                  /s/ John S. Wieczorek
                                         By: __________________________________
                                                    JOHN S. WIECZOREK
                                            VICE PRESIDENT AND CHIEF FINANCIAL
                                                         OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 28, 1996.

             SIGNATURE
                                                                  TITLE

                 *
                                                             President,
- ------------------------------------                         Chief Executive
          WILLIAM C. STONE                                   Officer and
                                                             Chairman of the
                                                             Board
                                                             (Principal
                                                             Executive
                                                             Officer)

       /s/ John S. Wieczorek
                                                             Vice President
- ------------------------------------                         and Chief
         JOHN S. WIECZOREK                                   Financial
                                                             Officer
                                                             (Principal
                                                             Financial and
                                                             Accounting
                                                             Officer)

                 *
                                                             Director
- ------------------------------------
           PETER L. BLOOM

                 *
                                                             Director
- ------------------------------------
          SHANE A. CHALKE

                 *
                                                             Director
- ------------------------------------
        DAVID W. CLARK, JR.

                 *
                                                             Director
- ------------------------------------
          JOHN B. CLINTON

                 *
                                                             Director
- ------------------------------------
          JOSEPH H. FISHER

              SIGNATURE

                  *
                                                               Director
- -------------------------------------
           WILLIAM E. FORD

                  *
                                                               Director
- -------------------------------------
          WILLIAM W. WYMAN

        /s/ John S. Wieczorek
*By:
          JOHN S. WIECZOREK
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

  (a) Exhibits

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
   *1    Form of Underwriting Agreement.
   *2    Agreement and Plan of Merger dated April 19, 1996 between the
          Registrant and Securities Software & Consulting, Inc., a
          Connecticut corporation.
   *3.1  Certificate of Incorporation of the Registrant.
   *3.2  Amended and Restated Certificate of Incorporation of the
          Registrant, to be filed upon closing of this offering.
   *3.3  By-Laws of the Registrant.
   *3.4  Amended and Restated By-Laws of the Registrant, to be effective upon the closing of this offering.
   *4    Specimen Certificate for shares of Common Stock, $.01 par
          value, of the Registrant.
   *5    Opinion of Hale and Dorr with respect to the validity of the securities being offered.
  *10.1  1993 Stock Option Plan.
  *10.2  1994 Stock Option Plan.
  *10.3  1996 Director Stock Option Plan.
  *10.4  1996 Employee Stock Purchase Plan.
  *10.5  Employment Agreement between the Registrant and William C.
          Stone, dated March 28, 1996.
  *10.6  Employment Agreement between the Registrant and Shane A.
          Chalke, dated as of March 31, 1995, as amended.
  *10.7  Employment Agreement between the Registrant and Steven A.
          Flagg, dated March 1, 1995.
  *10.8  Promissory Note dated March 31, 1995 in the principal amount of
          $3,000,000 issued by the Registrant to Chalke Incorporated.
  *10.9  Asset Purchase Agreement, dated March 31, 1995, among the
          Registrant, Shane A. Chalke and Chalke Incorporated.
  *10.10 Stock and Note Purchase Agreement, dated September 25, 1990, as amended on September 20, 1994, among the Registrant and
          certain stockholders of the Registrant.
  *10.11 Series B Preferred Stock Purchase Agreement, dated September
          20, 1994, among the Registrant and certain stockholders of the
          Registrant.
  *10.12 Series C Preferred Stock Purchase Agreement, dated March 31,
          1995, among the Registrant and certain stockholders of the
          Registrant.
  *10.13 Amended and Restated Shareholders' Agreement, dated March 31,
          1995, among the Registrant and certain stockholders of the
          Registrant.
  *10.14 Amended and Restated Voting Agreement, dated March 31, 1995, among the Registrant and certain stockholders of the
          Registrant.
 +*10.15 Software License Agreement between the Registrant and Conning
          Asset Management Company, dated January 27, 1996.
  *10.16 Reseller Agreement between the Registrant and PFX(USA), Inc., dated June 22, 1993.
   11    Computation of income per common share.
  *16    Letter regarding Change in Certifying Accountant.

 EXHIBIT
   NO.                      DESCRIPTION                      PAGE
 -------                    -----------                      ----
 *21     Subsidiaries of the Registrant.
 *23.1   Consent of Hale and Dorr (included in Exhibit 5).
  23.2   Consent of Coopers & Lybrand L.L.P.
 *24     Power of Attorney.
  27     Financial Data Schedule.

- --------
* Previously filed.
+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.